Exhibit 99.15

PartyGaming

PartyGaming Plc Annual report 2007

Push for Growth

Overview
02	Overview
03	Our performance
04	Our games
06	Strategy
16	Chairman’s Statement
20	Chief Executive’s review

Business review
32	Review of 2007
54	Our markets
64	Our business – Products and brands
70	Customers
78	Operations
84	Our risks
88	Our values – Responsibility
90	Employees
93	Responsible gaming
97	Suppliers
98	Charity and community
100	Environment
101	Shareholders and other providers of capital

Governance
104	Board of Directors
106	Directors’ report
116	Remuneration report
125	Directors’ responsibility statement

Financial statements
128	Independent auditors’ report
130	Consolidated income statement
130	Consolidated statement of recognised income and expense
131	Consolidated balance sheet
132	Consolidated statement of cashflows
133	Notes to the consolidated financial statements
169	Company balance sheet
170	Company statement of recognised income and expense
170	Company statement of cashflows
171	Shareholder information
174	Notice of AGM
177	Glossary
179	Definitions

Key to our business
Throughout this report we have highlighted many parts of our business using a series of buttons from our gaming console.

Contents
Turn over leaf to reveal contents to this document and the key to our gaming console

Greater
balance.
Greater
opportunity.

PartyGaming Plc Annual report 2007

Overview
01

We have transformed PartyGaming into a more broadly-based business, one that is better positioned to take advantage of growth opportunities in a variety of markets.

Through our unique operating platform, adults can enjoy a broad range of games, using multiple languages, multiple-currency options and with the tools to ensure they have fun and play within their means. In 2008, we aim to take our winning strategy and push for growth.

PartyGaming Plc Annual report 2007

Overview
02

Overview

In this annual report we provide an open and transparent view of PartyGaming’s strategy, business operations, market environment, financial performance and prospects.

New in 2007

Throughout this report you will see our star icon. If you are already familiar with our history, this highlights some of the new things that have happened in 2007.

Some key facts about us

PartyGaming is the world’s leading listed online gaming company

The Company listed on the London Stock Exchange in June 2005 (ticker:PRTY)

Regulated and licensed by the Government of Gibraltar and the Alderney Gambling Control Commission, the Group has over 1,200 employees

We offer a full suite of the most popular online games including poker, casino and sports betting

New in 2007

Strong growth in revenue and Clean EBITDA

Expansion of multi-lingual capability

Launch of multi-currency (US$, £ and €)

Two acquisitions completed and fully integrated in casino

Integrated Gamebookers and PartyBets on to a single platform

Improved our casino games

Launched no download versions of poker and bingo

Forged alliances with several ‘blue chip’ companies

PartyGaming Plc
Annual report 2007

Overview
03

Our performance

Total revenue	Clean EBITDA#	Clean EBITDA# margin	Clean EPS#

+41%	+119%	24.4%	+300%
$457.8m	$111.7m		1.6c

►	A full reconciliation of Clean EBITDA to operating profit can be found within the ‘Review of 2007’ on page 33.

~	Including emerging games

*

Revenue from Continuing operations only (excludes Discontinued operations being those located outside of the US but which relate to customers in the US and which were terminated following the enactment of the Unlawful Internet Gambling Enforcement Act (‘UIGEA’) on 13 October 2006). Excludes non-recurring adjustment to revenue

#	Continuing Clean EBITDA/EPS before reorganisation costs, non-recurring adjustment to revenue, charges relating to share-based payments and release of tax provision

PartyGaming Plc Annual report 2007

Overview 04

Our games

Whether you are holding, folding, nudging, twisting, spinning or rolling, we have the game for you on our fully integrated, Party-branded platform.

Poker
(including emerging games)
Our largest business segment with key brands including PartyPoker, EmpirePoker and Noble Poker.

Poker revenue growth in 2007

+10%

2007

% of Continuing revenue	64%

% of Continuing Clean EBITDA	56%

Unique active players	924,700

Average daily revenue	$808,300

PartyGaming Plc
Annual report 2007

Overview
05

Casino
(including bingo)

Our greatest source of revenue growth in 2007, with over 50 different games offered on a number of different sites, including PartyCasino, CasinoKing and CasinoLasVegas.

Casino revenue growth in 2007

+188%

	2007
% of Continuing revenue	32%
% of Continuing Clean EBITDA	39%
Unique active players	534,600
Average daily revenue	$402,100

Casino fact file
Following the redesign of our roulette product, revenue from this single game increased substantially in 2007. PartyCasino is the largest online casino in the world.

Currencies	3
Languages	7
Amount wagered in 2007	$6.5bn

Sports Betting

PartyBets and Gamebookers offer odds on over 30 different sports as well as live betting on up to 40 different events a day.

Sports Betting revenue growth in 2007

+188%

	2007
% of Continuing revenue	4%
% of Continuing Clean EBITDA	3%
Unique active players	168,500
Average daily revenue	$44,000

Sports Betting fact file
Only 6% of the Group's poker players placed a bet on PartyBets in 2007 – this represents a major opportunity in 2008 and beyond.

Currencies	3
Languages	9
Amount wagered in 2007	$0.3bn

PartyGaming Plc
Annual report 2007

Overview
06

PartyGaming Plc
Annual report 2007

Overview
09

We remain committed to our proven strategy of growing the player base, localising the customer offer and broadening the product base, all whilst acting responsibly. Each element of the strategy, described over the following pages, is being implemented and is delivering strong growth in revenue and Clean EBITDA.

Localise the customer offer

Improve access to our games by making them available in different languages and currencies, as well as providing local promotions and customer support in local languages – all of which broaden their appeal.

To find out more go to page 10.

Act responsibly

Provide competitively-priced entertainment for adults in a safe and secure environment whilst ensuring that they know their limits and that gaming does not assume too large a role in their lives.

To find out more go to page 14.

Broaden the product base

Continue to provide new games developed internally and through licensing from third-parties to increase player activity and cross-selling across the Group's gaming platform.

To find out more go to page 12.

PartyGaming Plc
Annual report 2007

Overview
08

Strategy
Grow the player base

Recruit, retain and reactivate

PartyPoker

Recruit
Television advertising and advertiser-funded programming support our customer acquisition channels and also help to keep our brands in the minds of our customers, both new and old.
(extracted from our advertising campaign 'Everyone's playing')

How we do it

Adding players to our system is a key business metric. This is achieved through:

- Innovative marketing campaigns
- Leveraging an international affiliate network
- Forging alliances that provide access to large customer bases
- Improving player retention via promotions and loyalty programmes
- Continuing to add new and exciting games across all channels
- Excellent customer service in many languages

How we measure it

Growth in new player sign-ups*

+30%

Growth in unique active players*

+53%

*Across all of the Group's products 2007 vs 2006

PartyGaming Plc
Annual report 2007

Overview
09

PartyCasino
Mobile

Retain
Whilst currently a small part of our business, we believe that allowing players to play games on the move will help to keep them entertained and loyal to our brand.

Reactivate
A variety of different promotions are used to reactivate customers including bonuses as well as providing them with software CDs.

How we have performed

Quarterly revenue $m

2005
2006
2007
150
120
90
60
30
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4

Plans for 2008

- Improve the balance between each of our core marketing channels (online, offline, affiliates, tell-a-friend and alliances)
- Drive new player sign-ups coming through casino, bingo and sports betting, as well as poker
- Improve player conversion rates from visitors to our websites in to real money players
- Improve player retention through better loyalty programmes and an improved customer experience

PartyGaming Plc
Annual report 2007

Overview
10

Strategy
Localise the customer offer

Welcome, wilkommen, bienvenue...

Removing language barriers
We now offer gaming websites in 12 languages including German, French, Spanish and Russian.

How we do it

We make our games attractive to international customers by:

- Continuing to roll-out new languages
- Offering the ability to hold account balances and play games in different currencies
- Offering payments solutions that are popular and recognised in each territory
- Employing people that are atuned to the cultural differences of each country
- Developing alliances in different markets
- Providing multi-lingual customer support

How we measure it

Number of accounts held in € or £

325,000+

Percentage of European sign-ups opening non-US$ accounts*

26%

*Based on 45-day period to 25 February 2008

PartyGaming Plc
Annual report 2007

Overview
11

help

Customer support
Offering games in a different language is only part of the story. Our customer service teams now offer support in several languages including English, German, French, Russian, Spanish and Portuguese.

Currency of choice
Players now have the choice of holding their accounts in US dollars, pounds sterling or euros.

ELIZABETH·II·D·G·REG·F·D·2007
1 EURO
AMERICA
80237253 J

How we have performed

Quarterly split of revenue by region %

EMEA
Americas
Asia/Pacific
100
75
50
25
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2005
2006
2007

Plans for 2008

- Target new geographic markets where regulations permit
- Continue to localise our product offering and promotions
- Increase the number of games available in different languages
- Improve the customer service offering in different languages
- Develop new alliances in major territories
- Recruit more internationally-based affiliates
- Add localised payment mechanisms, making our games more accessible in international markets

PartyGaming Plc
Annual report 2007

Overview
12

Strategy
Broaden the product base

More games, more fun, more revenue

New games
Whilst we continue to develop new games in-house, we also licence games from third-parties. In 2007, we formed an alliance with Sporting Index and now offer fixed odds UK horse racing on PartyBets and Gamebookers.

How we do it

Deciding which games we should add and where we should focus resources is achieved by:

- Listening to what our customers want
- Identifying games to cross-sell to existing customers
- Identifying whether we have the expertise to develop certain games in-house. If not, see if the game already exists and whether it can be licensed at acceptable cost
- Recruiting personnel with an expertise in that game to oversee the game's development

How we measure it

% of players playing more than one game

2005
2006
2007
40
35
30
25
20
15
10
5
0
Oct 05
Nov 05
Dec 05
Jan 06
Feb 06
Mar 06
Apr 06
May 06
Jun 06
Jul 06
Aug 06
Sep 06
Oct 06
Nov 06
Dec 06
Jan 07
Feb 07
Mar 07
Apr 07
May 07
Jun 07
Jul 07
Aug 07
Sep 07
Oct 07
Nov 07
Dec 07

PartyGaming Plc
Annual report 2007

Overview
13

NEW

New brands
Through a number of licensing deals done in 2007, several new slot machine games, including Saturday Night Fever, will be launched in 2008.

New features
Adding features and improving existing games is central to ensuring our customer offer remains fresh and competitive. In 2007 much of our casino software, including roulette, was improved and relaunched, resulting in a substantial uplift in performance.

How we have performed

Quarterly mix of revenue by product %

Poker
Casino
Sports Betting
100
75
50
25
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4
2005
2006
2007

Plans for 2008

- Add a new product to the Group's games portfolio
- Continue to update and improve all of our existing games
- Introduce and promote new branded slot machines
- Increase the number of players playing more than one game
- License more brands for our casino games

PartyGaming Plc
Annual report 2007

Overview
14

Strategy
Act responsibly

Knowing when to fold

18
TODAY

Age verification
Only adults are permitted to play on our real money sites. Wherever practicable we employ third-party databases to verify the identity and age of our customers.

How we do it

Our responsible approach can be seen in a variety of different ways:

- Using third-party databases to verify age and identity of our customers
- Helping customers to manage their gaming behaviour
- Funding problem gambling organisations such as RIGT
- Testing all games regularly for fairness
- Seeking to encourage suppliers to adopt high standards of responsibility
- Training our customer-facing staff on responsible gaming and anti-money laundering
- Conducting GoodCorporation review of policies and procedures

How we measure it

Our standards are independently tested and verified, not just by regulators but also by GamCare.

GAMCARE CERT

PartyGaming Plc
Annual report 2007

Overview
15

Fair play
A rigorous process of product and systems development, including extensive testing both internally and by independent agencies, ensures our games are fair and secure.

STOP

Responsible gaming
Self-exclusion tools, deposit limits, staff training as well as strict government regulations and licensing conditions are all designed to provide a safe and secure gaming environment for our customers. Win or lose, we want all our customers to have fun.

A responsible approach

In addition to our GamCare certification, the Group continues to promote the 'Know your limits' and 'gambleaware' campaigns.

KNOW YOUR LIMITS

gambleaware.co.uk

Plans for 2008

- Full roll-out of a new training programme on responsible gaming for all employees
- Give between 0.20% and 0.25% of 2007 Clean EBITDA to charitable organisations and extend our pro bono scheme to new offices
- Improve our approach to responsible gaming by funding specialist research
- Continue to raise standards of responsible gaming across our business and the industry

PartyGaming Plc
Annual report 2007

Overview
16

Chairman’s
statement

This has been a successful year of transformation for PartyGaming. Having faced huge challenges following the loss of three quarters of our business due to the change to US law in the final quarter of 2006, we focused on reducing our dependence on poker to become a multi-currency, multi-product and multi-lingual online gaming company. This transformation did not interrupt our drive to expand the business and in 2007 we grew numbers of players, revenue and Clean EBITDA.

We also maintained our industry leadership and established a strong platform for PartyGaming’s future by continuing to execute our stated business strategy. This Annual Report for 2007 details our achievements, provides informative insights into the day-to-day running of PartyGaming and demonstrates how we strive to maintain high standards and protect the valuable bonds of trust we have earned and established with our customers and other stakeholders.

Our management and employees faced a very tough and demanding schedule for 2007. They did not disappoint; they started the year at a fast pace by acquiring and integrating the trade and assets of two online casinos, EOL and IOG, as well as launching PartyBets and by aggressively pursuing new customer sign-ups.

PartyGaming Plc
Annual report 2007

Overview
17

As well as rebuilding our customer base, we applied the finishing touches to our multi-currency and multi-lingual functionality before taking them out to the marketplace. We also introduced a number of improvements to the existing product range to cater for the different demands of a more international customer base. Poker remains the core of our business, but our casino business, PartyCasino in particular, stood out as the biggest success in 2007. By creating a more European look and feel to roulette and the introduction of more slots, complete with better graphics and technological enhancements, our casino business has thrived.

The company that you keep is always a powerful testament to the quality and standing of your business. During the second half of 2007 we formed a number of strategic alliances with blue chip companies. The first of these was with ITV, the UK’s oldest and largest terrestrial commercial broadcaster to which we now provide a full suite of online gaming brands including ITV Bingo, Emmerdale Bingo, ITV Casino and Friends Reunited Poker.

Joining forces with the interactive side of the English Football League provided access to fans of over 70 different clubs whilst teaming up with Sporting Index enabled PartyBets to offer its customers a full fixed odds UK horse racing service. Internationally, the popularity of poker in Germany saw us create a free-play online poker school with the interactive subsidiary of RTL, Europe’s largest entertainment and media group.

These alliances have been forged on more than just our operational business credentials. Every alliance is also founded upon our gold standard approach to socially responsible gaming and regulatory compliance.

Protecting the vulnerable and preventing underage gambling are things that are enshrined within our business philosophy. In 2008 we will take a further step forward by ensuring every employee takes a course in Responsible Gambling Awareness. This is in addition to the many other existing training schemes that together support our regulatory and licensing compliance. It also means that we can continue to lead the online gaming industry’s standards for legitimacy, integrity and responsible behaviour.

PartyGaming Plc
Annual report 2007

Overview
18

Chairman’s
statement

Taking a responsible approach is also a key theme in the way the Group manages its regulatory compliance. We have deliberately chosen a more conservative path for compliance than certain of our competitors. Whilst this may result in lower revenue growth in the short-term, we continue to believe that it will reap greater long-term benefits for shareholders. As part of this process, in June 2007 we announced that we had voluntarily approached the US Department of Justice (‘DoJ’), having become aware that it was actively looking at our industry. Our position has always been that we respect the laws of the US, most powerfully demonstrated by our decision to cease immediately from taking deposits and wagers from customers based in the US following the enactment of the UIGEA, a position that a number of competitors continue to ignore. As at the date of this document, our discussions with the DoJ are ongoing and as a Board we are focused on removing any uncertainty regarding possible legacy issues associated with the Group’s activities prior to 13 October 2006. A successful conclusion to these discussions is one of our key strategic objectives for 2008.

Management
All of PartyGaming’s achievements were made possible by strong leadership and by the great vision of our executive management team, led by Mitch Garber, Chief Executive Officer, and Martin Weigold, Group Finance Director. The work ethic, professionalism and dedication of all our 1,200 employees, remain at the highest levels.

Mitch, who orchestrated and led the transformation of PartyGaming following the UIGEA, has decided not to extend his contract beyond May 2009. As CEO, Mitch’s business acumen, drive and enthusiasm has permeated the organisation and primed it for future growth. Mitch will continue as CEO to ensure an orderly transition to his successor. Whilst saddened by his decision, we are confident about appointing a suitable replacement before Mitch’s contract expires and want to thank him for his enormous contribution to the Group.

During the year we were sorry to see the departure of Lars Berg, who provided invaluable contributions as an Independent Non-Executive Director since before our stock market flotation in June 2005 and we wish him well for the future. His place on the Board was filled by Tim Bristow, who has a great deal of experience in finance and as Chief Executive Officer of Gibtelecom Limited, Gibraltar’s primary telecommunications provider. Tim was also formerly the Financial and Development Secretary of Gibraltar and previously a Director at the National Audit Office, in London.

PartyGaming Plc
Annual report 2007

Overview
19

In addition, I am delighted that we were able to appoint four further Non-Executive Directors to the Board in the final month of 2007. They are Stephen Box, former Finance Director of National Grid, who is also a member of the UK’s Financial Reporting Review Panel, Lord Moonie, who has great experience in the political and technology arenas, John Davy, who has built a series of successful leisure businesses during the last 25 years, and Emilio Gomez, who has had a successful career in financial services.

Dividends
Whilst the Group has recovered well following the enactment of the UIGEA, the Board believe that it was inappropriate to pay an interim or final dividend in 2007 but continues to keep this position under review.

Outlook
As the Group has expanded in non-US markets in the aftermath of the UIGEA and broadened its reach, our employees have continued to adapt and innovate both in response to as well as in anticipation of structural, regulatory and technological change. Such attributes are rarely found in such abundance across a company’s workforce and it is this, together with the Group’s strong brands and technical knowhow, that supports the Board’s confidence in the Group’s prospects for 2008.

PartyGaming Plc Annual report 2007

Overview 20

Chief Executive’s business review

“Being dynamic, innovative and flexible are not just buzz words plucked from a management text book, they are pre-requisites for long-term success.”

New in 2007

Key achievements in 2007

Strong growth in revenue and Clean EBITDA

Acquisitions from EOL and IOG

Integration of Gamebookers and PartyBets

No download version of Casino and Bingo

Alliances with ITV, the English Football League, Sporting Index, Paramount and RTL

Successful implementation of ERP management tool

►	For further details of developments in 2007, go to ‘Review of 2007’ on page 32.

Introduction

Since becoming Chief Executive Officer of the Company in April 2006, I have had the pleasure to meet a variety of stakeholders including investors, politicians, government officials, regulators, business partners and journalists. Whilst the topics covered by those discussions have varied, our approach to communication has been consistent: we tell it as we see it. In this Annual Report we have again tried to remain loyal to this approach. We have of course highlighted our successes, but we also acknowledge that we do not always get everything right. However, as our results for 2007 have shown, the Group is performing well and I believe is well placed to meet its long-term objectives.

My decision not to extend my contract beyond May 2009 was a difficult one. However whilst there is never a good time to leave a company as CEO, I personally take great pride in the fact that the Company is delivering on its business strategy and is in great shape to exploit its full potential in the future. By notifying the Board now of my longer term plans, together we can ensure that the hand-over to my successor can be achieved smoothly and without disruption.

Our objectives in context

‘Delivering long-term growth and attractive returns for our shareholders’ is a statement of intent that can be found in many annual reports and corporate documents. As we are also competing for capital, it is perhaps not surprising that we too have similar objectives. For investors, identifying companies that have consistently achieved these goals can be a strong indicator for those that might be expected to achieve them in the future. But life is of course more complex – what about companies like ours that are relatively young or operate in a highly dynamic market? I believe that an ability to seize opportunities and react quickly to changing circumstances are also important investment criteria. In our own sub-sector of the internet economy, being dynamic, innovative and flexible are not

PartyGaming Plc Annual report 2007

Overview 21

just buzz words plucked from a management text book, they are prerequisites for long-term success.

2007 marked the Group’s second anniversary as a listed entity. It would be an understatement to say that there have been highs and lows during that period. Our biggest challenge came in 2006 with the effective closure of the Group’s then largest geographic market and the consequent loss of roughly three quarters of Group revenues overnight. But, rather than triggering the collapse of our business, I believe that our response to the enactment of the UIGEA in the US might actually be seen in future years as a defining moment in the Company’s history. Despite losing the majority of our revenue, our business has not only survived, it has thrived in 2007.

This performance needs to be seen in context. Online gaming is a truly global and dynamic market, one with a large number of operators. The barriers to entry are low but we believe the barriers to success are high. It is also a market that many governments are looking to restrict in order to protect indigenous monopolies. Although they claim that the primary objective is to protect the general public, their actions in most cases are not consistent with their stated gaming policy.

These characteristics make for a highly challenging business environment. However, I believe our business strategy and approach to delivering that strategy are already bearing fruit, as evidenced by our financial results in 2007.

Our strategy

Despite the need to effectively repackage and relaunch our business, there has been no change of strategy: we had already chosen a course that would withstand the greatest of challenges. The Group’s performance post-UIGEA is a testament to the robust nature of the strategy. Revenue growth is at the heart of our objectives, but it can only be translated into long-term shareholder value if delivered at both acceptable cost and risk. Our business model comprises a number of key revenue drivers but which essentially can be distilled down into three elements: (i) the number of active players we have; (ii) how often they play; and (iii) the amount of revenue they generate each time they play. Whilst the inter-relationship between our revenue and our Key Performance Indicators (‘KPIs’) is complex, the key dynamics can be illustrated by the diagram below.

PartyGaming Plc Annual report 2007

Overview 22

Chief Executive’s business review

The Group’s strategy is focused on growing revenue and Clean EBITDA whilst ensuring that such growth is achieved within acceptable parameters of risk and a framework of legal and regulatory compliance. The four individual business strategies that we have identified to achieve the long-term objectives are as follows:

>	Grow the player base

>	Localise the customer offer

>	Grow the product base

>	Act responsibly

Grow the player base – PartyGaming has continued to deliver strong growth in its active player base by growing new player sign-ups and improved trends in player retention. Whilst the popularity of online gaming is relatively low when compared with the total for all types of gaming, it is one of the fastest areas of growth.

Not all markets have the same growth potential. Differing regulatory approaches mean that we have chosen not to accept new customers from a large number of countries. In this context, the Group’s continued growth in the number of active players is even more impressive. It has been achieved through the continued exploitation of traditional marketing channels such as online and offline marketing, as well as affiliates. In 2007, we added a further channel through a series of business alliances with leading companies around the globe. Using their brands, products or media we hope to be able to expand our reach even further.

Mergers and acquisitions have also proven to be a helpful source of new customers although such deals must first meet our strict financial and strategic criteria.

Localise the customer offer – At the beginning of 2006, all of the Group’s online games were conducted in one language (English) and one currency (US dollars). Today our Party-branded, integrated systems platform offers websites in up to 12 languages and also the opportunity to play games in US dollars, pounds sterling and euros. Reducing barriers for international customers helps to improve the appeal of our games, as does the development of localised promotions such as on national sporting events.

Broaden the product base – The Group already offers a full suite of the most popular games online, including poker, casino, bingo and sports betting. However, continuing to add new games is important for retaining players and maintaining the appeal of the customer offer. While we continue to develop games in-house, the strength of the Group’s operating platform, payments technology and international marketing reach now means that the Group can license games and associated products from third-parties at commercially attractive rates.

Act responsibly – Being responsible is an essential element of doing business and maintaining our corporate reputation. Being the world’s leading listed online gaming company requires more than just good systems and a snappy marketing campaign. You need to instil trust and confidence, not just in your players, but also in business partners and regulators around the globe. Ensuring that our players can have fun in a safe and secure environment is priority number one for us.

►	For further details on the latest estimates of market growth, see ‘Our Markets’ on page 54.

PartyGaming Plc Annual report 2007

Overview 23

That means constantly looking at how we can improve standards of responsibility. Whilst the vast majority of our customers enjoy playing games with us, a small minority can find themselves in a position where gaming may be assuming too large a part of their lives. The recent prevalence study in the UK estimated that the proportion of the UK population that may have problems with their gambling was 0.6%1. A separate study by Harvard Medical School identified a similar proportion of around 1% of a large sample of online betting customers that displayed what may represent excessive gambling patterns2. While problem gambling appears, on the basis of the recent evidence, to be a small problem in relative terms, the Group takes its responsibility in this area very seriously and continues to enhance its tools and processes to help players recognise the signs of problem gaming and provide them with information about where they can obtain help.

Just as important is ensuring that children are protected. Our real money games are for adults only and we have put in place a rigorous procedure to verify the identity and age of customers before they play. We also encourage parents and guardians to keep their own log-in and payment details confidential to prevent possible misuse by children. While such occurrences are extremely rare, we are determined to keep it that way.

Delivering the strategy
Our business is still relatively young and we have maintained much of the entrepreneurial spirit and flair that has been such a prime factor behind the successes achieved to date. However, as a listed public company this needs to be harnessed within the parameters of strong corporate governance and business ethics. As described later in this document under ‘Our Values – employees’, we have developed a management framework that balances the need for compliance and control with the hunger to innovate and secure competitive advantage. Our business approach has always been founded upon individual responsibility. Through a new organisation chart and revitalised management communications, we now have a much improved structure, one that fosters idea generation and innovation and which also identifies issues affecting the business at an early stage. Striking the right balance of these sometimes conflicting objectives is vital for long-term success.

Managing this relationship, the Group’s Executive Committee meets weekly and a wider group of senior managers across the business meets monthly to develop new ideas as well as identify and address current business issues. Another team of senior managers is tasked with considering the issues that are likely to affect the business over the longer term and

1	‘The British Gambling Prevalence Survey 2007’ – Wardle, Sprotson, Orford, Erens, Griffiths, Constantine and Piggot.

2	‘Assessing the Playing Field – A prospective longitudinal study of internet sports gambling behaviour’ – LaBrie, LaPlante, Nelson, Schumann and Shaffer – Harvard Medical School, Boston.

PartyGaming Plc Annual report 2007

Overview 24

Chief Executive’s
business review

twice-a-year the top 50 managers in the business attend a strategy day in Gibraltar to share ideas and provide input to help shape the Group’s future strategy and plans. This structure is not only delivering strong financial results but also identifying growth opportunities.

Measuring our success

PartyGaming was effectively relaunched on 13 October 2006 and so, in its new form, could be deemed to be just over a year old at the end of 2007. It is in that context that I believe that the performance of the business in operational terms over that short period has been outstanding. The Group has grown its continuing revenue at an impressive rate by driving the key elements of our business model, namely number of players and yield per active player day.

Number of players

The growth in two of our KPIs, namely new player sign-ups and active players, has continued to be impressive. This is despite the relatively conservative stance taken by the Group not to take bets from a number of territories, some of which are large online gaming markets where competitors are active, but which we believe remain unattractive given concerns over regulatory or operational risk. Growing the player base through the continued exploitation of existing and new marketing channels, technologies and payment mechanisms has ensured that the Group has stayed ahead of the competition in terms of new player sign-ups.

While the rate of growth in new player sign-ups in any individual territory can be expected to decline over time, the impact on overall growth will be mitigated by the opening up of new territories through increased penetration of broadband and the recognition by governments of a need for a proper regulatory framework for online gaming. The addition of multi-currency and multi-lingual versions of our games in order to localise the customer offer has also helped to broaden the international appeal of our games.

How new player sign-ups translate into numbers of active players is influenced by our ability to retain players and maintain their interest in playing games online. We already know that more than three quarters of new player sign-ups can, on average, be expected to stop playing after 12 months. While absolute rates of retention may vary slightly by territory, the pattern over time is broadly the same, irrespective of the geographic location of the player.

Marketing initiatives through reactivation campaigns as well as the introduction of new distribution channels and broadening the product base through the addition of new products and features, help to keep players interested and mitigate the impact of ‘player attrition’ on activity levels and therefore on revenue. The sheer volume of players involved means that even small increases in player retention can result in significant financial benefits for the Group. However, the addition of more recreational or ‘casual’ players means that we expect the trends in player retention will continue to decline gradually over time.

PartyGaming Plc Annual report 2007

Overview 25

Player yield

How much revenue players generate every time they play is an important variable in the revenue equation and is driven by several different factors including frequency of play, the variety of games played and the overall experience of players. The continued growth in the number of casual players, who tend to play and spend less than more experienced players, means that as the player base expands, the average yield per active player day can be expected to decline. Countering this influence, however, is the fact that experienced players have tended to increase their spend over time, particularly in poker as they improve their playing skills, which acts as a positive influence on yield.

Another positive impact comes from increased cross-selling of our games. By getting players to play more than one game, we can increase our share of their leisure spend and increase average yield. This is another reason for broadening the product base – not only does this keep existing players interested, it can result in players spending more with us rather than on other leisure activities. Changes in each of these metrics, together with the changing inter-relationship between them over time means that the revenue equation is complex.

During 2007, we delivered impressive growth in revenue and Clean EBITDA. This performance was delivered whilst ensuring that our business model was sustained and that short-term financial performance was not achieved at the expense of acting responsibly. We continue to invest large amounts of time, effort and capital in developing our systems and processes for player security, age verification and responsible gaming. Our firm belief is that by increasing the trust and confidence of our players, as well as governments and regulators, our investment in this area will deliver real long-term value for the Group.

Managing regulatory compliance

The online gaming industry is one that is seen as being ‘controversial’ in many territories and in most countries the reality is that a legislative and regulatory framework is simply not in place to address this rapidly growing industry. As a result, in addition to managing the conventional business risks faced by companies, the Group spends a great deal of time and effort monitoring the regulatory and legal position in countries where it has customers, as well as countries where it believes there is potential to generate revenue in the future. Shifts in the regulatory or political stance in individual territories and our response to that shift can have a material impact, either positively or negatively, on the Group’s financial performance.

Drawing upon the Group’s network of legal and political advisers, the Group has established a Regulatory Committee that meets formally on a regular basis to review developments in key markets around the world and review the Group’s stance towards them in the light of regulatory as well as political developments. As well as the CEO and Group Finance Director, the Committee also includes other key members of the management team. This ensures clear and prompt communication of any changes to the Group’s approach in any territory and that the implications of any such change are understood.

PartyGaming Plc Annual report 2007

Overview 26

Chief Executive’s
business review

Managing our people
The transformation of our business over the past 18 months has been phenomenal. Our employees’ response has been no less remarkable. Having shed over 40% of the workforce, we reorganised and put in place a new structure to better reflect the new mix of our business, both in terms of product as well as geography.

Our management style has always been one where individuals are charged with a high level of responsibility and where everyone is expected to work hard and deliver results. The dynamics of the online gaming market require that individuals are expected and encouraged to use their initiative but within an appropriate framework of management controls and procedures. Such an environment does not suit everyone, but we aim to ensure that for those that are up to the challenge, the rewards are worth the effort. All of our employees have a stake in the Company, either through nil-cost or fair market value options and so their financial rewards are highly geared to performance.

But working at PartyGaming is not just about financial rewards. We continue to attract and retain some of the best people - not just because we pay well but because we also offer a dynamic, challenging and exciting place to work where there are opportunities to make a real and valuable contribution and where that contribution will be recognised. As a result, our management pool comes from a variety of different industries that combine to create an eclectic and powerful mix of management expertise. I believe that such breadth and depth will prove to be a defining factor as the Group seeks to extend its lead over the competition.

Current trading and outlook
The Group announced its fourth quarter key performance indicators and trading update on 30 January 2008. Taking into account the reclassification of certain revenues, as highlighted in ‘Review of 2007’, the trading data for the four weeks ended 28 January 2008 was as follows: average gross daily revenue was $1,708,100. In poker, new player sign-ups averaged 1,341 per day and there were on average 66,760 active players per day, generating average gross daily revenue of $1,037,300. In casino, average gross daily revenue was $598,600 while in sports betting, gross win per day averaged $72,200 per day.

In the following five weeks, ended 3 March 2008, average gross daily revenue increased to $1,776,200, a 4% increase over January. While growth in net revenue has been lower than expected, Clean EBITDA, our primary measure of financial performance, is in line with expectations and the Group remains confident about the full year outlook. In poker, new player sign-ups averaged 1,428 per day and there were on average 67,582 active players per day, generating average gross daily revenue of $1,025,000. Having peaked at 19% in the fourth quarter of 2007, fair value adjustments to revenue including bonuses and PartyPoints as a percentage of gross poker revenue are expected to return to between 12% and 13% of gross poker revenue during the second quarter of 2008. In casino, average gross daily revenue had increased to $653,200 per day while in sports betting, gross win per day had increased by 36% to $98,100 per day.

Income from territories within the EMEA region continues to grow rapidly. The latest actions by the European Commission should help to promote the creation of a level playing field in key European markets thereby providing further opportunities for the Group. Having established a presence on the ground in Asia, we are continuing to explore several initiatives in the region and believe that these will ensure we are well placed to take full advantage of changes in the regulatory environment, as and when they occur.

PartyGaming Plc Annual report 2007

Overview 27

While the legislative and market dynamics in many countries around the world mean that it continues to be difficult to predict the macro-economic environment over the medium-term, it is clear that online gaming remains an increasingly popular leisure pursuit among adults around the world and that this trend is expected to continue.

Key objectives for 2008
I believe that our performance in 2007 and the first few weeks of 2008 represent strong evidence that we have the right strategy in place and that it is being executed effectively. That said, we are not complacent. While comfortable that each of the four elements of our business strategy are the right ones to achieve our long-term objectives, we continue to believe that we can improve our execution of the operational steps to implement the strategy as well as the impact it can have on our financial performance.

Our key objectives for 2008

Continue to grow revenue and Clean EBITDA

Reach a satisfactory conclusion to our discussions with the DoJ

Encourage regulation rather than prohibition of online gaming throughout the world

Broaden the number of marketing channels open to the Group

Increase the number of new player sign-ups via casino, bingo and sports betting as well as poker

Add new and exciting games and products to our customer offer

Continue to drive cross-selling across the Party-branded platform

Improve the conversion rate of visitors to our sites into customers

Invest in new and existing player retention initiatives

Conclusion
In this Annual Report we have aimed to highlight the Group’s ability to meet its long-term objectives and deliver revenue growth and attractive returns for shareholders. I believe that we are now better placed to achieve these objectives than at any time in the Company’s history. Our business is probably more complex than ever before and our marketplace is as dynamic as ever. However, we are now more broadly-based in terms of product and geography than ever before and have in place an organisational structure that can meet these challenges over the short, medium and longer term.

Our success will continue to be driven by exploiting the entrepreneurial flair and talent of our people, whilst at the same time managing the ever changing requirements for regulatory compliance. We have the expertise, we have the brands and we have the desire to achieve our goals. The Board and I remain excited about the Group’s prospects for 2008 and beyond.

PartyGaming Plc Annual report 2007

Overview 28

New alliances are adding extra impetus to our performance. 'Blue chip' companies trust us to generate additional revenue using their brands, products or media.

These alliances bring additional players to our customer base and new revenue-earning opportunities to our business.

White labels

We enable companies to brand their own online gaming operation. We supply the games, payments and customer service; they supply the brands and offer them through their own online sites.

To find out more go to page 30.

Super affiliates

This option allows third-party websites to offer their users the opportunity to click through to our suite of games and access any Party brand.

To find out more go to page 76.

Brand licensing

This is about using well-known brands owned by the likes of Hollywood studios and media companies for games developed by us and offered through our gaming channels.

To find out more go to page 62.

PartyGaming Plc Annual report 2007

Overview 29

New
alliances.
New
channels.

Product licensing

We don’t have a monopoly on good ideas, so we have created a structure using someone else’s games but with our brands and on our gaming platform.

►	To find out more go to page 82.

PartyGaming Plc Annual report 2007

Overview 30

Friends Reunited Poker
Adam
Alison
Mixing our great games...

PartyGaming Plc Annual report 2007

Overview 31

White labels

Alliance	ITV
Method	Our games, their brands, their media
Brands	ITV casino, ITV bets, ITV poker, ITV bingo Friends Reunited Poker, Emmerdale Bingo

"PartyGaming was the natural choice for us when we decided to leverage our already strong brands in the online gaming sector."

Jeff Henry, Managing Director – ITV Consumer

itv

Emmerdale
14
20
10
7
11
28
15
25
33
53
66

...with great brands

PartyGaming Plc Annual report 2007

Business review 32

Review of 2007

Financial summary

US$ million	2007	2006

Net revenue#

Poker	295.0	268.4

Casino	146.7	51.0

Sports Betting	16.1	5.6

Net revenue before non-recurring item	457.8	325.0

Non-recurring adjustment to net revenue	18.2	—

Net revenue – Continuing operations	476.0	325.0

Discontinued operations~	—	779.9

Total net revenue	476.0	1,104.9

Clean EBITDA^

Poker	62.4	39.1

Casino	43.6	15.9

Sports Betting	3.4	(1.6)

Unallocated Corporate	2.3	(2.5)

Clean EBITDA – Continuing operations*	111.7	50.9

Discontinued operations~	(24.7)	499.8

Total Clean EBITDA	87.0	550.7

Operating profit (loss) – Continuing	5.3	(77.6)
Profit (loss) before tax – Continuing	6.7	(77.4)
Profit (loss) after tax – Continuing	13.9	(83.4)

Continuing Basic EPS (cents)	0.3	(2.2)

Continuing Clean EPS* (cents)	1.6	0.4

#	During 2007 $9.6 million has been derived from deposit, withdrawal, inactive fees and similar items.

~	Operations located outside of the US but which relate to US customers and were terminated following the enactment of the Unlawful Internet Gambling Enforcement Act (‘UIGEA’) on 13 October 2006.

^	Prior year comparatives have been restated to reflect a change in the allocation of marketing costs between business segments.

*

EBITDA/EPS before reorganisation costs, non-recurring adjustment to revenue, charges relating to share-based payments and release of tax provision (see reconciliation of Clean EBITDA to operating profit below).

PartyGaming Plc Annual report 2007

Business review 33

Results – Group
(including Discontinued operations)
Continuing operations grew revenue, before a non-recurring item, by 41% to $457.8 million reflecting strong growth, particularly in Europe. Total revenue was down 57% to $476.0 million (2006: $1,104.9 million) due to the termination of all real money games to players based in the US from 13 October 2006.

Total administrative expenses fell by 13% to $304.4 million, as a result of reduced costs following the enactment of the UIGEA, including a 41% reduction in the workforce.

Total distribution expenses fell by 46% to $195.3 million. This reflected lower media spend as well as substantially reduced payments to affiliates in respect of players located in the US. These savings were partially offset by increased marketing spend in non-US markets and an increase in webhosting and technical services costs.

Discontinued operations incurred a loss at the Clean EBITDA level of $24.7 million (2006: Clean EBITDA of $499.8 million) due to certain costs associated with the termination of all real money games to customers located in the US. The primary components of these costs related to legal costs associated with the ongoing discussions with the Department of Justice (‘DoJ’) in the US, part of which may be recoverable under the Group’s insurance arrangements, and the write-off of committed marketing expenditure relating to contracts entered into before the enactment of the UIGEA for which no benefit to the Group arose.

Taking into account all of these factors, total operating profit moved into a loss of $20.7 million and the Group made a loss before tax of $19.3 million (2006: profit of $138.9 million). The fall in profit after tax to $41.6 million (2006: $128.4 million) was mitigated by a tax credit arising from a reduction in the provision for corporate income tax (see note 7 to the consolidated financial statements on page 145).

Total Clean EBITDA fell by 84% to $87.0 million (2006: $550.7 million) reflecting the loss of US revenue versus the prior year. Total Clean EPS fell from 12.9 cents to 1.0 cent per share and Total Basic EPS fell to 1.0 cent (2006: 3.4 cents).

The table below provides a reconciliation of the movements between Clean EBITDA and operating profit after including Discontinued operations.

Reconciliation of Clean EBITDA to operating profit

Year to 31 December	2007 $ million	2006 $ million

Clean EBITDA* – Continuing operations	111.7	50.9

Depreciation	(23.6)	(20.3)

Amortisation	(21.7)	(10.1)

Share-based payments	(79.3)	(90.9)

Non-recurring adjustment to revenue	18.2	—

Operating profit (loss) from Continuing operations before reorganisation costs	5.3	(70.4)

Operating (loss) profit from Discontinued operations before reorganisation costs#	(26.7)	459.5

Operating (loss) profit before reorganisation costs	(21.4)	389.1

Reorganisation income (costs)	0.7	(250.4)

Total operating (loss) profit	(20.7)	138.7

Continuing Clean earnings per share* (cents)	1.6	0.4

Continuing Basic earnings (loss) per share (cents)	0.3	(2.2)

Total Clean earnings per share* (cents)	1.0	12.9

Total Basic earnings per share (cents)	1.0	3.4

*	EBITDA/EPS before reorganisation costs, non-recurring adjustment to revenue, charges relating to share-based payments and release of tax provision.

#	After charging share-based payments of $2.0 million (2006: $22.3 million) and depreciation and amortisation of $nil (2006: $18.0 million) to Discontinued operations.

PartyGaming Plc Annual report 2007

Business review 34

Review of 2007

To provide a clearer picture of PartyGaming’s Continuing operations and in compliance with relevant accounting standards, the financial results for both 2007 and 2006 are for Continuing operations only (comprising revenues and costs associated with customers located outside the US) with Discontinued operations (operations located outside of the US but which relate to customers in the US and were terminated following the enactment of the UIGEA on 13 October 2006) included as a single line in the income statement after profit (loss) after tax from Continuing operations. Full details of the consolidated performance of Continuing and Discontinued operations are contained in the financial statements and the accompanying notes on pages 128 to 170 of this document. All references to financial performance or key performance indicators throughout the remainder of this document refer to the continuing non-US facing business only, unless otherwise stated.

Results – Continuing operations
The Continuing operations delivered a solid performance in 2007 with net revenue up 41% to $457.8 million (2006: $325.0 million). While this did include certain items that had previously been netted from costs; totalling $9.6 million, like-for-like growth was still 38% year-on-year. As a result of events occurring in the latter part of 2007, there was a non-recurring reversal of a creditor in the Group’s balance sheet, the charge for which had historically been netted from revenue. As a result there has been a corresponding credit to 2007 revenue of $18.2 million. This adjustment is non-cash and non-recurring in nature. All revenue figures in the following segmental analysis represent net revenue before the benefit of this non-recurring credit. Further details are provided in note 3 to the financial statements on page 142.

Clean EBITDA from Continuing operations grew strongly in 2007, up by 119% over the previous year to $111.7 million (2006: $50.9 million), driven by strong revenue growth across all business segments. While Poker remains the Group’s most important individual business segment in terms of revenue and profit, representing 64% of Continuing revenues (2006: 83%) and 56% of Clean EBITDA (2006: 77%), the product split of the Group’s revenue and EBITDA is becoming more broadly-based, in line with our strategy. Operating profit before reorganisation costs increased substantially over the prior year to $5.3 million, up from a loss of $70.4 million also due to the strong growth in revenues across all business segments.

PartyPoker continues to dominate the Group’s poker business and in 2007 poker revenue grew by 10% to $295.0 million (2006: $268.4 million). This was a strong performance given a number of factors that impeded growth during the year, including the migration of a number of high value players to competitor sites that continue to accept players based in the US, strong cross-selling of the Group’s other gaming products to its poker customers, which consequently reduces the amount of time they spend on poker, as well as the Group’s decision to cease taking bets from customers in certain jurisdictions following regulatory developments in those markets. Clean EBITDA from poker increased by 60% to $62.4 million (2006: $39.1 million), driven by the growth in poker revenue, particularly in Europe.

PartyGaming Plc Annual report 2007

Business review 35

The casino business has again delivered a very strong performance in 2007 with revenue growth up 188% to $146.7 million (2006: $51.0 million). This was driven by the acquisition of certain casino assets from EOL and IOG in January 2007 as well as a substantial improvement in the quality of the Group’s PartyCasino software. Clean EBITDA increased strongly by 174% to $43.6 million (2006: $15.9 million).

Sports Betting also grew strongly during the year with revenue up by 188% to $16.1 million (2006: $5.6 million) and Clean EBITDA of $3.4 million (2006 loss of $1.6 million). This reflected a full year contribution from Gamebookers which was acquired in August 2006, as well as increased betting volumes following the launch of PartyBets.com.

The operational gearing inherent in the Group’s business model meant that the Group’s Continuing Clean EBITDA margin increased from 15.7% in 2006 to 24.4% in 2007.

Operating profit before reorganisation costs from Continuing operations was $5.3 million versus an operating loss of $70.4 million the previous year reflecting the strong growth in Clean EBITDA, a reduced share-based payments charge and a non-recurring adjustment to revenue of $18.2 million, further details of which are set out in note 3 to the financial statements.

Regulation
The dynamic and relatively nascent nature of the online gaming market means that effective management of operational risk and regulatory compliance is an important ongoing process for the Group. During 2007 there have been a number of regulatory developments in some of the Group’s major markets as well as in other territories, including the US. While PartyGaming no longer accepts deposits or bets from players located in the US, developments there continue to be important because of their potential impact on the Group’s longer-term prospects and because of the possible ramifications in other territories.

Immediately upon the enactment of the UIGEA on 13 October 2006, PartyGaming stopped customers in the US from playing or making deposits on any of the Group’s real money sites. This is despite the fact that a number of other online gaming companies have chosen to continue to offer real money games to customers in the US. During 2007, legislative proposals were introduced in the US that seek to move away from prohibition towards a properly regulated framework for online gaming in the US under which operators would be licensed, regulated and taxed. However, the impending presidential election in the US may mean that little, if any, progress will be made on reviewing these proposals until after the election in November 2008 and therefore the prospects of success for any of these measures remain uncertain.

At the World Trade Organisation (‘WTO’), the US legislative position on internet gambling was found to be in violation of US trade commitments and as a result the US was forced to give trade concessions in favour of Antigua and Barbuda. Separately, the US has withdrawn commitments previously given under the General Agreement on Trade in Services (‘GATS’) and is currently in discussions with a number of territories to determine what level of compensation should be given to them in lieu of the withdrawal of their original commitment.

On 4 June 2007 the Group announced that, in light of actions taken by US law enforcement agencies following enactment of the UIGEA, it had initiated discussions with the United States Attorney’s Office for the Southern District of New York. The Group is continuing to respond voluntarily to any requests for information issued by that office. The Group remains unable to assess the likelihood of any particular outcome of these discussions but is actively pursuing a resolution as soon as practicable. While it is possible that a conclusion may be reached in the foreseeable future, the exact timing of such a conclusion remains uncertain.

PartyGaming Plc Annual report 2007

Business review 36

Review of 2007

In Europe, the European Court of Justice issued its judgment in the Placanica case, which deals with the compatibility of the Italian gambling legislation with EU law and concluded that, inter alia, where the prohibition to offer gambling services was found contrary to EU law, a Member State could not apply criminal sanctions to an activity which contravened this prohibition. A total of 10 Member States have now been formally notified by the European Commission that they are deemed to be in breach of European Community law, specifically Article 49 of the European Community Treaty. Of particular note have been the two most recent letters of formal notice (‘LFN’) sent by the European Commission to Germany and Sweden.

In Germany’s case, the recently enacted State Lottery Treaty is believed to be in breach of Article 43 (freedom of establishment); Article 49 (the freedom to provide and receive services within the EU without discrimination on grounds of nationality); and Article 56 (the free movement of capital and payments across the EU). This LFN is also important because of its breadth – it encompasses not just online sports betting but all games of chance on the internet. The LFN to Sweden is the first EU infringement action involving online poker and is in addition to an existing infringement action regarding sports betting.

Several Member States, now including the Netherlands and Greece, have also received reasoned opinions from the European Commission explaining why they are deemed to be in breach of European Community law. Following receipt of such an opinion, if the Member State fails to address the issues raised within a reasonable time frame and if no solution is forthcoming, the European Commission may refer the matter to the European Court of Justice.

Asia remains an exciting prospect for the Group which is why we continue to build local relationships with potential partners and are exploring a number of strategic alliances in the region. However, the prevailing regulatory regime in most territories means that opportunities to replicate the Group’s success in the region are currently limited.

Despite the challenges presented by this complex regulatory background, online gaming is increasingly recognised as being a well-established element within the global leisure economy, one that is enjoyed by millions of adults around the world and one that is continuing to grow strongly. According to Global Betting and Gaming Consultants (‘GBGC’)1, the online gaming market, excluding the US, grew by over 17% in 2007. GBGC estimates that the global online gaming market, excluding the US, is expected to grow from $7.4 billion in 2007 to approximately $13.9 billion in 2012 implying a compound annual growth rate (‘CAGR’) of 14%2. Whilst the withdrawal by all of the large listed online gaming companies from the US certainly had an impact, the GBGC data appears to show that the online gaming market in the US is alive and well (worth an estimated $4.2 billion in 2007) and demonstrating that prohibition has simply driven customers in the US to less transparent online gaming operators that may be less likely to provide the protection afforded by publicly-listed and regulated companies.

1	GBGC – January 2008.

2	Including poker, bingo, sports betting and casino but excluding lotteries and skill games.

PartyGaming Plc Annual report 2007

Business review 37

The Board continues to believe that the development of a modern regulatory framework, like those in Gibraltar, Alderney and the UK is the most sensible way forward. Online gaming is popular throughout the world and the market is expected to continue to grow substantially. By combining excellent technology and a balanced regulatory framework, it is possible to strike the right balance between providing adults with great entertainment in a safe and secure online gaming environment and ensuring that appropriate protections are put in place to protect children and the vulnerable.

3 Source – GBGC January 2008. Including poker, bingo, sports betting and casino but excluding lotteries and skill games.

Business developments in 2007
2007 has been a year of transformation. In the aftermath of the UIGEA, there was a need to focus on executing the four elements of the business strategy and on improving the balance of our business in terms of product, language and currency. This needed to happen as quickly as possible despite having to adapt to continuing shifts in the regulatory landscape. The Group’s first full year’s performance post-UIGEA is a testament to the resilience of the business and the strength, skill and dedication of its management and employees.

Grow the player base – 2007 saw the number of non-US unique active players reach over one million for the first time, 53% increase over 2006. This was certainly helped by the addition of over 683,000 new player sign-ups to the system, a 30% increase over the previous year, as well improved player retention initiatives. these new players, over 80% came from Europe, Middle East and Africa which continues to remain the Group’s most important geographic region.

Localise the customer offer – this remains priority and since the end of March 2007 customers have been able to hold their accounts in a choice of currency namely US dollars, pounds sterling or euros. Also in 2007, our PartyPoker software was launched in an additional seven languages namely French, Spanish, Portuguese, Russian, Swedish, Danish and Finnish. The design and implementation of an increasing number of locally tailored promotions was another key development during 2007.

PartyGaming Plc Annual report 2007

Business review 38

Review of 2007

Broaden the product base – during the year PartyPoker introduced a number of new tournament structures such as ‘Heads-Up Rematch’ and ‘Sit & Go Replay’ as well as a variety of new cash game features including higher limits and speed cash games. PartyPoker.com received Gambling Online Magazine’s Gold Award for the best online poker tournaments in 2007, a recognition of some of the innovations introduced during the year. In Casino, a re-launched roulette on PartyCasino at the end of the first half had a significant impact while the introduction of new slots and jackpot slots such as ‘Graveyard Bash’ and ‘Mega Fortune Wheel’ have also been important drivers behind the year-on-year increase in gross revenue per day. The launch of a no-download flash version of PartyBingo means that players can log on more easily and can enjoy this increasingly popular game without having to download software onto their PC. In sports betting, through an alliance with Sporting Index, we added a full UK horse racing service to the range of sports offered on PartyBets and Gamebookers. We also increased the number of live betting events offered.

Act responsibly – the Group was delighted to have again been awarded a GamCare certificate in June 2007 in recognition of our approach to and high standards of responsible gaming. The Group continues to raise the standards of its business practices and is one of the founding members of the European Gaming and Betting Association (‘EGBA’) that has established a demanding code of conduct that is being adopted by all of its members. For further information on the EGBA visit www.egba.eu. The Group is also a member of the Remote Gambling Association (‘RGA’). For further information on the RGA visit www.rga.eu.com. In the UK, the Group is an active contributor to the Responsibility in Gambling Trust, GamCare and Gordon House.

Business alliances – during 2007, the Group announced that it would be seeking to establish a number of alliances with blue chip organisations around the world that would complement the four pillars of the Group’s strategy. We have made excellent progress having completed deals with ITV, The English Football League, Sporting Index, RTL and Paramount Pictures. The delivery of a white-label gaming service for ITV was a major milestone for the Group with the introduction of Emmerdale Bingo, Friends Reunited Poker, ITV Casino, ITV Bets, ITV Bingo and ITV Poker in the second half of 2007. The alliance has also led to the development of a number of branded slot machines such as ‘I’m a Celebrity Get Me Out Of Here’ and ‘X-Factor’.

PartyGaming Plc Annual report 2007

Business review 39

The Group’s alliance with the English Football League provides access to over 2.5 million adults that are fans of over 70 football clubs and which can now access both PartyPoker and PartyCasino via their football club’s website.

In Europe, the popularity of poker in Germany prompted RTL to launch a new German language website, dedicated to providing information and tips for its viewers who enjoy playing the game. The new site, www.RTLPoker.de, contains exclusive links to PartyPoker.net, the Group’s world leading online poker school. RTL is co-promoting www.RTLPoker.de and www.PartyPoker.net via its other websites and the German RTL television channel (‘RTL TV’).

Through an alliance with Sporting Index, the Group is now able to offer a comprehensive fixed odds horse racing product on both PartyBets and Gamebookers, increasing the quality and appeal of the Group’s sports betting product and drawing upon the considerable expertise of the team at Sporting Index.

The use of strong consumer brands in slot machines is a strategy that has long been recognised as a particularly effective source of revenue and profit for land-based casino operators. The Group believes that a similar strategy can also apply in the online world and has already established an alliance with Paramount Pictures, the major Hollywood studio, to license some of its most recognised brands. Under the terms of the exclusive licensing arrangement, the Group will create a range of online slot machine games based on four of the studio’s blockbuster films –Top Gun, The Godfather, Saturday Night Fever and Mission:Impossible. Versions of each of these new slot machines are expected to be launched in PartyCasino during the first half of 2008.

The Group hopes to announce further alliances in 2008 that will result in the addition of a completely new business segment and several new games using globally-recognised consumer brands, as well as increased media promotion and additional content for the Group’s existing products and brands. The quality of the Group’s marketing, systems and customer service have been instrumental in securing the deals done to-date and continue to be a differentiating factor for the Group.

Each of the four elements of the Group’s business strategy is being implemented by the three distinct areas of business operations: sales and player marketing, systems and product development and customer service. An update on developments within each of these areas during 2007 is provided below.

Sales and player marketing

Signing up new players and retaining them are key objectives given their importance for the Group’s revenue model. The Group’s marketing function is responsible for supporting these activities and has delivered an excellent performance in 2007. Over 683,700 new real money players were added in 2007 – a 30% increase over the previous year. New players are driven to the Group’s sites through a number of different channels including direct marketing (both online and offline), affiliates, customer referrals (tell-a-friend) and through our new alliances.

PartyGaming Plc Annual report 2007

Business review 40

Review of 2007

During the first half of 2007, the Group’s extensive affiliate network was a major source of new player traffic, particularly in Europe. At the same time there was also a large increase in the number of new players being signed up on CPA4 and hybrid5 deals that resulted in a sharp increase in affiliate expenses as a proportion of revenue during the first half of 2007. Having already added over 403,000 new players in the first half, over the rest of the year the Group sought to rebalance the mix of sign-ups by channel and also reduce the proportion of players being signed-up through affiliates on a CPA/hybrid basis versus a revenue share basis. This process also resulted in the Group terminating relationships with a number of less profitable affiliates that reduced the growth in new player sign-ups in the second half but is expected to improve margins going forward. The net effect was that for the year as a whole, affiliate costs as a proportion of revenue were broadly flat versus the prior year. An analysis of the growth in international sign-ups, unique active players and consolidated active player days in each of the main geographic regions is provided in the following tables:

New player sign-ups (000)

	2007	2006	% increase

EMEA[6]	572.3	382.6	50%

Americas (non-US)	77.8	102.2	(24%)

Asia Pacific	33.6	42.4	(21%)

Total	683.7	527.2	30%

Unique active players (000)

	2007	2006	% increase

EMEA[6]	908.4	530.3	71%

Americas (non-US)	179.8	162.3	11%

Asia Pacific	57.4	56.4	2%

Total	1,145.6	749.0	53%

Active player days (m)

	2007	2006	% increase

EMEA[6]	22.2	11.3	96%

Americas (non-US)	4.9	4.7	4%

Asia Pacific	1.3	1.0	30%

Total	28.4	17.0	67%

The total number of unique active players for the 12 months to 31 December 2007 increased by 53% to 1.1 million (2006: 749,000) with the average number of daily players increasing by 67% to nearly 78,000 (2006: 47,000). In addition to the continued use of television advertising and advertiser funded programming in a number of territories, the Group is also leveraging its expertise in search engine optimisation techniques to increase the volume of traffic going to the Group’s sites. Contracting with new dedicated affiliates for casino and bingo is also expected to continue to drive new player sign-ups.

4

Cost per acquisition (‘CPA’) affiliate sign-ups are those where the Group pays a fixed fee to the affiliate for each real money sign-up whereas the associated revenue benefit is received over the lifetime of the player. This contrasts to revenue share affiliate sign-ups where a% of the revenue generated by the player (minus certain deductions) is paid to the affiliate over the lifetime of the player.

5	Hybrid affiliate sign-ups are those where the Group pays a fixed fee and a revenue share to the affiliate for each real money sign-up.

6	Europe, Middle East and Africa.

PartyGaming Plc Annual report 2007

Business review 41

Systems and product development
The Group’s product development, systems and infrastructure activities continued to evolve at a rapid pace throughout 2007. The year began with the integration of the casino assets acquired from EOL and IOG followed by the launch of multi-currency in March 2007, following which customers were able to hold their account balances in US dollars, pounds sterling or euros. Since being introduced, over 325,000 customers now hold their accounts in a currency other than US dollars and on average 26% of new player sign-ups in Europe did the same7.

For some time the Group had wanted to upgrade its casino software and amend the presentation of some of the games in order to improve their appeal for an increasingly European customer base. The re-launch of roulette and the addition of new slot machines in 2007 in PartyCasino have had a significant impact on the performance of the Group’s casino business, with strong growth in both active player days and player yields. By way of example, since its introduction, Mega Fortune Wheel has been our most played slot and roulette has experienced a substantial increase in average daily revenue. Having introduced a no-download version of poker in 2006, 2007 saw the introduction of no-download versions of both casino and bingo that also helped to boost the popularity of these two products.

As well as improving the Group’s own products and systems infrastructure, the launch of a series of websites and games for ITV in the second half of 2007 was the culmination of a major project to create the Group’s first white label product.

For some time the Group has recognised the opportunity to capitalise on the strength of its unique systems platform and associated infrastructure by offering this expertise to third parties. As well as creating all of ITV’s online gaming sites (ITV Bingo, ITV Bets, ITV Poker, ITV Casino, Emmerdale Bingo and Friends Reunited Poker), the Group also created ITV-specific slot machines which are based on the ‘I’m a Celebrity’, ‘X-Factor’ and ‘Emmerdale’ brand franchises.

Irrespective of whether customers are playing on one of the PartyGaming sites direct or via a white label, the Group’s proprietary technology infrastructure and operating platform are critical in determining the quality of a customer’s overall experience. As well as a continuous stream of new products and services, there is also a relentless programme of upgrades and system improvements, all of which are designed to keep players happy and increase the entertainment factor.

While mobile gaming remains a relatively untested product in most markets, PartyCasino is already available on over 300 different handsets and can be accessed via any of the major mobile networks in the UK. The Group is now looking to exploit opportunities in other parts of Europe.

Also during 2007, the Group successfully implemented an online enterprise resource planning tool that unites all of our offices. Managers and employees can now source information about any aspect of the working mechanics of the business through the Group’s intranet. This new tool enables us to better manage core parts of the business such as finance, procurement, product planning, assets and human resources.

7	Based on the 45 day period to 25 February 2008.

PartyGaming Plc Annual report 2007

Business review 42

Review of 2007

Customer service
As an international customer facing business, offering round-the-clock customer support to our players, in multiple languages, is a pre-requisite for long-term success. With our websites now available in up to 12 different languages, by the end of 2007 the Group had increased the total number of full-time multi-lingual customer service operators to 79 (versus 59 at 30 June 2007). This allows the Group to provide dedicated local language support in several languages (English, German, French, Russian, Spanish and Portuguese). By helping customers with their enquiries, we hope to improve player loyalty and enhance the overall customer experience. In the 12 months to 31 December 2007 the Group dealt with approximately 980,000 customer contacts of which over 14% were resolved in languages other than English.

The Group was awarded its third successive GamCare certificate in June 2007, in recognition of our approach to and high standards of responsible gaming. GamCare is widely regarded as one of the world’s leading promoters of responsible attitudes towards gaming. That said, we are not complacent and continue to invest in new processes and procedures to try to raise the bar even higher. The Group continues to work closely with the Remote Gambling Association and the European Gaming and Betting Association to promote the highest standards in responsible gaming.

Management
Lars Berg, a Non-Executive Director of the Group since before the IPO in June 2005 stepped down from the Board on 4 May 2007 and was replaced by Tim Bristow as an independent Non-Executive Director. There were four further Non-Executive Directors appointed to the Board on 13 December 2007 namely; Stephen Box, John Davy, Emilio Gomez and Lord Moonie. Biographical details of the Board are available on the Group’s website: www.partygaming.com.

Since the year end, the Group announced the promotion of John O’Malia to Chief Games Officer. John was Chief Executive of Gamebookers, up until it was acquired by PartyGaming. Also during the year, BD Goel was promoted to the position of Chief Operating Officer.

Acquisitions
The Group completed two acquisitions during 2007 for a total consideration of approximately $66 million that was financed through an issue of 115,193,842 new shares. A summary is provided below:

Date completed	Business and assets acquired	Description	Consideration

19 Jan 2007	Various websites from Empire Online Limited	Casino and poker	$48m

19 Jan 2007	Various websites from Intercontinental Online Gaming Limited	Casino, poker and bingo	$18m

PartyGaming Plc Annual report 2007

Business review
43

Dividend
Having not declared an interim dividend for the period to 30 June 2007, the Board believes that in the current environment it would also be imprudent to recommend a final dividend for the year ended 31 December 2007. The Board will continue to review the appropriate dividend policy for the Group going forward.

Future developments
Having reconfigured the Group into a much more broadly-based business, the Group’s focus in 2008 will be on continuing to execute the four pillars of the Group’s strategy whilst also seeking to achieve a number of specific objectives. Reaching a satisfactory conclusion to our ongoing discussions with the DoJ remains a priority for the Group, although the nature of the discussions means that predicting the exact timing of any such conclusion is difficult. From an operational perspective, we plan to make good progress in bingo, improve the quality of our poker offer, launch a number of new branded slot machines, launch a dedicated casino affiliate programme, launch an improved sports betting product with much greater live betting capability and continue to drive cross-selling across all of the Group’s products.

Summary of results – Continuing operations

	Net revenue		Clean EBITDA*

Year to 31 December	2007 $ million	2006 $ million	2007 $ million	2006 $ million

Poker	295.0	268.4	62.4	39.1

Casino	146.7	51.0	43.6	15.9

Sports Betting	16.1	5.6	3.4	(1.6)

Unallocated Corporate	—	—	2.3	(2.5)

Total Continuing operations	457.8	325.0	111.7	50.9

Discontinued operations	—	779.9	(24.7)	499.8

Total	457.8	1,104.9	87.0	550.7

*	EBITDA before reorganisation costs, non-recurring adjustment to revenue and charges relating to share-based payments (see reconciliation of Clean EBITDA to operating profit on page 33 above)

Net revenue from Continuing operations before a non-recurring adjustment ($18.2 million) was up 41% over the previous year, EMEA delivering a particularly strong performance with revenue up 57% year-on-year. Competitive pressures in the Americas, particularly from those sites that still accept US players, meant that growth in that territory was limited to 10% whilst Asia Pacific grew by 5%. In terms of product, casino was the star performer in 2007 with revenue up 188% year-on-year, driven by a combination of acquisitions, strong product development and cross-selling from poker. Poker revenue was up by 10% versus 2006, year-on-year growth being held back by the migration of high value non-US players to sites that continued

PartyGaming Plc Annual report 2007

Business review
44

Review of 2007

to take US players following the enactment of the UIGEA. Sports betting revenue grew by 188% versus the prior year, primarily reflecting a full year’s contribution from Gamebookers and PartyBets in 2007. Clean EBITDA from Continuing operations increased by 119%, driven by the strong growth in revenues.

The Clean EBITDA margin for the continuing business increased to 24.4% (2006: 15.7%), in part driven by the strong growth in casino and sports betting but also by the operational gearing inherent within the Group’s business model.

Clean earnings per share from Continuing operations were 1.6 cents (2006: 0.4 cents). Total Clean earnings per share (including Discontinued operations), was 1.0 cent per share (2006: 12.9 cents).

Consolidated Key Performance Indicators (including Sports Betting)

Year to 31 December Continuing operations*	2007	2006	Annual growth

Active player days (m)	28.4	17.0	67%

Daily average players (000s)	77.9	46.6	67%

Yield per active player day ($)	16.1	19.1	(16%)

Yield per unique active player ($)	399.7	433.5	(8%)

New real money sign-ups (000s)	683.7	527.2	30%

Unique active players during the period (000s)	1,145.6	749.0	53%

Average daily revenue ($000)	1,254.4	889.5	41%

*	Excluding skins

Total active player days for the Continuing operations increased by 67% to 28.4 million, driven by the growth in new player sign-ups that increased by 30% to over 683,700 as well as by improved trends in player retention. Sign-ups were particularly strong in EMEA with Europe again proving to be a major source of growth. The number of unique active players increased strongly to over 1.1 million players for the year as a whole, an annual increase of 53% over the full year in 2006, with over 587,000 players active in the fourth quarter alone. EMEA again performed strongly with a 71% increase in unique active players to over 908,000, or 79% of the total, while the Americas grew by 11% year on year and Asia Pacific was up by 2%.

The loss of a number of high value players during the final quarter of 2006 and the first quarter of 2007, many of whom migrated to sites that continue to take bets from players based in the US, had a significant impact on yield per active player day that fell to $15.1 in the first half of 2007 versus $16.8 in the second half of 2006. This recovered in the second half of 2007 to $17.2 but overall the average yield per active player day for the year was down 16% year-on-year to $16.1. However, average daily revenue for the year as a whole increased by 41% to $1.3 million per day, up from $890,000 in 2006.

PartyGaming Plc Annual report 2007

Business review
45

There follows a more detailed review of the Continuing operations including each of the individual product segments. An updated version of all quarterly key performance indicators, reflecting the reclassification of revenue that had previously been netted from costs can be downloaded from the Group’s website at: http://www.partygaming.com/investor/ documentation.html

Poker

Year to 31 December Continuing Operations	2007 $ million	2006 $ million	% change

Gross revenue	339.1	303.2	12%

Bonuses and other fair value adjustments to revenue*	(44.1)	(35.1)	26%

Net revenue from own sites	295.0	268.1	10%

Income from skins	—	0.3	N/A

Net poker revenue before non-recurring adjustments	295.0	268.4	10%

Non-recurring adjustment to net revenue	15.8	—	—

Net poker revenue	310.8	268.4	16%

Continuing Clean EBITDA	62.4	39.1	60%

Clean EBITDA margin	21.2%	14.6%

* Before non-recurring adjustment to creditors (see note 3 to the financial statements on page 142)

While the balance of the Group’s revenue mix has improved substantially, poker remained the Group’s largest business segment, representing 64% of net gaming revenue (before non-recurring adjustment to revenue) and 56% of Clean EBITDA. Continuing net poker revenues increased by 10% versus the previous year to $295.0 million (2006: $268.4 million) with average daily revenue of over $808,300 (2006: $735,100). Year-on-year growth was held back by the migration of high value non-US players to sites that continued to take US players following the enactment of the UIGEA and this meant that 2007 began with a significantly lower revenue base for non-US poker than in the third quarter of 2006, prior to the enactment of the UIGEA.

Clean EBITDA margins in poker increased to 21.2% from 14.6% the previous year, reflecting growth in revenues, lower transaction fees and the underlying operating leverage of the business.

Poker – Key Performance Indicators

Year to 31 December Continuing Operations*	2007	2006	Annual growth

Active player days (m)	23.9	15.1	58%

Daily average players (000s)	65.4	41.5	58%

Yield per active player day ($)	12.4	17.7	(30%)

Yield per unique active player ($)	319.1	420.7	(24%)

New real money sign-ups (000s)	573.0	469.9	22%

Unique active players during the period (000s)	924.7	637.1	45%

Average daily revenue ($000)	808.3	735.1	10%

*      Excluding skins

PartyGaming Plc Annual report 2007

Business review
46

Review of 2007

The performance of the Group’s poker business needs to be viewed in the context of the overall Group performance as poker continues to represent the main source of players for all of the Group’s gaming products. Increased cross-selling of casino and other games can act as a drag on poker revenues as customers spend less time and money on poker in favour of the Group’s other games. Growth was also affected in 2007 by the Group’s decision to cease accepting players from certain territories where online poker remains popular, but where regulatory changes suggest that a more conservative approach is appropriate. However, despite these factors, both new player sign-ups and the number of unique active players grew strongly by 22% and 45% respectively. Total active player days in poker also grew strongly reaching 23.9 million (2006: 15.1 million), driven by a combination of new player sign-ups and a series of successful player retention initiatives.

The trends in player attrition rates have been as expected with a modest improvement in rates since 2006 that was adversely affected by the impact of the UIGEA. As at 31 December 2007 and excluding EOL and IOG (which are predominantly casino businesses), approximately 25% of all 2007 poker sign-ups remained active after six months and 22% after 12 months. This compares with the six and 12 month figures for

2006 non-US sign-ups a year earlier of 24% and 20% respectively. Across all non-US poker sign-ups as at 31 December 2007, the proportion of players who were active after six months was approximately 27%, after 12 months it was 21% and after 18 months it was 17%.

Yield per active player day fell by 30% versus the previous year to $12.4 (2006: $17.7), although much of this fall was incurred in the last quarter of 2006 and the first quarter of 2007, when poker yield fell to $11.7 due to the migration of high yielding players to sites that continue to accept US players. Since then, yields have improved on the back of some operational changes made, from $12.0 in the first half of 2007 to $12.8 in the second half. Whilst such initiatives can favourably influence player yields in the short-term, the Board continues to believe that the addition of an increasing proportion of casual players can be expected to continue to place downward pressure on poker yields over time.

PartyPoints and bonuses as a percentage of gross revenue were 13% in 2007 (2006: 12%) following the introduction of a new loyalty scheme in the second half of 2007.

PartyGaming Plc Annual report 2007

Business review
47

Casino

Year to 31 December Continuing Operations	2007 $ million	2006 $ million	% change

Gross revenue	191.6	59.7	221%

Bonuses and other fair value adjustments to revenue*	(44.9)	(8.7)	416%

Net casino revenue before non-recurring adjustments	146.7	51.0	188%

Non-recurring adjustment to net revenue	2.4	—	N/A

Net casino revenue	149.1	51.0	192%

Clean EBITDA	43.6	15.9	174%

Clean EBITDA margin	29.7%	31.2%

*      Before non-recurring adjustment to creditors

The Group’s casino business again delivered an excellent performance. Whilst this was impacted to a degree by the businesses acquired from EOL and IOG, that themselves generated total revenue of $37.3 million in the period, the like-for-like business still achieved revenue growth of over 115% in 2007 to reach a total of $146.7 million in the full year (2006: $51.0 million).

The Clean EBITDA margin fell by 1.5 percentage points to 29.7% (2006: 31.2%) due to higher affiliate expenses arising from a change in mix of games played. However, the change in mix of games played, from lower yielding games such as blackjack towards higher yielding games such as roulette and slots, helped to increase the average gross win margin in casino from 2.3% to 2.9%. A summary of the key performance indicators for the casino business during the year are shown in the following table:

Casino – Key Performance Indicators

Year to 31 December Continuing Operations*	2007	2006	Annual growth

Active player days (000s)	4,156.8	1,838.9	126%

Daily average players (000s)	11.4	5.0	128%

Yield per active player day ($)	35.3	27.8	27%

Yield per unique active player in the period ($)	274.6	184.4	49%

New real money sign-ups (000s)	49.1	25.8	90%

Unique active players during the period (000s)	534.6	276.8	93%

Average daily revenue ($000)	402.1	139.8	188%

*       Excluding skins

This performance was driven by a significant uplift in player activity with daily average players up by 128% to 11,400. New player sign-ups, which exclude all players that are cross-sold from PartyPoker, were up 90%, although the absolute numbers remain small in the context of poker – something that is expected to be addressed by an increased level of marketing for PartyCasino in 2008. The impact of new products and revitalised software has been most visible in terms of yield per active player day that rose consistently throughout 2007, reaching a record $39.6 in the fourth quarter of 2007 and driving the average for the year to $35.3 (2006: $27.8). For example, the addition of a revitalised roulette product more than doubled the amount bet from its previous level. Average net daily casino revenue increased substantially from just under $140,000 in 2006 to over $402,100 in 2007. As expected, the reduced importance of blackjack in favour of other casino games meant that customer bonuses and other fair value adjustments to revenue increased to more normalised levels, averaging 23% of gross revenue in 2007 (2006: 15%).

PartyGaming Plc Annual report 2007

Business review
48

Review of 2007

Sports Betting

Year to 31 December Continuing Operations	2007 $ million	2006 $ million	% change

Total Stakes	349.9	114.3	206%

Gross Revenue (or Gross Win)	22.1	7.8	183%

Bonuses and other fair value adjustments to revenue	(6.0)	(2.2)	173%

Net Sports Betting revenue	16.1	5.6	188%

Gross win margin	6.3%	6.8%

Clean EBITDA	3.4	(1.6)	N/A

Clean EBITDA margin	21.1%	N/A

As the most recent addition to the Group’s games portfolio, sports betting delivered a strong performance with net revenue up 188% versus 2006 to $16.1 million. Gross win margins decreased from 6.8% to 6.3% in part reflecting the launch of PartyBets and the consequent growth in volume of betting on North American sporting events that typically have lower margins than other sports. The growth in live betting volumes, where the gross win margin is lower than on the main book, also held back the gross win margin. Clean EBITDA increased from a loss of $1.6 million to a profit of $3.4 million.

Sports Betting – Key Performance Indicators

Year to 31 December Continuing Operations	2007	2006	Annual growth

Active player days (000s)	3,197.7	1,409.0	127%

Daily average players (000s)	8.8	9.3	(5%)

Yield per active player day ($)	5.0	4.0	25%

Yield per unique active player in the period ($)	95.4	71.4	34%

New real money sign-ups (000s)	61.6	31.4	96%

Unique active players during the period (000s)	168.5	78.8	114%

Average daily revenue ($000)	44.0	37.3	18%

Gamebookers remains the main contributor within sports betting although PartyBets is catching up fast, moving from 11% of total amount wagered in January 2007 to 34% in December 2007. Betting volumes have grown strongly, up by 206% to $349.9 million (2006: $114.3 million), reflecting the increased capability in live betting and increased player traffic. This was despite the fact that the Group chose to withdraw from a number of markets, such as Turkey, following regulatory changes in those markets. In October 2007 the Group launched fixed odds UK horse racing in an alliance with SPIN, a division of Sporting Index Ltd. Previously the Group had only offered odds on racing at Starting Prices (SP) whereas we now have a full suite of horse racing products including Ante Post, Outright, Each Way, Forecast and Tricast as well as SP. Within eight weeks the monthly amount wagered on horse racing went up from $0.1 million in September 2007 to $2.3 million in December 2007.

PartyGaming Plc Annual report 2007

Business review 49

Distribution costs

Year to 31 December	2007 $ million	2006 $ million	% change

Customer acquisition and retention	77.2	60.1	28%

Affiliates	76.5	56.1	36%

Other customer bonuses (not netted from revenue)	4.1	4.6	(11%)

Customer bad debts	1.7	4.5	(62%)

Webhosting and technical services	24.7	8.1	205%

Total Continuing distribution costs	184.2	133.4	38%

Continuing distribution costs as % of revenue	40.2%	41.0%

Discontinued distribution costs	11.1	229.4	(95%)

Total distribution costs	195.3	362.8	(46%)

Distribution costs for the Continuing operations increased by 38% compared with 2006, the most significant increases being in affiliate costs and customer acquisition and retention costs that increased by 36% and 28% respectively. This reflects a successful campaign to grow the player base, particularly in the first quarter of 2007. Distribution expenses as a proportion of revenue showed a small decrease year-on-year to 40.2% (2006: 41.0%).

Customer bad debts saw a marked reduction versus the previous year due to success in combating fraud. Webhosting and technical service costs grew sharply versus the prior year due to the acquisition of certain gaming assets from EOL and IOG which are currently hosted on the Playtech platform, as well as the opening of a disaster recovery centre in the Channel Islands.

Administrative expenses

Year to 31 December	2007 $ million	2006 $ million	% change

Transaction fees	32.1	22.1	45%

Depreciation	23.6	20.3	16%

Amortisation	21.7	10.1	115%

Staff costs	87.5	68.2	28%

Other overheads	44.6	47.9	(7%)

	209.5	168.6	24%

Share-based payments	79.3	90.9	(13%)

Continuing administrative costs	288.8	259.5	11%

Continuing administrative costs as a % of revenue	63.1%	79.8%

Discontinued administrative costs	15.6	91.0	(83%)

Total administrative costs	304.4	350.5	(13%)

Administration costs for the Continuing operations before share-based payments increased by 24% to $209.5 million, primarily due to an increase in staff costs and increased amortisation. The rise in staff costs reflects increased staff numbers required to handle the increasing complexity of the business such as multi-lingual and multi-currency functionality, as well as a one-off retention payment to the CEO totalling $4.1 million. Amortisation costs increased by $11.6 million due to a full year’s amortisation of intangible assets arising on the acquisition of Gamebookers, as well as the acquisitions from EOL and IOG. However, the relatively fixed nature of staff costs and other overheads resulted in an overall reduction in administration costs as a proportion of net revenue (before non-recurring adjustment to revenue) to 63.1% from 79.8% in 2006.

*    Before share-based payments and one-off items

PartyGaming Plc Annual report 2007

Business review 50

Review of 2007

Share-based payments
Prior to flotation, the Principal Shareholders established a share option plan for the benefit of the current and future workforce. Under the terms of the plan, existing employees were granted a number of nil-cost options to be satisfied by existing shares which had effectively been gifted by the Principal Shareholders to a dedicated employee trust. As such, the exercise of these options had no dilutive effect on shareholders who subscribed at the IPO and will have no cash impact on the Company. International Financial Reporting Standards require that the fair value of options be amortised through the income statement over the life of the options. As a result, there is a non-cash charge of $71.6 million relating to nil-cost options (2006: $86.4 million) as well as a $2.2 million charge relating to The Bonita Trust (2006: $26.8 million) which has been included within the income statement.

In May 2007 the Company granted awards to Executives and Group employees under a number of new share option schemes that had previously been approved by shareholders. This resulted in an additional charge of $7.5 million during the year (2006: $nil). Further details are contained in note 5 to the financial statements on page 145.

Bonita Trust
The Bonita Trust was established in Gibraltar in 2004, effectively by the Group’s Principal Shareholders, to benefit the communities where the Group and its employees and service providers operate. The Bonita Trust is operated by an independent trustee.

The Bonita Trust has philanthropic objectives and supports medical, cultural and educational programmes, principally directed to benefit the communities of Gibraltar, India and the UK. In addition, employees of PartyGaming and their families are a beneficiary class of The Bonita Trust.

In December 2006 and subsequently, The Bonita Trust made or committed to make payments to certain individuals that were employed or had previously been employed by the Group. These payments were made independently of the Group and were over and above the amounts that the Board had already determined should be paid by the Group to those employees and former employees. However, as these payments were based primarily on the Company’s share price, the Board considers these to fall under IFRS2 – Share-Based Payments and in the 12 months to 31 December 2007 has charged an amount to the income statement totalling $2.2 million (2006: $26.8 million) as if such amounts had been paid by the Group itself. A corresponding amount has been recorded as a capital contribution in the Group’s balance sheet.

Associates and joint ventures
The Group acquired a 35% interest in a company incorporated in England during the first half of 2005 which was sold in November 2006. The Group’s share of losses during the period totalled $nil (2006: $0.3 million).

Finance income and costs

Year to 31 December	2007 $ million	2006 $ million

Interest payable and other charges	(1.6)	(3.7)

Interest receivable	3.0	4.2

Net interest receivable	1.4	0.5

Tax
The effective tax rate based on the total tax charge is a credit of 315.5% (2006: charge of 7.6%). The effective tax rate for the period is 4.9% before share-based payments (2006: charge of 9.8% before share-based payments).

In calculating the tax provision, in addition to any amounts due in respect of jurisdictions in which Group companies are currently incorporated or domiciled, provisions have been made to cover the Directors’ best estimate of additional taxation exposures which may arise. Where the actual outcome differs from the amounts originally recorded, the tax and any deferred tax provisions will be affected in the period(s) in which the determination

PartyGaming Plc Annual report 2007

Business review 51

is made. In the latter part of 2007, the Group implemented certain geographic operational changes and has also been able to undertake a further review of approaches that may be taken by taxation authorities in major jurisdictions. Additionally, more detailed guidance has been published such that it is now the broad consensus of OECD member countries that the automated nature of the functions performed by e-commerce equipment means that the assets or risks attributable to it are only likely to be those directly associated with the hardware and that, in the absence of personnel acting on behalf of an enterprise, little or no profit should be attributed to e-commerce activity. Accordingly the Directors have revised their estimate of the potential liability, resulting in a release in the current year of a tax provision brought forward of $64.5 million.

Net cash8
As at 31 December 2007 the Group had net cash of $127.8 million (31 December 2006: $43.4 million). Following the enactment of the UIGEA and subsequent discussions with its bankers, the Group’s multi-currency revolving credit facility was repaid in full and cancelled on 12 April 2007.

Cashflow

Year to 31 December	2007 $ million	2006 $ million

Cashflow from operations before movements in working capital	107.6	431.0

Working capital movements	(11.8)	(116.2)

Net cashflow from operating activities	95.8	314.8

Capital expenditure net of disposals	(6.7)	(48.3)

Acquisitions of intangibles	(6.4)	(224.4)

Short-term investments	0.6	(2.3)

Net finance income	1.7	1.4

(Repayment) drawdown of revolving credit facility	(12.0)	12.0

Equity dividends paid	—	(200.0)

Cash inflow (outflow)	73.0	(146.8)

Cashflow from operations was substantially lower than the previous year due to the decision to cease taking bets or deposits from customers located in the US following the enactment of the UIGEA, falling from $314.8 million to $95.8 million. However, the acquisition of Gamebookers in the previous year, a marked reduction in capital expenditure following the UIGEA and the absence of any dividend payment, resulted in a substantial increase in cash balances retained by the Group.

Capital expenditure
Capital expenditure during the year fell substantially from $48.3 million to $9.1 million reflecting cutbacks in capital expenditure made following the enactment of the UIGEA. The primary component of capital expenditure during the year was IT equipment.

Purchase of intangible assets
During the year the Group acquired the business and assets of EOL and IOG via an issue of new shares. Further details are contained in note 29 of the accompanying financial statements on page 166.

8	Net cash is defined as cash, cash equivalents and short-term investments less bank debt.

PartyGaming Plc Annual report 2007

Business review 52

International reach

At PartyGaming we are always looking to the horizon for new opportunities. The far east remains an exciting area of development.

West...

PartyGaming Plc Annual report 2007

Business review 53

PartyGaming Plc Annual report 2007

Business review 54

Our markets

The online gaming sector is a relatively small but rapidly growing part of the global gaming market. To put the Group’s performance in context we examine the scale and dynamics of the global gaming market, the global online gaming sector and the three key market segments as far as the Group is concerned: online poker, casino and sports betting.

New in 2007

Market growth until 2012[1]:

Global online gaming revenue[2] + 14% p.a.

online poker revenue + 16% p.a.

online casino revenue + 15% p.a.

online sports betting revenue + 11% p.a.

Poker market structure – sites that continue to take bets from customers located in the US have grown at the expense of companies that comply with the UIGEA[3]

Outside the US, Europe is expected to remain the largest single online gaming market – estimated to be 59% of the total in 2012[4]

►	For further details of developments in 2007, go to ‘Review of 2007’ on page 32.

1	Projected compound annual growth rate in gross gaming yield excluding yield generated from players located in the US – Source: GBGC January 2008.
2	Including sports betting, poker, bingo and casino but excluding skill-based gaming and lotteries – Source: GBGC January 2008.
3	Source: PokerSiteScout.com
4	Source: GBGC January 2008.

The global gaming market
Gambling is one of the world’s oldest pastimes and is popular across the globe. Whilst there are only a limited number of sources that seek to estimate gaming revenues on a global basis, Global Betting and Gaming Consultants (‘GBGC’) puts the global gaming market’s gross gaming yield for 2007 at $328.5 billion, up from $309.6 billion in 2006. Within that total, online gaming, including online lotteries, is estimated to represent just 5% of the total, or $15.0 billion, compared with $14.5 billion in 2006 which also represented approximately 5% of the total.

The global online gaming sector
Whilst online gaming is a relatively new and small segment of the global gaming market, it has grown rapidly over the last few years and is expected to continue to expand over the next five years. The nature of the internet means that geographical boundaries do not apply and online gaming customers can access sites from almost anywhere in the world. As with other forms of eCommerce, increased availability and take up of broadband services throughout the world in recent years has been a major influence on the growth in online gaming. Other key influences include the popularity of gaming generally and the reinvestment of high financial returns by online gaming companies in marketing and promoting their services across the globe.

PartyGaming Plc Annual report 2007

Business review 55

The recognition by governments of the importance of eCommerce, together with the continued deregulation of telecoms industries and the growth in the popularity of cable as a medium, has resulted in an impressive expansion of both the number of broadband households as well as broadband penetration. Similar developments in other territories should provide further impetus for broadband penetration around the world.

The chart below shows that many countries are expected to experience substantial growth in the number of broadband households over the next five years. This bodes well not just for eCommerce generally but also online gaming.

The continued expansion and take up of broadband across the world is expected to continue to have a positive influence on the growth in global online gaming revenues. Increasingly, gaming is recognised as being a mainstream leisure pursuit for adults to enjoy in a variety of different ways and online gaming is becoming one of the most popular formats. Whilst the enactment of the UIGEA in October 2006 had an immediate, but it would seem temporary, impact on the size of the online gaming market in the US, it has had little, if any impact on the overall growth prospects for the online gaming sector elsewhere.

Geographic split
In 2007, the online gaming sector5 outside the US is estimated to have been worth approximately $7.4 billion versus $6.3 billion in the previous year, an annual increase of over 17%6.

Over the next few years, online gaming outside the US is expected to continue to be one of the fastest growing segments of the overall gaming market, reaching $13.9 billion by 2012, implying a CAGR of 14%. Including the US, the CAGR falls to 9%. A number of legislative bills to legalise and regulate online gaming are being considered in the US Congress and GBGC continues to believe that the US will eventually move to a regulated and licensed regime for online gaming within the next few years. This is expected to provide a further stimulus for growth.

Given the relatively low barriers to entry and access to a growing global market, the online gaming sector has attracted a large number of operators creating a highly competitive business environment. As at March 2008, CasinoCity.com, an independent casino and gaming directory, listed over 2,000 online gaming sites that were then open for business.

5	Including sports betting, poker, bingo and casino but excluding skill-based gaming and lotteries – Source: GBGC – January 2008.

6	GBGC – January 2008.

PartyGaming Plc Annual report 2007

Business review 56

Our markets

However, whilst the barriers to entry appear to be low, the barriers to delivering long-term success in such a dynamic and competitive market are much higher. As a result, the leading companies in the online gaming market have remained the same for several years with only a few operators having achieved real critical mass on a global scale. The enactment of the UIGEA did result in a structural shift in the online poker market with market share passing to privately-owned companies that chose to continue to take bets from customers located in the US. However, the major companies operating in the market have not really changed for several years. This is covered in more detail under ‘Online poker market structure’ below.

Whilst the US has historically been the largest single gaming market, the enactment of the UIGEA has had a major impact on the geographic split of revenues by territory. In 2006, the US is estimated to have represented approximately 48% of global online gaming revenues7. In 2007, GBGC believes that this had fallen to 36%, reflecting the withdrawal from the US market by a number of companies, including PartyGaming, together with the much more rapid growth in other territories such as Europe. That said, it remains the largest single online gaming market with an estimated $4.2 billion of gross gaming yield in 20077.

Product split
The online gaming sector, excluding online lotteries (most of which are owned or controlled by government sponsored entities rather than private sector companies), has a number of distinct segments. Currently, the largest segment is online sports betting, which in 2007, excluding the US, was estimated to have represented approximately 45% of total online gross gaming yield, followed by online casinos (26%) and poker (20%). Historically, the most important segment for PartyGaming has been poker although, as can be seen from the 2007 results, casino and sports betting are an increasingly significant part of the Group’s success and are expected to continue to grow further in both relative and absolute terms.

7	Excluding skill-games and lotteries. Source: GBGC – January 2008.

PartyGaming Plc Annual report 2007

Business review 57

Online poker
Poker is one of the world’s most popular card games. Whilst the exact origin of poker remains a point of debate, what is not in doubt is that it has been around in various forms for decades, if not centuries.

The popularity of poker has increased substantially in recent years due to several factors, including the televising of high value tournaments such as the World Series of Poker (‘WSOP’) and the World Poker Tour. The high financial prizes that can be won in these tournaments has seen poker become one of the most valuable professional games in the world. The winner of the WSOP in 2007 was Jerry Yang who won over $8 million and in 2006 Jamie Gold won $12 million. To put these figures in context, as at 24 December 2007, the Association of Tennis Professionals listed Roger Federer as having won the highest amount of prize money in 2007 with $10 million8 while Tiger Woods was the leading golfer in the PGA with total tournament earnings of almost $11 million9. As well as large prize tournaments, many of which are widely broadcast on television channels around the world, the growth in the popularity of poker has also been fuelled by the strong growth in online poker in many countries and also by the investment by many land-based casino operators in large poker rooms.

According to The Economist10, “there are an estimated 60-80m regular [poker] players in America and perhaps 80-100m elsewhere.” The continued growth in broadband penetration and the popularity of the internet as a gaming medium have combined to deliver strong growth in the number of people playing poker online, the total amount wagered and the total amount of revenue captured by online operators. GBGC estimates that approximately $2.9 billion of global gross gaming yield was generated from online poker in 2007 (if the US is excluded from this figure the total falls to $1.5 billion – an indication that despite the enactment of the UIGEA, the online poker market in the US is still a large and valuable market). This represents an increase of 107% compared with the $1.4 billion that was estimated to have been generated in 2004. Whilst poker remains smaller in absolute terms than sports betting and casino, it has been one of the online gaming sector’s fastest growing segments in recent years. The shifting regulatory and legislative landscape around the world means that predicting future growth rates is challenging. Whilst it is expected that the historic hyper rates of growth seen in online poker since 2000 will continue to trend to more modest levels, excluding the US, GBGC estimates that the online poker segment will still grow at a CAGR of over 16% per annum between 2007 and 2012, compared with 163% per annum between 2003 and 2006.

8	Source: ATP.
9	Source: Professional Golfers Association Tour.
10	’A big deal’ – The Economist, 22 December 2007.

PartyGaming Plc Annual report 2007

Business review 58

Our markets

Success in online poker
The historic high rates of growth and high margins in online poker initially attracted a large number of online poker operators into the market. However, the Group believes that long-term success requires a number of important attributes:

Player liquidity – players want to be able to find games offering the stakes they want to play for and with plenty of other players to make it interesting. Player liquidity is therefore an important factor in attracting and retaining customers. It also means that operators with the greatest player liquidity are able to offer a wider variety of tournaments with larger cash prizes. The Group’s decision to stop taking deposits and real money wagers from US players on 13 October 2006 resulted in a material reduction in player liquidity on PartyPoker.com, the Group’s flagship poker site. The subsequent migration of a number of non-US players to sites that continued to accept players from the US and therefore were able to offer greater player liquidity, also had an impact. However, the Group has been successful in rebuilding its player liquidity and maintaining a large market share, thereby retaining its appeal as one of the most popular online poker sites.

In 2007, PokerStars and Full Tilt Poker have remained the Group’s two largest competitors in terms of peak players playing cash games. Both of these sites continued to accept bets from US players following the enactment of the UIGEA.

Marketing expertise – Being able to attract and retain players is critical for long-term success. Whilst historically, television advertising has proven to be one of the most effective routes for attracting new players, restrictions on television advertising for online gaming in certain territories requires operators to develop other marketing channels as well as invest in new, alternative and innovative marketing strategies.

Quality of product – Having attracted a player to the site, being able to offer a quality product is also important. However, software needs to be constantly updated and improved in order to maintain players’ interest through the addition of new games and features, to keep pace with changing consumer tastes and to stay ahead of the competition.

Payment processing expertise – People want to be able to deposit and withdraw funds quickly and safely. This instils trust and confidence and is a vital part of the overall player experience. By making a number of different options available, an operator can cater for players’ differing payment needs as well as ensure that payment processing options remain competitively priced.

Excellent customer service – If a customer encounters a problem or has a query with the service being provided, the online consumer of today expects to be able to contact someone at a personal level, either via email or phone to address the issue in a timely way. The global nature of the online gaming market means that being able to provide 24-hour support in a variety of different languages is becoming increasingly important.

PartyGaming Plc Annual report 2007

Business review 59

Online poker – market structure
The global nature of the online gaming market means that obtaining accurate market share data on any individual segment is difficult. However, on the basis of published data from PokerSiteScout.com, an independent source of online poker player traffic data, the Group has been able to assemble data on the average numbers of daily players across each of the major online poker sites. This looks at the numbers of players playing cash games only and ignores tournaments. It also does not analyse the value of each of the players. However, on this basis and using data for the week to 29 December 2007, the market shares of the major players are as shown in the chart opposite.

Whilst this data is of limited value because of the reasons highlighted above, the Group believes that it is a useful proxy for the overall structure of the online poker market.

Online casino
Online casinos were the starting point for some of the very first online gaming sites, with the first site believed to have been opened in 1996. By 2000, the global gross gaming yield from online casinos was estimated to have been approximately $0.6 billion. Since then, global gross gaming yield from online casinos has grown strongly, reaching an estimated $3.2 billion in 2007, implying a compound annual growth rate of 28% since 2000. Excluding the US, the online casino market is estimated by GBGC to have been worth $1.9 billion in 2007 and that it will continue to grow strongly at approximately 15% per annum until 2012 when the total gross gaming yield in online casino, excluding the US, is estimated to be worth approximately $3.8 billion.

PartyGaming Plc Annual report 2007

Business review 60

Our markets

Success in online casino
The major difference between online casino and online poker is that in casino customers play against ‘the house’ whereas in poker, backgammon and other ‘peer-to-peer’ games, they play against each other. In other words, in casino the house takes principal risk and earns a statistical gross margin on the amount wagered whereas in peer-to-peer games the operator simply charges a commission, often referred to as the ‘rake’.

Player liquidity
As a result, while player liquidity in casino is not such an important issue, it is helpful in generating large jackpot prizes and providing confidence to players regarding the integrity of the site and that they will receive their money if they win a large prize. With player liquidity being much less of an issue, there are many more online casino sites than any other form of online gaming site. As at March 2008 CasinoCity.com listed over 700 online casino sites, representing over a third of the total online gaming sites that it monitors.

Other success factors
Success in online casino requires similar attributes for those in poker: expertise in marketing, payments and customer service as well as having a quality product. Games in online casinos include slots, roulette, blackjack and video poker. The outcome for each of these games of chance is determined by a random number generator and in accordance with the game’s rules. Operator revenues are determined by the total amount wagered on each game, the statistical gross margin of each game and on the mix of games played. As the house is taking principal risk, it is possible to lose money in casino. However, as long as players keep playing, the house ‘edge’ means that overall the house always wins.

Both the nature of the casino product and the highly fragmented nature of the online casino segment means that the Group has been unable to obtain any meaningful market share data for the online casino segment.

Online sports betting
Sports betting is probably one of the world’s oldest pastimes, having been enjoyed for centuries if not millennia. Along with many other forms of eCommerce, the scale of online sports betting has been building for several years. According to GBGC, in 2007 the global online sports betting market was estimated to be worth approximately $4.8 billion, implying a CAGR since 2000 of 19%11. Excluding the US, which despite the legal difficulties of operating online is still believed to be the largest online sports betting market in the world, GBGC estimates that the size of the online sports betting market was approximately $3.4 billion in 2007 – an increase of approximately 17% over 2006. It predicts that, in the absence of any material changes in the regulatory environment this will increase to approximately $5.6 billion by 2012, implying a CAGR of 11%. In terms of geographic markets, according to Google12, the biggest number of historical searches including the word ‘bet’ was Greece, followed by Romania and then the UK. The popularity of different sports by territory also impacts the mix of sports that attract wagers. In the UK, horse racing and football are particularly popular whereas in other parts of Continental Europe football and tennis are among the most popular events.

11 GBGC – January 2008.
12 Source: Google Trends – 15 March 2008.

PartyGaming Plc Annual report 2007

Business review 61

Live betting, where punters can make bets during a sporting event is an increasingly popular betting product. Whilst the margins on live betting are lower than traditional betting, it is still attractive as a product for bookmakers because it makes for a much more exciting betting experience and this tends to increase betting volume by encouraging the customer to stay on the site.

Spread betting on sports and financial markets is an increasingly popular variant of conventional sports betting. This involves the bookmaker providing a two-way price, buy or sell, on either the outcome of a sporting event such as the final score or the winning margin. Relative to the price offered, the customer in effect bets that the score will either be higher or lower than that offered by the bookmaker. The same principle holds for financial spread betting. In this case, a customer can bet on upward or downward movement of financial indices like the Dow Jones or FTSE indices, on the movement of currencies or even individual financial instruments, including shares. Operators make their money from the ‘spread’ –the difference between the bid and offer price – multiplied by the total value of bets placed.

Success in online sports betting
As the operator is taking principal risk by offering odds on a range of sporting events, player liquidity is not as important as it is in online poker. That said, the larger the number of bets placed on a single event, the greater the spread of risk and the greater the prospect that the operator, or bookmakers, will make a profit on the event.

Success requires customers, a broad range of products to bet on and excellent bookmakers that are able to price odds effectively and generate positive gross win on the amount wagered.

PartyGaming Plc Annual report 2007

Business review 62

PartyGaming Plc Annual report 2007

Business review 63

...or sky’s the limit

PartyGaming Plc Annual report 2007

Business review 64

Our business Products and brands

PartyGaming owns and operates some of the world’s biggest online gaming brands including PartyPoker, PartyCasino and PartyBets. A single integrated operating platform allows customers to access all games through a single player account.

New in 2007

Acquisitions from EOL and IOG completed

Launch of multi-currency – now in pounds sterling and euros as well as US dollars

Improved casino software – new slots, refreshed roulette

No download versions of bingo and casino launched

Continued expansion of multi-lingual capabilities

Marketing launch of PartyBets

Creation of white label games for ITV

Addition of horse racing to PartyBets

►	For further details of developments in 2007, go to ‘Review of 2007’ on page 32.

PartyPoker remains the Group’s biggest single brand and poker is the largest product. However, both casino and sports betting have grown rapidly and improved the balance of the Group’s earnings profile. We aim to continue this process in 2008, reducing the Group’s dependence on poker, continuing to grow casino and sports betting as well as developing new profitable revenue streams through new games, features and products.

The Group’s shared wallet and single customer account allow customers to move seamlessly across all of the Party-branded products without the need for separate logins or deposits. Customers can play any Party-branded game once they have registered and made a deposit into their unique player account.

Having already developed a broad range of games on our integrated Party-branded systems platform, available in a number of different languages, during 2007 we enabled customers to manage and deposit funds in pounds sterling and euros as well as US dollars.

Poker
Poker is the Group’s largest business segment and PartyPoker continues to be our most successful brand. In 2007, poker represented 64% of Continuing revenue and 56% of Continuing Clean EBITDA. The growth in poker revenues remains impressive despite both the impact of the UIGEA on non-US revenues in late 2006 and our withdrawal from certain geographic markets in 2007.

PartyGaming Plc Annual report 2007

Business review 65

With the acquisition of the gaming assets and brands of Empire Online Limited (‘EOL’) as well as those of Intercontinental Online Gaming Limited (‘IOG’) at the beginning of 2007, the Group now offers poker under a variety of brands although PartyPoker.com and EmpirePoker.com are the two most significant sources of revenue.

How online poker works
The mechanics of online poker are quite simple. The Group facilitates the game through its free to download or no-download versions of its software and acts as the host for customers wanting to play poker against each other. In return, we simply charge players a fee, or ‘rake’, for every hand of real money poker they play (where the pot is greater than $0.1 and where the hand reaches the ‘flop’). There are a variety of different types of poker to play as well as different player formats: players can compete as part of a knockout competition or tournament, or they can choose to play on individual tables, known as ‘ring’ or ‘cash games’.

Ring games
Ring games are the most popular format and have consistently generated between 70% and 80% of the Group’s poker revenues. In 2007, ring games represented 70% (2006: 76%) of Continuing gross poker revenues. Texas Hold ’em is the most popular game by far, representing approximately 94% of total poker revenues in 2007 (2006: 90%). The next most popular versions of poker are Omaha High and 7-card stud. Whilst each game has its own set of rules, they are all variants on the core game of poker with players competing against each other for the total amount wagered for any particular hand (the ‘pot’), minus the commission or ‘rake’ which is paid to the operator.

The amount of rake taken on any particular game on PartyPoker varies depending on the size of the pot on the table. As the amount taken in rake is subject to a cap, with a maximum rake on any single game of $5 for high limit tables, the rake in percentage terms declines as the pot size increases in value.

Tournaments
Tournaments work in a very different way to ring games. Instead of playing with real money, players ‘buy-in’ to the tournament and in return receive chips which they then use to play against each other. With a fixed number of chips available in any tournament, players are progressively knocked out until the winning player emerges with all of the chips. The winning player, and usually those in second and third places, receives a prize, normally in cash. Revenue generated by any tournament varies depending on the size of the ‘buy-in’ and the number of players participating. The Group offers a range of different tournaments with various prize levels for single-table tournaments as well as multi-table tournaments.

PartyGaming Plc Annual report 2007

Business review 66

Our business Products and brands

Backgammon
Following the effective closure of a number of online gaming markets, including Turkey where backgammon is particularly popular, the prospects for revenue growth from PartyGammon.com, the Group’s online backgammon site, were substantially reduced. As backgammon also operates with a rake structure on games played between the Group’s customers, its revenues are now recorded within poker. As poker and backgammon are ‘peer-to-peer’ games that require player liquidity, all players need to play in the same currency and so both of these games are only available in US dollars. To the extent that players want to hold their customer balances in currencies other than US dollars, if they wish to play poker or backgammon, they are required to convert sufficient funds in to US dollars before they can play (although they can then take amounts to and from the table at the same exchange rate).

Casino
In 2007, the Group’s casino product was substantially improved through a series of software upgrades, the addition of a number of new slot machines and the integration of the acquisitions from EOL and IOG. Casino is the Group’s second largest business segment and in 2007 it generated Continuing revenue of

$146.7 million (2006: $51.0 million) and Continuing Clean EBITDA of $43.6 million (2006: $15.9 million).

PartyCasino is the Group’s most popular casino brand by far but other brands include CasinoKing and CasinoLasVegas. Each casino offers a variety of different games and in aggregate the Group has over 50 different casino games including blackjack, roulette, video poker and a variety of different slot machines. As well as these traditional online casino games, the Group also offers virtual horse and virtual dog racing as well as multi-player blackjack. Also included within casino is PartyBingo.com, which offers a variety of online bingo games as well as three-reel slots and video poker.

Rather than playing against each other as in poker, casino players bet against the house. The outcome of each game is determined by randomly generated results, which are regularly and independently audited by third-parties to verify their fairness. As player liquidity is not generally required for casino games (save for bingo and progressive jackpot games), players are able to play in US dollars, pounds sterling or euros.

PartyGaming Plc Annual report 2007

Business review 67

Sports betting
Betting on sports is the most recent addition to the Group’s portfolio of games following the acquisition of Gamebookers in the third quarter of 2006 and the subsequent launch of PartyBets on the Group’s integrated Party-branded systems platform. Having made only a small contribution in 2006, in the year to 31 December 2007 sports betting generated $16.1 million of Continuing revenue (2006: $5.6 million) and $3.4 million of Continuing Clean EBITDA (2006: loss of $1.6 million).

Now run as a single book, both PartyBets and Gamebookers offer odds, including live betting, on a variety of sporting events around the world, in a variety of different languages. Since the formal marketing launch of PartyBets in 2007, there has been a substantial uplift in the number of new player sign-ups, active players and the volume of bets being placed on PartyBets. The gross win percentage has also improved. As with casino games, customers place bets against the house and revenue or ‘gross win’ represents stakes placed, less winnings paid out. As the Group takes principal risk, it is possible that the Group can lose money in sports betting.

Customer bonuses and PartyPoints
Customer bonuses are an important feature of the online gaming market. Under International Financial Reporting Standards, certain customer bonuses and reward points are required to be netted from revenue rather than treated as an expense. Total customer bonuses and PartyPoints (earned through the Group’s loyalty programme), as a proportion of gross revenue across all products, have increased from 9.4% of gross revenue in 2006 to 17.5% in 2007. Part of this increase year-on-year was due to the introduction of a new PartyPoints scheme during 2007. It is expected that as a proportion of gross revenue, bonuses and PartyPoints will return to levels seen in previous periods during the first half of 2008. Bonus rates vary by product and tend to be much higher in casino. Bonuses in sports betting represent free bets.

New for 2008
During 2008 the Group will be adding a number of new games to the product portfolio including branded slot machines such as ‘Saturday Night Fever’, ‘Top Gun’, ‘The Godfather’ and ‘Mission:Impossible’.

PartyGaming Plc Annual report 2007

Business review 68

PartyGaming Plc
Annual report 2007

Business review
69

...or tails

PartyGaming Plc
Annual report 2007

Business review
70

Our business Customers

The Group has customers in countries throughout the world and retains one of the largest online gaming customer databases of any listed company. Across all products, as at 31 December 2007 we had over 1.1 million real money players that were active and generated revenue for the Group in 2007.

New in 2007

Customers based in EMEA represented 74% of total 2007 revenue (2006: 67%)

Over 683,000 new players were added to our system in 2007 (2006: 527,200)

EMEA represented 84% of new player sign-ups in 2007 (2006: 73%)

Player activity increased to 28.4 million active player days (2006: 17.0m)

Poker is the Group’s most popular product representing 64% of 2007 revenue (2006: 83%)

On average, 29% of the Group’s poker players also played another game on the Party-branded platform each month in 2007

21% of all new poker player sign-ups are still playing after 12 months (2006: 24%)

►	For further details of developments in 2007, go to ‘Review of 2007’ on page 32.

Key territories
The Group segments its revenues into three key geographic regions: Europe, Middle East and Africa (‘EMEA’), Americas (including Canada, Central, Latin and South America) and Asia Pacific. EMEA is the most important region and in 2007 it represented approximately 84% (2006: 73%) of total new real money player sign-ups and 74% (2006: 67%) of total Continuing revenue; the Americas accounted for approximately 11% of new player sign-ups (2006: 19%) and 21% of total Continuing revenue in 2007 (2006: 27%); and Asia Pacific, which is a relatively small contributor to both sign-ups and average daily revenue.

Geographic split of revenue %

Geographic split of new player sign-ups %

PartyGaming Plc
Annual report 2007

Business review
71

Playing patterns
Customer playing patterns vary depending upon the game being played. On average, poker customers tend to play between seven and eight times each month. They play approximately 150 hands of poker in total, or roughly 20 hands for each session. The average session time is around quarter of an hour for each time they play. By comparison, casino players on average play between three or four times each month while the dynamics of sports betting are different again with players placing bets, eight times per month.

As players are able to move seamlessly between games, we monitor a number of key performance indicators both for the business as a whole and by individual product. The statistics for the business as a whole remove possible double counting for circumstances when a player plays more than one game in a single session, while the product data allows us to better understand the dynamics of play between products. The two KPIs that we monitor very closely are: (i) the level of player activity, measured by the number of active player days (calculated as the daily average number of active players in a given period, multiplied by the number of days in the period); and (ii) the spend per customer, which is measured as the yield per active player day and calculated as the revenue in the period divided by the number of active player days in the period.

Poker – player activity
A player is deemed to be ‘active’ if they generate rake in poker or place a wager in casino or sports betting. While the decision to terminate all real money games offered to customers located in the US was taken in the fourth quarter of 2006, its impact on the Group’s Continuing revenues carried on into the first quarter of 2007 with the continued loss of some higher value non-US players who migrated to poker sites that continued offering games to customers in the US. However, the absolute number of unique active players and active player days still increased, thanks to the strong growth in new player sign-ups.

Poker – new player sign-ups ‘000

PartyGaming Plc
Annual report 2007

Business review
72

Our business Customers

Player retention
The rate at which new player sign-ups convert into active players is influenced by the Group’s ability to retain new players, as well as its ability to sustain the interest of existing players so that they continue to play games.

The following chart is an updated version of the one we have shown in previous annual reports. It illustrates the trends in player retention for new player sign-ups overall (i.e. including all new player sign-ups since we began to offer poker) as well as for those sign-ups that made their first deposit in 2005, 2006 and 2007 respectively. These latter curves better illustrate the underlying trends in player retention.

Poker – player retention %

Retaining new player sign-ups is a vital factor for the long-term success of the business. On the basis of all our data up to 31 December 2007, and across all of the Group’s players, approximately 26% of new players who sign-up are expected to still be active after six months and around 21% after 12 months. Thereafter, the retention rates are relatively flat. While some points on the 2007 curve are above that of 2006, indicating improved trends in retention, 2006 was particularly affected by the enactment of the UIGEA and the departure of a number of high value players. Overall, across all sign-ups, retention rates are lower than a year ago meaning that player retention is falling, albeit very gradually, driven by the increasingly casual nature of the Group’s customer base.

While the number of players who signed-up in a particular period and continue to play declines over time, the total revenue generated by that group of players has tended to remain relatively stable. This is because players that continue to play tend to increase their spend and this helps to mitigate the impact of a decreasing number of active players in that group. As a result, each group of new sign-ups adds an incremental layer of revenue. While the enactment of the UIGEA did impact this trend in the fourth quarter of 2006 and the first quarter of 2007 as shown in the following chart, the longer term trend has resumed during 2007 with each progressive group of sign-ups adding an additional layer of gross revenue.

PartyGaming Plc
Annual report 2007

Business review
73

Gross revenue by quarter of sign-ups* $m

*	Across all segments. Excludes $9.6 million of revenue in 2007 derived from account fees and similar items

Whilst player retention is an important factor affecting financial performance, the influence of tactical marketing campaigns and seasonality can also be important influences upon player demand in any given period. Historically, whilst the Group has continued to grow the number of active real money players each quarter, the rate of growth in registered players has tended to fluctuate throughout the calendar year reflecting the impact of both targeted marketing campaigns as well as the inherent seasonality of the business. Both of these factors also affect player yield.

Poker – yield
Just as important as the level of player activity is the revenue, or yield generated by each player every time they are active. Poker yield can be influenced by a number of factors including seasonality, marketing and promotional activity, the balance of experienced and casual players in the Group’s total player pool and the level of cross-selling from poker to other products. As discussed previously, the departure of a number of high value players in both the fourth quarter of 2006 and the first quarter of 2007 did impact player yields in poker as players migrated to other sites that continued to take bets from customers located in the US.

Poker – yield per active player day $

Seasonality
Seasonality is also a factor affecting player yields in the online gaming industry. As is the case for many other online businesses, the first and fourth quarters tend to be the strongest with the second quarter being seasonally the quietest part of the year. As daylight hours increase and the weather in the Group’s main geographic markets improve, people tend to spend less time online in order to do other things. EMEA’s importance to the Group and the fact that during the third quarter much of Southern Europe is on holiday means that this time of year also tends to be quieter than the first and fourth quarters.

Player mix
The mix between experienced and inexperienced players also has an influence on the average yield per active player day. Generally speaking, new and relatively inexperienced players tend to spend less time playing, play at lower stakes and therefore tend to generate lower yields. While yield per active player day increased in three out of four quarters in 2007, this reflected the introduction of a number of new revenue initiatives including small changes to the rake structure, account fees and new tournaments and features.

PartyGaming Plc
Annual report 2007

Business review
74

Our business
Customers

Cross-selling

As the majority of new player sign-ups come in to the Group’s shared wallet via poker, any success in cross-selling other games is therefore likely to impact the performance of poker, both in terms of numbers of active players but also in terms of player yield. By way of example, we saw a small cannibalisation effect when blackjack was launched on to PartyPoker in October 2005. The poker revenue generated by players that began playing blackjack went down by approximately 15%. However, the total revenue generated by those players playing blackjack as well as poker went up by 40%. This increase in our share of customers’ leisure spend is a major source of value, one that we believe can be exploited further.

Casino – active player days and unique active players

Overall, while we will work hard to develop new ways of increasing yield and revenue per player, the addition of large numbers of new players to our system means that the proportion of casual players in the player pool can be expected to continue to rise and as a result, the historic trend of a gradual decline in poker yields over time is expected to continue.

Casino – player activity

Historically, rather than recruiting players direct, cross-selling has been the biggest source of new player traffic for the Group’s casino business. As a result, the level of player activity in casino has been closely linked with that of the poker business. Player activity in the form of active player days and unique active players has grown strongly in recent years following the addition of blackjack in 2005 and the successful launch of PartyCasino and its integration into the Party platform in February 2006. As a result, the proportion of the Group’s poker players that are playing more than one game is one measure of cross-selling and this has remained steady at between 25-30%.

In 2008, the Group will promote PartyCasino and PartyBingo in their own right and therefore it is hoped that the volume of new player sign-ups in casino, that historically has been dwarfed by that in poker, will begin to increase.

Casino – yield

Given the fact that most casino customers come from poker, it is perhaps not surprising that casino yields are influenced by many of the same factors namely seasonality, player experience and marketing spend. The fact that the house can lose money means that casino yields can also be more volatile than in poker. This is particularly true if there are a number of high-rolling players or ‘whales’ playing in a given period as a large win by any one of them can impact the overall result. Casino games tend to be quicker to play than poker and, unlike in poker where there

PartyGaming Plc
Annual report 2007

Business review 75

may be as many as 10 players involved in generating rake from one hand of poker, players generate revenue on an individual basis.

Whilst low barriers to entry and the competitive nature of the online casino market means that it is difficult to achieve superior margins, differential returns can be achieved through superior product offerings, scale economies and cross-selling.

Sports betting – player activity
Whilst seasonality and marketing initiatives can influence sports betting activity, the primary driver of player activity levels is the timing of major sporting events. The phasing of major international events such as Wimbledon, the Ryder Cup and the football World Cup are clearly important, as are the seasons of the most popular sports, particularly football. As a result, the number of bets placed and total amount wagered can vary substantially both month-on-month as well as year-on-year. Our own experience indicates that the volume of bets placed and average bet size can also vary substantially between sports and between countries.

Sports betting – Gross win
Whilst the timing of sporting events and the ability of the Group to attract wagers on such events are key revenue drivers, the conversion from stakes placed to gross revenue (or ‘gross win’) is also a key success factor in sports betting. The ratio of wagers placed to gross win is known as the gross win margin. This reflects the ability of the bookmaker to price the odds correctly having assessed the probability of all outcomes and ultimately make a profit. Typically in online sports betting, gross win margins are between 6% and 8% but can vary markedly. Sometimes there can be a ‘sporting upset’ when an outsider wins or something unexpected happens. In such circumstances gross win margins can be negative, implying that either the bookmaker has not taken appropriate steps to mitigate the financial impact of such an event occurring, or has failed to balance their risk exposure appropriately.

Note: Gamebookers was acquired in August 2006

Whilst being a natural feature of the sports betting market, volatility in gross win margins can be reduced through a combination of careful risk management and through offering a broad portfolio of bets that help to spread the impact of an unexpected event across a wider revenue base.

The increasing popularity of live betting, whilst increasing the overall amount wagered, has also tended to depress overall gross win margins as these are typically lower than those achieved by the main book.

Note: Gamebookers was acquired in August 2006

PartyGaming Plc Annual report 2007

Business review 76

Super affiliates

Alliance	Football League Interactive
Method	Our games, our brands their media
Brands	PartyPoker and PartyCasino

"Teaming up with PartyGaming enables fans of Football League Interactive's clubs to play with the best in online gaming."

Kieron Kilbride, General Manager, Football League Interactive

FLi

Half-time...

PartyGaming Plc Annual report 2007

Business review 77

PartyPoker!
takes gamble
on new player
to win cup
BETLEY
...full time

PartyGaming Plc Annual report 2007

Business review 78

Our business
Operations

The Group’s business comprises three distinct operational functions: systems and technology, marketing and customer service.

New in 2007

Multi-currency launched, in pounds sterling, euros and US dollars

Integration of PartyBets and Gamebookers on to a single platform

No download versions of PartyCasino and PartyBingo launched

Overhauled our payment solutions and customised our offering for Europe

Marketing launch of PartyBets

Good marketing progress in parts of Eastern Europe

Improved organic search rankings

Multi-lingual customer service team established in Europe

Integrated a CRM tool into all locations allowing improved prioritisation for customers

►	For further details of developments in 2007, go to ‘Review of 2007’ on page 32.

Systems and technology
Our systems and technology operation represents the central nervous system of our business. Having scalable and flexible state-of-the-art systems are pre-requisites for success in online gaming. Importantly, they also need to instil confidence in our customers, business partners and gaming industry regulators. This means ensuring that they are robust, safe and secure; that customers’ deposits and transactions remain confidential and protected; that our software is fair through extensive testing procedures; and that our processes are certified by independent third-party agencies, thereby maintaining the highest standards of integrity.

Our business is highly scalable. The Group’s growth profile over a relatively short period is clear evidence of the flexibility and scalability of our systems. There is an ongoing assessment of customer volumes and capacity to ensure there is always headroom for growth and that sharp movements in customer numbers do not result in any capacity issues as the business develops.

Platform stability
Reliability is vital for long-term success and platform stability is also a top priority for our technology team. If our system is unavailable, then this affects not just existing customers but also potential new players. We aim to minimise the amount of downtime by scheduling necessary maintenance or upgrades during the least active periods. That said, we recognise that there is always scope for improvement. Through technical developments introduced over the past 18 months, we are now able to implement an increasing number of software upgrades without incurring any downtime at all. Unscheduled downtime is something that affects all operators at one time or another. Again, having made many improvements during 2007, it is hoped that unscheduled downtime for PartyPoker can be reduced even further. In 2007, the average amount of scheduled downtime for PartyPoker each month was 0.4% (2006: 0.5%) whilst the amount of unscheduled downtime was 0.1% (2006: 0.1%).

PartyGaming Plc Annual report 2007

Business review 79

Software development
The Group owns and develops most of its gaming software, thereby ensuring maximum flexibility on upgrading and improving the customer offer. Besides being able to exercise total control, the ability to implement changes rapidly is also a major advantage given the dynamics of the online gaming market. The Group employs over 300 software engineers and associated staff. This international team is responsible for ensuring that the Group’s systems architecture is working effectively as well as for delivering technical upgrades and improvements to existing games and related software. Even with this important resource, we recognise that the Group’s technology team, whilst highly skilled, does not have a monopoly over the best ideas and that there are many other sources of excellence in the marketplace. The Group is now seeking a limited number of additional software licensing agreements with third-parties that either have a proven product that can be integrated into the Party-branded systems platform, or perhaps have one that represents an attractive secondary brand to complement the existing product suite. Striking the right balance between proprietary and third-party controlled software is a key consideration in managing the Group’s risk profile, whilst continuing to provide an excellent customer experience.

Payment processing
PartyGaming has long recognised that having access to a variety of competitive, efficient payment mechanisms is an important factor for long-term success. When our real money customers access the Group’s online cashier, they are presented with a choice of different payment mechanisms. Customers can also choose to deposit funds and have them held in either US dollars, pounds sterling or euros. The Group is able to change the order in which payment mechanisms appear, depending upon the player’s geographic location and the cost of the mechanism to the Group (namely transaction fees and chargebacks). This means that the Group can optimise the balance between different payment mechanisms in order to control payment costs as well as avoid over-reliance on any single provider.

Credit cards and debit cards are by far the most popular method of payment chosen by the Group’s customers and represented approximately 65% of total deposits in 2007 (2006: 65%), with online wallets and other methods such as wire transfer and cheques making up the balance. The value of total deposits is closely correlated with both the number of active players and the level of player activity. In the 12 months to 31 December 2007, total deposits were $1.1 billion (2006: $738.9 million).

While the Group currently offers a range of different deposit mechanisms, we continue to seek new ways that customers can pay-in funds. The common feature across all of the mechanisms we offer is that customers know that our system is secure, confidential and easy to use. However, should any customer have any problems with their payment transaction, we offer a dedicated customer service function that can provide assistance.

PartyGaming Plc Annual report 2007

Business review 80

Our business
Operations

Players can also withdraw funds using a variety of different methods including repayment to the customer’s debit card or online wallet. Bank transfer and paper cheques can also be used.

Marketing
Excellent technology is clearly important, but so is getting players to sign-up, deposit and play. The sheer volume of new player sign-ups that the Group has continued to deliver on a daily basis has been a major factor behind its success and has been instrumental in differentiating it from many competitors. This success has been built upon the following key marketing channels: direct, through both online and offline marketing campaigns; affiliates, that drive traffic to the Group’s sites in return for a fee; and through customer bonuses that reward frequent play and help to encourage players to remain loyal to the Group’s websites. In 2007 the Group also added a fourth channel: commercial alliances. These arrangements allow the Group to access third-party brands and media in order to drive player traffic to the Group’s platform. As well as recruiting new players, the Group’s marketing function employs a variety of player retention initiatives focused on encouraging existing players to stay with us and not divert their leisure spend to other sites or other activities. Having spent good money recruiting valuable players, we are also focused on keeping them.

Direct marketing has historically been dominated by the use of television advertising and promotion, including programme sponsorship. Almost irrespective of geographic market, television has continued to be one of the most effective methods of increasing new player sign-ups. A number of territories do not allow gambling advertising on television and so the Group has had to seek alternative routes to promote its products and attract new players. These include, where permitted, radio and billboard advertising, sponsorship, direct mail (sending software on CDs through the post), print media as well as online campaigns such as banner advertising and search engine promotions. As these media tend to be less effective than television, extensive use of these other media can increase customer acquisition costs on a per player basis.

Affiliates generated approximately 58% of poker revenue in 2007 (2006: 56%). These third-parties drive players to the Group’s websites in return for a commission. With over 100,000 registered affiliates, of which over 4,000 were active (i.e. generated real money sign-ups) during December 2007, the Group probably has one of the largest affiliate networks of any eCommerce company. The value from affiliates also comes from them helping to identify new markets for the Group by attracting new player sign-ups to one of our sites, possibly from territories which previously had not been seen as important. The contractual relationship is embodied within the terms and conditions at PartyPartners.com, the Group’s dedicated affiliate website. Despite having to compete for affiliates with other operators, PartyGaming continues to represent an attractive proposition for affiliates because of its historic success, established brands and quality offering.

PartyGaming Plc Annual report 2007

Business review 81

Bonuses are one of the online gaming industry’s main marketing tools. PartyGaming has developed over 50 different bonus types, although most fall into one of the following four categories: initial sign-up bonus, reload bonus (such as ‘deposit $100 and you will receive a bonus of $25’), tell-a-friend bonus (refer someone who makes a deposit and you will earn a bonus), as well as various one-off promotions. Under International Financial Reporting Standards, most bonus types are netted from revenue rather than included within operating costs.

Alliances with blue chip organisations are a further source of player traffic that the Group started to put in place during 2007. Drawing upon the respective strengths of PartyGaming and each of these alliances in terms of brand, product and media, we hope to increase the number of players on our platform that will drive growth in revenue and Clean EBITDA.

Customer service
We work hard to ensure that customers do not encounter any problems, when playing on our sites. However, sometimes things do go wrong. Our customer service operation is a fallback to deal with these issues and is there to help with any customer enquiries and to resolve any technical or payment processing issues. With over 200 representatives providing a 24/7 service, in different languages, customer service is a large and important part of the Group’s business operations.

Customer service involves dealing with payment processing queries, fraud detection and all technical and software related enquiries as well as customer account, promotion and bonus enquiries.

The customer service activities aim to meet predetermined service levels based on a series of performance targets. Each of the core targets, together with the corresponding performance in 2007 is shown below.

>	80% of all phone calls are answered within 20 seconds – 2007: 86%

>	60% of all customer service emails are answered within 120 minutes – 2007: 60%

PartyGaming Plc Annual report 2007

Business review 82

PartyGaming Plc Annual report 2007

Business review 83

Product licensing

Alliance	Sporting Index
Method	Their games, our brands, our media
Brands	Sporting Index supplies a full UK racing service for PartyBets and Gamebookers

"We are delighted to enable PartyBets to offer its customers a first-class comprehensive horse racing service."

Richard Glynn, CEO of Sporting Index

SPORTINGINDEX
WORLD LEADERS IN SPORTS SPREAD BETTING

ELECTRIC

or the 2.30 at Ascot

PartyGaming Plc Annual report 2007

Business review 84

Our risks

Managing business risk is an important exercise for all businesses, one that has to account for events past, present and future. Operating in an environment where there is a lack of clarity and often confusion regarding regulation in many countries, means that risk management and regulatory compliance are especially important for PartyGaming and the online gaming industry.

Through a series of specialist committees, the Group has established a tightly managed process of regulatory compliance

Continued development of the Group’s systems to ensure a safe, secure and stable operating environment for all customers

The competitive threat from companies that choose not to comply with local laws in certain territories may intensify

Careful management of our tax affairs resulted in the release of a provision in 2007

The online gaming industry faces similar risks and challenges to other leisure and entertainment businesses, including competition from established companies and new entrants, as well as changes in consumer tastes and spending habits. Technological change presents additional challenges and is a constant feature of the online gaming industry.

Our overall approach to managing risk is focused on ensuring the long-term viability and sustainability of the Group. This may mean taking decisions that adversely affect revenue and profit growth in the short-term but which are expected to yield much greater longer term gains. That is not to say that we are unable to seize profitable opportunities. It means that we always weigh-up the short-term versus long-term value in a risk controlled framework.

The key risks that the business is focused upon are in the areas of regulatory compliance, technology, a shifting competitive landscape and taxation.

Regulatory compliance
Generally, given the regulatory dynamics of our industry, we believe that a more conservative, rather than aggressive approach will deliver substantially superior returns over the medium to longer term. As part of our overall risk management process, the Group monitors the regulatory and legal position in many countries around the world. The detailed monitoring of any individual jurisdiction may be because we already have customers in that particular country or because it harbours potential opportunities for us. Our financial performance can be substantially impacted, either positively or negatively, by a change in the regulatory or political environment in an individual country or region and therefore this is an important ongoing business process for the Group.

PartyGaming Plc Annual report 2007

Business review 85

Whilst some of our competitors have chosen to ignore the introduction of new legislation in the US towards the end of 2006, we ceased immediately from taking deposits and wagers from customers based in the US as soon as the UIGEA came into effect. The impact on our business was immediate. Whilst we may disagree with the principles enshrined in that law, we respect it.

In June 2007 we chose to approach voluntarily the US Department of Justice (‘DoJ’) after having become aware that it was actively looking at our industry, regarding possible legacy issues associated with revenues generated from customers based in the US prior to 13 October 2006. As at the date of this document, our discussions with the DoJ are ongoing and our focus is on removing any uncertainty regarding the Group’s legal status in the US. A successful conclusion to these discussions is one of our key strategic objectives for 2008.

Our ongoing management of regulatory risks, through dialogue with governments and politicians around the world, also remains an important priority for the Group. This is achieved both directly as well as through industry associations such as the Remote Gambling Association and the European Gaming and Betting Association. In 2007, the Group was an active participant in the consultation process leading up to the implementation of the UK Gambling Act that created a legal framework for the regulation of online gaming. Also in 2007, the Group testified before the Canadian Senate in order to clarify a point of Canadian law regarding its application, or otherwise, to offshore online gaming operators. The Group continues to engage with the Canadian Government with a view to assisting it in the possible development of a regulatory framework for online gaming. Similar discussions are taking place with other governments around the globe.

Technology
As an internet business, PartyGaming’s technology and communication systems underpin the Group’s success. Our reputation is founded upon providing reliable and secure software that is protected against hackers, email viruses, distributed denial of service (‘DDoS’) attacks and other forms of cyber crime that could impact the player experience and bring about a decline in user traffic. The Group employs state-of-the-art hardware and protection systems to ensure that our services remain robust and the customer’s playing experience is uninterrupted, safe and secure.

Our technology is also essential in ensuring that the Group’s offering remains competitive and that we can continue to attract and retain customers. Making improvements to our software that enhance the player experience as well as introducing new games and additional gaming features is an ongoing process. With up to 15 different technology releases in any 12-month period, this requires a complex development process. This includes detailed project design and specification as well as rigorous internal and external testing of the product both before and after release, to ensure that the fairness of our games are unaffected. After a product has been released, we continue to conduct internal and external audits of its performance on a regular basis.

PartyGaming Plc Annual report 2007

Business review 86

Our risks

Our reliance on third-party bandwidth providers, communications carriers and data centres also harbour risks. Any failure by a provider could lead to the loss of revenue and customers. To help mitigate this risk, we have a number of alternative data centres which can be used for disaster recovery purposes.

Competitive environment
Competition poses risks for any company operating in an open market. However, since the enactment of the UIGEA in October 2006, the Group has faced a unique set of circumstances that have distorted the normal operation of a free market and posed additional, specific challenges. Whilst the Group chose to respect the clear intent of the new law and immediately stopped customers located in the US from making deposits or playing on any of our real money sites, certain other independent and privately-owned operators did not. Notwithstanding the ongoing threat of prosecution faced by these companies from the US authorities, these operators have a clear and distinct advantage in generating player liquidity that is an important factor in attracting certain ‘high-roller’ players and operating a successful online poker room. This in turn generates incremental revenue that provides such competitors with more resources with which to compete. In spite of this, PartyGaming has continued to grow revenue and Clean EBITDA, reflecting the strength of its brands and the quality of its customer offer.

Taxation
Group Companies operate for tax purposes only where they are incorporated, domiciled or registered. The Group’s customers are located worldwide. Revenues earned from customers located in a particular jurisdiction may give rise to further taxes in that jurisdiction. If such taxes are levied, either on the basis of existing law or the current practice of any tax authority, or by reason of a change in law or practice, then this may have a material adverse effect on the amount of tax payable by the Group.

The Company and its Gibraltar subsidiaries are registered as exempt companies for Gibraltar tax purposes. As a result, the Group pays relatively little tax in Gibraltar. The exempt company tax regime is due to be phased out by the end of 2010. The Government of Gibraltar has reiterated its commitment to the continuation of Gibraltar’s fiscal competitiveness stating that it intends to seek to introduce alternative arrangements to the exempt companies legislation by the end of 2010 which will meet EU requirements and which will be competitive.

A change in control or activity of any Group company which is a Gibraltar exempt company would trigger the loss of its tax exempt status in Gibraltar. Any such change, however, is not expected to have a material adverse effect on the overall tax rate of the Group.

PartyGaming Plc Annual report 2007

Business review 87

Responsible gaming
Only adults are allowed in to our sites. If you're not an adult, you're out!
In or out?

PartyGaming Plc Annual report 2007

Business review 88

Our values Responsibility

PartyGaming doesn’t just pay lip service to the concept of corporate responsibility; it is a core part of our strategy. We engage regularly with our stakeholders to improve our work processes and corporate reputation, minimise risks and ultimately seek to deliver superior returns for investors.

A number of initiatives are now up and running across the Group including:

A series of ‘Ace Behaviours’ that form the basis of a structured recruitment and development programme for all staff

An online training module for responsible gaming for all staff

Health and Safety (OHSAS 18001) and Environmental Management Systems (ISO 14000) standards

A pro bono scheme in both Gibraltar and London allowing employees to spend time on good causes

A new enterprise resource planning tool that has greatly improved supplier management procedures

The Group’s first investor day for analysts and investors was held in Gibraltar

A further review of business practices by Good Corporation

Our approach
We have a wide range of stakeholders, each of whom has differing views and demands as to how PartyGaming should conduct its business activities.

As the breadth and number of our stakeholders continues to grow, so the spotlight and demands on our business and our industry intensifies.

Attaining high standards and being professional and ethical is not an option; it is a ‘must do’ if we are to achieve our long-term objectives. The potential penalty for letting something slip is very real and potentially very large.

Responsibility is more than just risk management. We believe that a positive and proactive approach can reap superior long-term returns for our shareholders by attracting respect from stakeholders, all of whom can enhance our business reputation and help to create future opportunities.

Managing our responsibilities
We have controls and processes in place to manage relationships with our stakeholders,a process that involves everyone in our business from the Board of Directors down to the newest recruit.

PartyGaming Plc Annual report 2007

Business review 89

Executive responsibility for corporate and social responsibility resides with Martin Weigold, Group Finance Director, with CSR issues overseen by the Ethics Committee, which is chaired by Tim Bristow who became a Non-Executive Director in 2007.

Ethics Committee
The Ethics Committee is responsible for reviewing policies put in place by the executive to manage relationships with stakeholders and protect us from any external issues that could materially affect our business and reputation.

The committee also considers the adequacy of our CSR policies, proposals and procedures relating to:

>	responsible gaming, including prevention of underage or problem gambling;

>	compliance for gaming licenses;

>	anti-money laundering;

>	fairness and integrity of gaming systems;

>	privacy and data protection;

>	employment matters relating to codes of conduct and health and safety;

>	charitable donations and investment in the local community;

>	our suppliers and service providers; and

>	our impact on the environment.

GoodCorporation review
Towards the end of 2007, we re-engaged GoodCorporation, an independent accreditation organisation, to conduct a review and assessment of our business practices and policies and, in particular, those that may affect our main stakeholders. GoodCorporation provided us with a written report covering our key stakeholders, including employees, customers, suppliers, affiliates, shareholders and local communities as well as the environment.

Besides confirming the presence and effectiveness of strong policies and working practices across these areas, GoodCorporation also sought to identify any areas of weakness or where policies were ineffective.

GoodCorporation found that overall the Group had the required policies and procedures to manage its key stakeholder groups. Whilst there were areas for improvement, these were focused on our processes and procedures at our newly opened or acquired operations and we are now taking steps to address these items.

The following pages in this section detail our approach to managing our responsibilities, upholding our values and living up to stakeholders’ expectations. In this Annual Report we highlight some of those issues raised by GoodCorporation that may need to be addressed.

PartyGaming Plc Annual report 2007

Business review 90

Our values
Employees

We have a clear definition of what it takes to be recognised, regarded and rewarded as a valued employee: they are players, not spectators and want to perform to their maximum potential.

PartyGaming is a relatively young listed company but its organisational structure is comparable to one found in more mature businesses. We have raised our level of professionalism and broadened our range of skills. The demands on our employees are much greater now than they were when we were still operating in an environment that sported many of the characteristics associated with a start-up business, operating in a very young industry.

Building a robust and scalable working environment was just part of the reorganisation. How we managed, communicated, rewarded and retained our employees also had to change. Improving internal communications was essential to ensure that everyone was clear about our business strategy and our long-term objectives. Providing employees with a clear understanding of the corporate goals is essential for individual development and also ensures that we remain competitive and drive the business forward.

Communication
The execution of the business strategy is founded upon the working relationship between managers and employees. These working relationships are founded upon ethics, behaviour and skills. All three of these continue to be improved through programmes such as our eight ‘Ace Behaviours’, which have been identified as being the attributes needed to succeed at PartyGaming. They range from being creative and passionate about what we do to working as part of a team and delivering results.

PartyGaming Plc Annual report 2007

Business review 91

Ace Behaviours

Creative solutions

Customer & Commercial Drive

Delivering results

eSpeed and eChange

Great Communications

Great Teamwork

Making the Right Decision

Party Passion

Online communication
Our intranet has become an integral communications channel and, during the second half of 2007, was enhanced by a new online Enterprise Resource Planning tool that united all of our offices. Managers and employees can now source information about any aspect of our business through this new tool, which we have called ‘Pi’. It enables us to manage consistently and transparently core parts of the business, including finance, procurement, product planning and human resources.

One of the biggest benefits of Pi has been decentralised decision-making, providing managers with better tools to manage direct reports. The implementation of Pi has been supported by a programme of learning and development that will continue in the first half of 2008.

Face-to-face communication
In addition, we improved face-to-face communications across and down through every level of the business. In 2007 we opened offices in different locations that brought new challenges in terms of culture and language.

We now host two strategy events each year to keep senior managers informed of the ‘big picture’. Information about the business performance and strategy is then cascaded to all employees.

Idea flow
Our managers also listen to and act upon ideas and concerns put forward by staff, customers and other stakeholders. Employees’ best ideas go direct to the CEO, via an initiative that he created and implemented in 2007. Every quarter, in 2007 the best idea that was selected by senior management was rewarded with a share-based award donated by the CEO.

Rewards and incentives
Our expectations for all disciplines across the business are high and are matched by competitive salaries, an annual bonus scheme and an all-employee share option plan. Overall, our stated goal is to create as close a correlation as possible between individual output and company performance through a short, medium and long-term reward structure.

PartyGaming Plc Annual report 2007

Business review 92

Our values
Employees

As with any other competitive industry, retaining key staff is always a challenge. That is why we have looked beyond individual financial rewards and focused our efforts on developing employees’ skills. We want our people to improve their performance, their skill set and also raise their job satisfaction levels.

Our employee base is diverse from a cultural perspective and also spans all age groups. An analysis of the gender of our employee base differs from office-to-office but is generally biased towards males who accounted for 68 per cent of the total number of 1,200 staff in 2007. We are an equal opportunities employer and strive to recruit the best and most appropriate employees first, regardless of their ethnicity, gender or age.

Succession planning ensures that we continue to move forward with a motivated, flexible and evolving organisation. However, not everyone makes the grade at PartyGaming and we know we have to further sharpen our recruitment processes and our approach to career development. PartyGaming’s executive team reviews the senior managers and employees on a regular basis. Our succession plans are actively managed and referred to whenever vacancies occur.

Who we look for
Successful people in our Company are those that fully understand their role in delivering the business strategy and can see that they make a difference. They must be players, not just spectators of their colleagues’ achievements. They perform to their maximum potential and are incentivised to do so by their personal aspirations and not just what is asked of them, or by the rewards on offer. These individuals are supported by managers who lead by example and encourage decision-making and accountability.

GoodCorporation findings
GoodCorporation found that employee related policies, including certain aspects of health and safety and disciplinary procedures, had not yet been fully implemented at new locations or at operations recently acquired. These findings are being addressed.

PartyGaming Plc Annual report 2007

Business review 93

Our values
Responsible gaming

PartyGaming is a young company operating in a young industry. However, we take a mature approach to responsible gaming. We know our limits and we encourage our customers to know theirs.

We are committed to providing a secure and responsible online gaming environment. Our position on responsible gaming is clear: we want everyone who plays at one of our online sites to be there for the right reason – to have fun.

We are aware, however, that a small percentage may try and gamble when under the legal age limit or find that gambling has assumed too large a role in their lives. We try to assist players in identifying when and if they may have a potential problem, to help them limit activity and to provide opportunities to self-exclude. We also provide information about third-party help for problem gambling.

Responsibility is Group-wide
The internal promotion of responsible gaming is an important element of our business strategy. The Ethics Committee has created a Responsible Gaming Committee, comprising senior executives who meet every three months, to implement, monitor and develop our responsible gaming processes. The Ethics Committee adds additional independent oversight on responsible gaming and wider CSR initiatives.

In 2007, online training for responsible gaming issues was introduced for all employees.

We aim to avoid adding aspects to our games that research indicates may encourage uncontrolled or pathological gaming and all of our games are pre-tested by an independent agency prior to deployment, in accordance with our regulatory obligations.

Problem gambling
As well as developing entertaining games, we also aim to ensure that customers control their gaming behaviour.

PartyGaming Plc Annual report 2007

Business review 94

Our values
Responsible gaming

PartyGaming is one of the few online operators to be certificated by GamCare, a registered UK charity and an authority on the provision of information, advice and practical help in addressing the social impact of gambling. Having first been certificated in 2005, the Group was re-certificated by GamCare in June 2006 and again in June 2007.

Age verification
Effective age limits are an important part of our approach to prevent underage gaming, which some research has shown can be linked to problem gambling in later life.

Where practicable, we employ robust third-party electronic age verification tools to validate a customer’s identity. The third-parties include GB Group Plc, a recognised global leader in this field.

On our real money sites, a player has to provide biographical information to establish his/her identity, including date of birth and address. Then, using third-party databases to the extent available, we seek to verify the identity of the player and confirm that they are over 18 by cross-referencing biographical data against public data sources.

Player-led deposit limits
To help control the amount of money deposited in any period, when they first register with us players are encouraged to set deposit limits. The main rules that apply to setting deposit limits are:

>	setting a weekly limit for the first time takes effect immediately;

>	a request to reduce a weekly limit takes effect immediately;

>	an increase in a weekly limit takes effect after 24 hours. Players will also not be able to request another limit change during this period;

>	player-set limits will be shown in the reports used by our support staff; and

>	no employee can override or change the customer-set limits.

When a player makes a deposit, we apply both the customer-set limits and the Cashier system’s internal limits to the account.

Player-led session time limits
In accordance with GamCare guidelines for slot or video poker games, customers can set a playing time limit. This helps a player to keep track of time and know how long they have been playing. A clock is always visible to a player who accesses our games using Windows software.

Self-exclusion tools
Customers can activate 24-hour and seven-day ‘cooling off periods’. They can either activate these online or via one of our Customer Service staff by email, and they can call Customer Services if they wish to be excluded for a minimum of six months. Our Customer Service and Transaction Service staff are trained in how to direct customers to these tools.

PartyGaming Plc Annual report 2007

Business review 95

Contact by related parties
Players or their family members who contact us are provided with information on resources and tools to help them assess their gambling habits and, if appropriate, seek professional help.

Marketing
There is little evidence to show that marketing is of significance to individuals developing a gaming dependency. However, we adhere to the ethical guidelines developed by the Remote Gambling Association, the European Gaming and Betting Association and the Interactive Gaming Council in addition to the Advertising Code developed by the British Advertising Standards Agency. We also allow all players to opt out of receiving any of our marketing materials.

Customer communication
PartyGaming’s websites highlight the Responsible Gaming section to players on the home page. We also promote GamCare compliant tools to help customers stay within appropriate limits.

Other responsible gaming issues
There are other issues that are often raised by stakeholders regarding responsible gaming.

Intervention
We are constantly creating new and innovative ways to enhance our responsible gaming environment and protect vulnerable players. For instance, we have considered whether it may be possible to proactively review game play patterns of players in order to try and develop algorithms to help identify possible problem gambling behaviour. However, whilst this may sound like an attractive answer to a complex problem, there are a number of difficulties. Such a process is an extremely delicate matter given the implications for player privacy and the possible reaction of players that do not consider themselves to have an issue.

Players play at different stake levels depending on their lifestyle and funds at their disposal. Each of these factors and a player’s overall circumstances may change over time. It is important therefore to understand that gaming patterns, while important, are only one of many components that may help to determine whether a player has a gambling problem. Even the most experienced academics in this field cannot agree on a clear definition of what is a ‘problem gambler’. This makes it even more difficult for us to safely determine an appropriate boundary between acceptable and unacceptable gambling behaviour.

We need to be focused on developing policies based on facts, not assumptions. This means furthering our knowledge and understanding of gambling behaviour through research into the nature and possible causes of gambling addiction. As well as making financial contributions to bodies such as the Responsibility in Gambling Trust (‘RIGT’) in the UK, we are also looking to commission academic research directly.

Charitable donations
Historically, the Group’s financial contributions in this area have been targeted towards the RIGT, a UK charitable Trust aimed at raising awareness about problem gambling, commissioning treatment, prevention and education, as well as research into problem gambling. PartyGaming continues to donate money to the RIGT, GamCare and Gordon House, a provider of residential treatment for gambling addicts. We also intend to make contributions to other, international organisations that are focused on helping people with gambling-related problems.

PartyGaming Plc Annual report 2007

Business review 96

Our values
Responsible gaming

Fairness
The Group seeks to ensure that its sites are safe and secure. Comprehensive monitoring of transactions and gaming behaviour is to ensure our games run correctly and participants cannot gain an advantage through unfair means.

Monitoring also includes an ability to trace money laundering and proceeds of crime, in accordance with applicable law. Any suspicious activities have to be reported to the Regulatory Authorities in Gibraltar and Alderney and the respective Financial Investigation Units.

As part of our quality control process, all major changes to our software platform are tested and independently approved before going live. Our Random Number Generator that is used for games such as poker, backgammon, blackjack and roulette is independently tested to ensure it performs within established parameters. PartyGaming also has a dedicated team that investigates suspicious player behaviour to maintain fair play on the Group’s sites.

GoodCorporation findings
While the Group had strong responsible gaming policies in place in its established businesses, there was room for improvement in the newer locations including more positive promotion of responsible gaming and greater clarity over customer terms and conditions. These matters are being addressed.

Future policy
Our responsible gaming policies have been designed to meet all current legal requirements and to comply with the relevant codes set by the regulators in Gibraltar, Alderney and the UK. However, we continue to seek new ways in which we can raise the bar and improve standards through new technologies and services, as and when they become available. Our future is directly dependent on our ability to listen to and address customer requirements, as well as those of regulators, health bodies and other stakeholders. Within the industry, we do not compete on responsible gaming but prefer to lead by example. We actively participate in a number of international associations that work with responsible gaming issues and we have key positions in organisations such as the European Gaming and Betting Association and the Remote Gambling Association.

Responsible gaming is not just a policy, it is what we do.

PartyGaming Plc Annual report 2007

Business review 97

Our values
Suppliers

Suppliers, whether old or new, represent potential risks for any business. We endeavour to mitigate these risks by seeking to encourage responsible behaviour from our suppliers and sharing with them our own standards and values – we cannot afford to gamble with our reputation.

The future success of PartyGaming owes much to what we have done, are doing and propose to do with regards to operating to the highest possible standards internally and externally with our major suppliers. However, rather than viewing them as ‘suppliers’, we believe that ‘long-term business alliances’ is a better description of our general approach.

We are choosy about who we do business with because we do not want to compromise our reputation. We have a policy that governs the selection and final approval of vendors that is overlaid with a protocol that governs the management of our business relationships.

Before companies can work with us, we look to benchmark them against a range of criteria that seeks to assess their financial strength, their own approach to quality, ethics and value; and whether they can keep pace with the fast-moving online gaming industry and continually sharpen our competitive edge.

GoodCorporation findings
As a Group we have made great strides in 2007 in improving the risk management of our supply chain. However, we can do more and particularly in those locations that are relatively new to the Group.

PartyGaming Plc Annual report 2007

Business review 98

Our values
Charity and community

Putting something back into the local community where we operate and providing financial assistance for worthy causes is important for our business over the long term.

Making direct financial contributions as well as encouraging staff to spend their own and the Company’s time working on charitable, community and environmental projects is important for our business over the long-term. We recognise our responsibility to provide help at local and international levels and also value its importance as an influence on the personal and professional development benefits of our employees.

Separately, we believe that we have a responsibility to ensure that help is available to those people who may be in the throes of, or have already developed problems associated with gambling. Our main support in this area has been through financial donations to a number of UK-based specialist organisations: the Responsibility in Gambling Trust, GamCare and Gordon House.

Additionally, we contribute to a broader range of deserving charities. In 2007, our donations were again towards the top end of our target range of between 0.20% and 0.25% of annual EBITDA and were spread across a range of charities.

All of our employees are encouraged to organise one-off events throughout the year, raising money for charities of their choice. In the UK, employees can also elect to give money every month to charities of their choice through a tax effective Payroll Giving scheme. We support employee involvement in charities by at least matching the amount they raise, be it through pushing their bodies to the limits in marathons and triathlons or through organising fun events that help to put a smile on the faces of the recipients of individual or team endeavours.

PartyGaming Plc Annual report 2007

Business review 99

Our staff get involved in a variety of good causes. They have undertaken fund raising projects for breast cancer research, the Royal British Legion Poppy Appeal and even spent time on conservation projects at the Wildlife Heritage Foundation Big Cat Sanctuary in the UK. They have also helped to build arboreal pathways for howler monkeys in Central America to help overcome damage caused by deforestation.

Local community activities around our headquarters in Gibraltar have involved sponsoring the arts and sports projects as well as improving the environment. Our employees in India have raised money, provided clothing and sponsored education for disadvantaged children.

Some of the charities we supported in 2007 included:

Responsibility in Gambling Trust, GamCare and Gordon House

Coram Charity for Disadvantaged Children

Downside Fisher Club for Socially Excluded Children

Royal British Legion Poppy Appeal

Gibraltar Botanic Gardens

Monkey Bridge Project in Costa Rica

Gibraltar Athletics Team

Prostate Cancer Research

Disadvantaged Children in India

GoodCorporation findings
Whilst both Gibraltar and London were taking an active role locally, some of the more recent additions to the Group locations were yet to engage with the local community as commercial pressures had prevented them from doing so. It is planned that this will be addressed in 2008.

PartyGaming Plc Annual report 2007

Business review 100

Our values
Environment

Pure internet-based businesses have a low impact on the environment. However, we are not complacent and continue to seek ways in which we can reduce our impact further.

Our philosophy on the environment is not about doing things for the greater good just to fend off external pressures. Whilst being a low-impact company, we believe our business, our employees, the environment and our local communities will benefit from a proactive approach. We worked hard in 2007 to rise to the challenge of meeting internationally recognised standards with respect to the environment, health and safety and other industrial regulations. As part of achieving these goals, we reviewed our health and safety and environmental practices at our head office in Gibraltar to attain certification for the Health and Safety (OHSAS 18001) and Environmental Management Systems (ISO 14000) standards.

This achievement is a first for an online gaming company in Gibraltar and our goal is for all of our other offices to obtain similar certification for both standards.

Recycling
We remain committed to participating in more recycling programmes and also preventing the production of waste. We encourage staff to think about the environmental consequences before they print documents and, where possible, we recycle materials such as paper, computer equipment and printer consumables.

PartyGaming Plc Annual report 2007

Business review 101

Energy consumption
We aim to keep our already low electricity consumption to a minimum by taking steps to ensure that:

>	air conditioning and other electrical systems are turned off outside of normal office hours;

>	energy efficient light sources, which are fitted in many of our offices, are introduced across all of our facilities; and

>	computers, monitors and other electrical equipment are switched off outside of working hours.

Travel
We use email, video conferencing and telephone conference facilities to reduce travel by our employees between office locations. This not only saves money but lessens the damage to the environment. We do not have a company car scheme and we encourage employees to use public transport where practicable.

GoodCorporation findings
Cultural differences regarding the perceived importance of the environment are now being addressed and whilst the Group overall was found to have good policies in place, not all locations were implementing those policies effectively.

Our values
Shareholders and other
providers of capital

Providing regular updates and open access to senior management ensures our providers of capital remain fully informed of key developments.

Investors, financial analysts and other providers of capital need to have a clear understanding of our business from an operational and values standpoint. Besides the regular contact through financial announcements, we actively engage in communication programmes with these stakeholder to keep them abreast of continual changes to the financial, structural, legislative and regulatory makeup of the online gaming industry. This includes a carefully planned programme of face-to-face meetings, conferences, conference calls and in March 2007 we held the Group’s first investor day in Gibraltar. As well as receiving a series of focused presentations on different aspects of the Group’s operations, invited analysts and investors were also able to meet senior management from across the Group and discuss issues affecting our performance. The day was well received and similar events are planned for the future.

GoodCorporation findings
The Group appears to be managing its shareholder relationships well, but maintaining a regular dialogue remains just as important as the quality and frequency of published materials.

PartyGaming Plc Annual report 2007

Business review 102

hjälp
hjælp
help
hilfe
na pomoc
aide
aiuto
ayuda
ajudar
βοηθεια

A world of knowledge...

PartyGaming Plc Annual report 2007

Business review 103

Customer service

Offering games in a different language is only part of the story. Our customer service teams are also now offering support in a number of different languages.

помощь

ajutor

strewth

...at your fingertips

PartyGaming Plc
Annual report 2007

Governance
104

Board of Directors

Michael Jackson became Chairman of PartyGaming in May 2005. He is also the founder and Chairman of Elderstreet Investments Limited, the venture capital and investment company, and is a Director and investor in a number of other quoted and unquoted companies. Michael holds an MA in law from Cambridge University and qualified as a chartered accountant with Coopers & Lybrand.

Martin Weigold joined the Group in January 2005. Prior to joining, Martin was the Chief Financial Officer of Jetix Europe NV for five years from its flotation on Euronext in 1999. Other posts have included Vice President of Finance of Walt Disney Television International. Martin holds a BSc in economics and accounting from Bristol University and is a member of the Institute of Chartered Accountants of England and Wales.

Mitch Garber joined PartyGaming as Chief Executive Officer in April 2006. Before then, he was simultaneously Chairman of FireOne Group plc, the AIM-listed payment processing company and Executive Vice President of Optimal Group Inc., the Nasdaq-listed payments and services company. He is a graduate of McGill University in Montreal and of the University of Ottawa and is a qualified attorney.

Tim Bristow became an independent Non-Executive Director of PartyGaming in May 2007. Since 2001 Tim has been Chief Executive Officer of Gibtelecom Ltd, Gibraltar’s primary telecommunications provider. He is a chartered accountant and also holds directorships with AquaGib Ltd, owned by Northumbrian Water Group Plc, and the Gibraltar Electricity Authority. Tim was formerly the Financial and Development Secretary of Gibraltar and previously a Director at the National Audit Office, London.

Key to Committees
•	Audit Committee member
•	Remuneration Committee member
•	Nominations Committee member
•	Ethics Committee member
“^”	indicates Chairman of the Committee

PartyGaming Plc
Annual report 2007

Governance
105

Rod Perry became a Non-Executive Director of PartyGaming in May 2005. He is the Board’s Senior Independent Non-Executive Director. Rod had previously been an Executive Director at 3i Group plc, latterly responsible for venture capital investment activities worldwide. He joined 3i in 1985 as an industrial adviser and joined the Executive Committee of 3i in 1997. He retired from the 3i board in July 2005.

Stephen Box joined the Group in December 2007 as an independent Non-Executive Director. Stephen is a qualified chartered accountant and worked for Coopers & Lybrand for more than 25 years, of which he spent 15 years as a corporate finance partner. He is a Non-Executive Director and the audit committee chairman of Michael Page International, Thames Water Utilities and Wales & West Utilities and is a member of the Financial Reporting Review Panel. From August 1997 to October 2002 he was Finance Director of National Grid, a FTSE 100 company.

Emilio Gomez became a Non-Executive Director in December 2007. He is a chartered certified accountant and was joint senior partner of Baker Tilly Gibraltar until he retired in June 2007. Other roles have included being the senior partner at KPMG Gibraltar, Chairman of the Gibraltar Insurance Association, and President of the Gibraltar Society of Chartered and Certified Accountancy Bodies. He is currently Chairman of the Gibraltar Finance Centre Council.

Lord Moonie became an independent Non-Executive Director of PartyGaming in December 2007. Before being made a Life Peer, he was Member of Parliament for Kirkcaldy from 1987 to April 2005. He held the position of Under Secretary for State at the Ministry of Defence between January 2000 and June 2003. Before becoming an MP, he was a consultant in the National Health Service, a senior medical adviser and clinical pharmacologist in the pharmaceutical industry

John Davy became a Non-Executive Director in December 2007. He has created and built a series of successful businesses during the last 25 years. John co-owned and developed Jongleurs Comedy Clubs before selling the UK franchise in August 2000. He remains Non-Executive Chairman of Jongleurs Comedy Limited, a diversified leisure business with interests in television and corporate hospitality, and is chairman of Mentor Inns LLP and Lombard Asset Management Ltd.

PartyGaming Plc
Annual report 2007

Governance
106

Directors’ report

The Directors present the Directors’ Report and the audited financial statements for the year ended 31 December 2007.

Principal activities and business review

The Group is the world’s leading listed online gaming company, operating PartyPoker, PartyCasino, PartyBingo, PartyGammon, PartyBets, Gamebookers, EmpirePoker and a number of other established gaming sites. Companies in the Group maintain gaming licences granted by the Government of Gibraltar, Alderney Gambling Control Commission and Kahnawake Gaming Commission. The Group is headquartered in and operates from Gibraltar. The Company and a majority of its subsidiaries are registered under The Companies (Taxation and Concessions) Act as exempt companies for Gibraltar tax purposes.

On 29 December 2006 the Group announced the acquisition of several leading online gaming websites and certain assets from Empire Online Limited (‘EOL’) and Intercontinental Online Gaming Limited (‘IOG’) in consideration for PartyGaming issuing 115,193,842 new Shares. The acquisition of the assets from EOL and IOG completed on 19 January 2007.

A detailed review of the Group’s business and prospects are set out in the Chairman’s Statement on pages 16 to 19 and the Chief Executive’s Business Review on pages 20 to 27 of this document.

Results and dividends

During the year the Group made a profit after tax of $41.6 million (2006: $128.4 million). The Company did not pay an interim dividend during the year ended 31 December 2007 and, for the reasons set out in the Chairman’s Statement contained in this Annual Report, the Board is not recommending the payment of a final dividend in respect of 2007.

Corporate governance and the Combined Code

With the exception of the relevant provisions in the Companies Act 1930, Gibraltar does not have a system of corporate governance equivalent to that found in the UK. The Company, however, applies the principles set out in the Combined Code on Corporate Governance annexed to the Listing Rules (the ‘Code’).

Throughout the year to 31 December 2007, the Company has complied fully with the Code’s principles except, as detailed below, in respect of the Chairman’s initial fixed term of service, the membership of the Audit Committee until 13 December 2007, the membership of the Remuneration Committee from 4 May to 10 May 2007 and the performance-related elements of Executive Director remuneration and executive share options being offered at a discount.

The Directors

Director	Age	Position	Committees	Date of appointment	Date of last re-appointment	Date of resignation

Michael Jackson	57	Non-Executive Chairman	Chairman of the Nominations Committee and member of the Ethics Committee (appointed 31 May 2005) and Remuneration Committee (appointed 23 February 2007)	31 May 2005	24 June 2005	—

Mitch Garber	43	Chief Executive Officer	Member of the Nominations Committee (appointed 4 May 2006)	19 April 2006	10 May 2007	—

Martin Weigold	42	Group Finance Director	—	4 April 2005	4 May 2006	—

PartyGaming Plc
Annual report 2007

Governance
107

Director	Age	Position	Committees	Date of appointment	Date of last re-appointment	Date of resignation

Rod Perry	62	Senior Independent Non-Executive Director	Chairman of the Remuneration Committee (appointed 31 May 2005 and Chairman since 10 May 2007), member of the Ethics Committee (appointed 31 May 2005 and Chairman until 10 May 2007), Audit Committee (appointed on 31 December 2006 and served as Chairman from then until 13 December 2007) and Nominations Committee (appointed on 31 May 2005).	31 May 2005	10 May 2007	—

Lars Berg	59*	Independent Non-Executive Director	Until 4 May 2007 a member of the Audit, Nominations and Ethics Committees (appointed 31 May 2005). Chairman of the Remuneration Committee from 31 December 2006 until 4 May 2007.	31 May 2005	4 May 2006	4 May 2007

Tim Bristow	52	Independent Non-Executive Director	A member of the Audit, Remuneration and Nominations Committees and Chairman of the Ethics Committee (appointed 10 May 2007)	4 May 2007	—	—

Stephen Box	57	Independent Non-Executive Director	Chairman of the Audit Committee and a member of the Remuneration and Nominations Committees (appointed 13 December 2007)	13 December 2007	—	—

John Davy	52	Non-Executive Director	A member of the Nominations and Ethics Committees (appointed 13 December 2007)	13 December 2007	—	—

Emilio Gomez	58	Non-Executive Director	A member of the Ethics Committee (appointed 13 December 2007)	13 December 2007	—	—

Lord Moonie	61	Independent Non-Executive Director	A member of the Audit, Remuneration, Nominations and Ethics Committees (appointed 13 December 2007)	13 December 2007	—	—

*Age on date of resignation

PartyGaming Plc
Annual report 2007

Governance
108

Directors’ report

Biographical details of the current Directors are set out under the ‘Board of Directors’ section of the Annual Report on pages 104 to 105 of this document.

In accordance with the Code, the Company is headed by an effective Board, which is collectively responsible for the success of the Company. The Board provides entrepreneurial leadership of the Company whilst ensuring that a framework of prudent and effective controls exists in order to assess and manage risk.

The Directors have adopted a formal schedule of matters reserved to the Board, setting out which issues must be referred to the Board for decision. Examples of topics covered by the schedule are long-term strategy, budgets and forecasts, the convening of Shareholder meetings, capital expenditure over certain limits, restructuring of the Group, changes of share capital, approval of new loan facilities, dividend policy, acquisitions and disposals.

The Board and its Committees met throughout 2007 and details of the number of meetings and attendance records are set out in the table below. The Chairman has also met with the Non-Executive Directors without the Executive Directors present during the year ended 31 December 2007. Led by the Senior Independent Director, the Non-Executive Directors met in 2007 without the Chairman present.

Total number of meetings held during the year ended 31 December 2007 and the number of meetings attended of the maximum number that each Director was entitled to attend

	Board	Audit Committee	Ethics Committee	Nominations Committee	Remuneration Committee

Total held in year	7	5	3	7	5

Michael Jackson	7/7	n/a	3/3	6/7	5/5

Mitch Garber	7/7	n/a	n/a	7/7	n/a

Martin Weigold	7/7	n/a	n/a	n/a	n/a

Rod Perry	7/7	5/5	3/3	7/7	5/5

Tim Bristow(1)	5/5	3/3	2/2	4/4	3/3

Stephen Box(2)	1/1	0/0	n/a	0/0	0/0

John Davy(2)	1/1	n/a	0/0	0/0	n/a

Emilio Gomez(2)	1/1	n/a	0/0	n/a	n/a

Lord Moonie(2)	1/1	0/0	0/0	0/0	0/0

Lars Berg(3)	2/2	2/2	1/1	3/3	2/2

(1)	Tim Bristow was appointed as a Director of the Company on 4 May 2007.
(2)	Lord Moonie, Stephen Box, John Davy and Emilio Gomez were appointed as Directors of the Company on 13 December 2007.
(3)	Lars Berg resigned as a Director of the Company on 4 May 2007.

Board independence

The Code recommends that at least half the members of a Board (excluding the Chairman) should be Non-Executive Directors who are independent in character and judgement and free from relationships or circumstances which are likely to affect, or could appear to affect, their judgement. Throughout 2007 and to date the Company has complied with this recommendation.

Independent	Non-independent
Rod Perry	Mitch Garber
Lars Berg/Tim Bristow	Martin Weigold
Stephen Box	John Davy
Lord Moonie	Emilio Gomez

Under the terms of the Relationship Agreement entered into at the time of the Company’s IPO in June 2005 by, amongst others, PartyGaming, Ruth Parasol, Russell DeLeon and Anurag Dikshit, provided that while Ruth Parasol and Russell DeLeon collectively maintain an interest in 15% or more of PartyGaming’s issued share capital, they are entitled to nominate an individual for appointment as a Non-Executive Director to the PartyGaming Board. Under the same agreement, Anurag Dikshit is similarly entitled to nominate one individual for appointment as a Non-Executive Director to the PartyGaming Board provided he maintains an interest in 15% or more of PartyGaming’s issued share capital. During 2007, Ruth Parasol and Russell DeLeon, who together retain an interest in 28.43% of PartyGaming’s issued share capital, nominated John Davy to act as their representative on the Board whilst Anurag Dikshit, who retains an interest in 27.66% of PartyGaming’s issued share capital, nominated

PartyGaming Plc
Annual report 2007

Governance
109

Emilio Gomez as his representative on the Board. Owing to the background behind their appointments, neither John Davy nor Emilio Gomez can be regarded as being independent.

Rod Perry is the Senior Independent Director and is available to Shareholders if they have concerns that it has not been possible, or it would be inappropriate to resolve using the normal channels of Chairman, Chief Executive Officer or Group Finance Director.

The Chairman and Chief Executive Officer

In accordance with the Code, the roles of Chairman and Chief Executive Officer are not exercised by the same individual. The different responsibilities of both roles have been clearly set out by the Board in a schedule of responsibilities of the Chairman and the Chief Executive Officer.

Board information and professional development

The Chairman oversees, with the assistance of the Company Secretary, the process of ensuring that all Directors receive timely and accurate information in order to enable them to perform their duties. Management provides detailed information ahead of each Board or Committee meeting and additional information or updates between meetings, when deemed necessary. Each Executive Director is readily available to the Non-Executive Directors if the latter should need clarification or amplification on any information provided. All the Directors have access to the advice and services of the Company Secretary, who is responsible to the Board for ensuring Board procedures are complied with and advising the Board, through the Chairman, on all governance matters. The Board has also adopted a procedure for a Director to seek independent professional advice at the expense of the Company where they judge it necessary to discharge their responsibilities as Directors. Each Committee of the Board also has authority under its terms of reference to obtain outside legal or other independent professional advice if the Committee considers it necessary in order to perform its duties.

Each new Director receives a full induction on joining the Board and major Shareholders are offered the opportunity to meet new Non-Executive Directors. The Chairman ensures that all Directors continually update their skills, knowledge and familiarity with the Company to fulfil their roles on the Board and Board Committees via reports and information collated by management, the Company Secretary and the Company’s advisers.

Performance evaluation

The Directors have undertaken a formal and rigorous evaluation of their performance for the year ended 31 December 2007, utilising the services of a third-party corporate governance consultancy. The evaluation has focused on the effectiveness of the Chairman, Non-Executive Directors, the Board and its Committees and has been conducted using a confidential questionnaire. The results have been reviewed by the Chairman and discussed with individual Directors, except that the performance of the Chairman has been reviewed by the Non-Executive Directors, led by the Senior Independent Director, without the Chairman being present.

Nominations Committee and Board appointments and re-appointments

The Board has adopted a formal, rigorous and transparent procedure for the appointment of new Directors to the Board. The Board has appointed a Nominations Committee to lead the process of appointment and make recommendations to the Board. During 2007 Michael Jackson chaired the Nominations Committee and Mitch Garber and Rod Perry were members. Lars Berg was a member of the Nominations Committee until 4 May 2007, when he stepped down as a Director and was replaced on the Nominations Committee by Tim Bristow on 10 May 2007. Following their appointments on 13 December 2007, Stephen Box, Lord Moonie and John Davy were appointed members of the Nominations Committee. In recruiting for the positions of Chairman, Executive Director or independent Non-Executive Director, the Nominations Committee will normally engage the services of an external search consultancy to assist with the recruitment process. The Nominations Committee has adopted terms of reference, approved by the Board that are available on the Company’s website: www.partygaming.com/investor/nomination_terms.html

The Articles require a Director to retire at the first AGM following their appointment and to seek reappointment by Shareholders. Consequently Stephen Box, John Davy, Emilio Gomez and Lord Moonie will each retire and seek re-appointment as a Director at the 2008 AGM. Although Tim Bristow was appointed before the Company’s Annual General Meeting on 4 May 2007 (‘2007 AGM’), his appointment occurred after the 2007 AGM notice was dispatched to Shareholders and therefore, in accordance with the Articles, he retired as a Director at the conclusion of the 2007 AGM. He was re-appointed a Director at a Board meeting immediately following the 2007 AGM and retires and seeks re-appointment as a Director at the 2008 AGM.

PartyGaming Plc
Annual report 2007

Governance
110

Directors’ report

The Articles dictate that at every AGM one-third of the remaining Directors (or, if their number is not three or a multiple of three, the number nearest to one-third) shall retire from office; but if any Director has at the start of the AGM been in office for three years or more since his last re-appointment, he shall retire at that AGM. Michael Jackson was last re-appointed on 24 June 2005 and therefore he will also retire at the 2008 AGM and seek re-appointment.

The Nominations Committee has reviewed these re-appointments and on the basis of experience, performance, skills and commitment demonstrated, has recommended to the Board that all the Directors be reappointed. The Board has considered and agrees with this recommendation and is therefore recommending to Shareholders that they re-appoint Michael Jackson Stephen Box, Tim Bristow, John Davy, Emilio Gomez and Lord Moonie as Directors at the 2008 AGM.

The letters of appointment for each of the Non-Executive Directors do not specify a fixed term of appointment. The Board has resolved, however, that if any Non-Executive Director remains in office for a period of six years, having satisfied annual performance evaluations and been re-appointed by Shareholders at an AGM at least twice, then that Non-Executive Director’s re-appointment will be subject to a rigorous review by the Nominations Committee and the Board, both bodies taking into account the need to maintain an active and progressive Board. The Board does not expect that any Non-Executive Director will serve for a period greater than nine years.

The Code recommends that notice or contract periods for Directors should be set at one year or less. Michael Jackson has an appointment letter governing the terms of his appointment as Chairman from Admission under which he was appointed for an initial term until 21 March 2008. The appointment can be terminated by the Company giving 12 months’ notice to Michael Jackson to expire at any time on or after 21 March 2008. Therefore, between 1 January 2007 and 21 March 2007 of the 2007 financial year the Company was not compliant with the Code. The Board is satisfied that the length of Michael Jackson’s initial fixed term was necessary to secure his services as Chairman. From 22 March 2007 the Company has been compliant with the Code’s recommendation in relation to the notice periods of Directors.

The letters of appointment for the Non-Executive Directors and the service agreements for the Executive Directors will be available for inspection 30 minutes prior to and during the AGM.

Audit Committee

The Board is required by the Code to establish formal and transparent arrangements for considering how it should apply the required financial reporting and internal control principles and for maintaining an appropriate relationship with the Company’s joint auditors, BDO Stoy Hayward LLP and BDO Orion Limited. The Board has done this by appointing an Audit Committee, whose terms of reference, approved by the Board, are available on the Company’s website: www.partygaming.com/investor/audit_terms.html

In accordance with its duties, the Audit Committee made recommendations to the Board on the appointment, for approval by Shareholders, of the external auditors and also approved their remuneration and approved their terms of engagement. The Audit Committee also established a policy regarding the appointment of the auditors to perform non-audit services for the Group, over and above the external audit and keeps this under ongoing review. It remains confident that the objectivity and independence of the external auditors are not impaired as a result of this further work.

During the year ended 31 December 2007, the members of the Audit Committee were Rod Perry, Lars Berg (until his departure on 4 May 2007),Tim Bristow (appointed on 10 May 2007), Stephen Box and Lord Moonie (both appointed on 13 December 2007). Rod Perry chaired the Audit Committee until 13 December 2007 when Stephen Box became Chairman. Both Rod Perry and Stephen Box have recent and relevant financial experience. All members were or are independent Non-Executive Directors. The Code recommends that a minimum of three independent Directors (excluding the Chairman of the Board) should serve on the Audit Committee. From 1 January 2007 to 13 December 2007 the Company did not have three independent Directors (excluding the Chairman of the Board) and consequently could not comply with this recommendation during that period. From 13 December 2007, following the appointment of Stephen Box and Lord Moonie to the Audit Committee, the Company has complied with the Code’s recommendation.

PartyGaming Plc
Annual report 2007

Governance
111

The Audit Committee is authorised to investigate any matter pertaining to the Company’s management of risk and internal controls, the integrity of the financial reporting and engagement of the external auditors and in doing so may seek any information it requires from any employee of the Company and all employees are expected to co-operate.

During the year to 31 December 2007, the Audit Committee met five times. In doing so it monitored the integrity of the Company’s full year results announcement and the annual report for the year ended 31 December 2006, the 2007 half year financial statement and the pre-close trading statement. In 2008, the Audit Committee has met once to review and recommend the approval of the full year results announcement and the annual report for the year ended 31 December 2007. At the Audit Committee’s meetings the members met with management and with the internal and external auditors to review the effectiveness of internal controls and business risk management. The Audit Committee also met privately with the external auditors, without management representatives present. Through these meetings and review process the Audit Committee has satisfied itself that proper and satisfactory internal control systems remain in place to identify and contain business risks and that the integrity of the Company’s financial reporting is sound.

Risk management and effective internal controls

PartyGaming maintains a robust system of internal control for the purpose of safeguarding Shareholders’ investment and the Company’s assets. At least annually the Board conducts a review of the effectiveness of the Group’s system of internal controls, covering all material controls, including financial, operational and compliance controls and risk management systems. PartyGaming’s system of internal control reduces the probability that business risks might impede the Company in achieving its objectives, but it cannot eliminate these risks and can therefore provide only reasonable, not absolute, assurance against material misstatement or loss.

The Company has established an Internal Audit department, which also carries out the Company’s risk management monitoring. During the year, management have identified the risks attaching to the business and, on an ongoing basis, efforts are being taken to mitigate these risks. Throughout the year

PartyGaming’s internal auditors have performed internal audits of offices and departments within the business to assess whether adequate internal controls are in place to protect the Group, its employees and Shareholders. The internal audit reports are presented to the Audit Committee and the Head of Internal Audit meets regularly with the Audit Committee Chairman, to whom he has direct access, and the Audit Committee.

In accordance with the guidance contained in the Turnbull Report, the Board, with the assistance of the Audit Committee, has completed its annual review of the effectiveness of the internal system of control, and is satisfied that it is in accordance with that guidance.

The Company has adopted a formal ‘whistleblowing’ procedure by which employees can, in confidence, raise concerns about possible improprieties in matters of financial reporting or other matters. This procedure is set out in the PartyGaming Employee Handbook and has been reviewed by both the Audit and Ethics Committees. Both Committees are satisfied that arrangements are in place for the proportionate and independent investigation of such matters and for appropriate follow-up action.

The Company has Directors’ and officers’ liability insurance and prospectus indemnity cover in place.

External Auditors

During the year ended 31 December 2007, BDO Stoy Hayward LLP was appointed under an engagement letter to act as auditors to enable the Company to meet its obligations to prepare financial statements in accordance with the Listing Rules. For the purposes of filing the Company financial statements in Gibraltar, BDO Stoy Hayward LLP and BDO Orion Limited (formerly BDO Fidecs Chartered Accountants Limited) have been appointed to act as auditors, allowing an audit report to be issued under section 10 of the Gibraltar Companies (Accounts) Act 1999. The Audit Committee has reviewed the re-appointment of BDO Stoy Hayward LLP and BDO Orion Limited as auditors. The Audit Committee recommends and the Board agrees with the re-appointment of BDO Stoy Hayward LLP and BDO Orion Limited as auditors and therefore an ordinary resolution to this effect is being proposed at the AGM (resolution 3) together with an ordinary resolution authorising the Directors to set the auditors’ remuneration (resolution 4).

PartyGaming Plc
Annual report 2007

Governance
112

Directors’ report

Financial reporting and going concern

The Board is responsible for presenting a balanced and comprehensive assessment of the Company and in performing this duty has sought to set out clearly in the Annual Report the Company’s performance in 2007 and its future prospects. In addition, the Board is obliged to report on whether the business is a going concern. The Directors have reviewed the Group’s budget and strategy and consider that the Company has adequate resources to continue operating for the foreseeable future and therefore it is appropriate to continue to adopt the going concern basis in preparing the Annual Report.

Remuneration Committee

The Board has appointed a Remuneration Committee to deal with matters regarding the remuneration of the Chairman of the Board, Executive Directors, the Company Secretary and certain senior management. The remuneration of the Non-Executive Directors is a matter for the Executive Directors. The terms of reference for the Remuneration Committee are available on the Company’s website: www.partygaming.com/investor/remuneration_terms.ht ml. During the year ended 31 December 2007, Lars Berg chaired the Remuneration Committee until he stepped down from the Board on 4 May 2007, Rod Perry then became Chairman on 10 May 2007 and the other members are Michael Jackson (appointed 23 February 2007), Tim Bristow (appointed on 10 May 2007), Lord Moonie and Stephen Box (both appointed on 13 December 2007). In accordance with the Code, all members are independent Non-Executive Directors. For a brief period from 4 May 2007, when Lars Berg resigned and before Tim Bristow was appointed to the Remuneration Committee on 10 May 2007, the Remuneration Committee only had two members when the Code recommends three. The Remuneration Report prepared by the Remuneration Committee is set out on pages 116 to 124 of the Annual Report and discloses the remuneration policy of this Company and the remuneration of the Directors. The Remuneration Report sets out why the Company does not comply fully with the Code’s requirement that performance-related elements of remuneration should form a significant proportion of the total remuneration package of the Executive Directors. In addition, the Remuneration Report also explains why the Company does not comply with the Code’s recommendation that executive options are not offered at a discount.

Corporate and social responsibility

Ethics Committee
The Board believes that the way in which the Group behaves and interacts with its stakeholders is key to the Group’s long-term success and development. Reflecting the importance the Company places on corporate and social responsibility (‘CSR’), the Board has appointed an Ethics Committee, despite there being no requirement to do so under the Code. The members of the Committee during the year were Rod Perry (who was also the Chairman until 10 May 2007), Michael Jackson, Lars Berg (until his resignation from the Board on 4 May 2007), Tim Bristow (appointed Chairman of the Committee on 10 May 2007), Lord Moonie, John Davy and Emilio Gomez (the latter three Directors appointed on 13 December 2007). The purpose of the Ethics Committee is to oversee the CSR framework adopted by the Group, monitoring that adequate policies are in place to deal with stakeholder risks, just as the Audit Committee reviews whether the Company has satisfactory internal controls in place to address the financial risks faced by the business. In particular, the Ethics Committee focuses on the Company’s approach to responsible gaming, the fairness of the gaming platforms and rules, gaming licence compliance, charitable donations and the Company’s impact on the environment. The terms of reference for the Ethics Committee are available on the Company’s website: www.partygaming.com/investor/ethics_terms.html. The Group Finance Director has executive responsibility for CSR matters. The Ethics Committee met three times during the year ended 31 December 2007. Further details regarding the Group’s approach to CSR-related issues is contained in the ‘Our Values’ section of this Annual Report on pages 88 to 101.

Employees
Our employees are critical to the future success of the Group. Without their dedication, professionalism and drive the Group would be unable to serve its customers’ needs and achieve its objectives. At the time of the IPO, the founder Shareholders of the Company recognised this and wanted to ensure that employees shared in the success of the business. To this end the PartyGaming Plc Share Option Plan was established and, on Admission, the Company allotted 224 million Shares to the Employee Trust to satisfy the future exercise of share options under the Share Option Plans and otherwise for the general purposes of the Employee Trust. A further 40 million Shares were gifted to the Employee Trust in 2006 by founder Shareholders of the Company. In addition, the Company implemented three further share plans during 2007, the PartyGaming Plc Executive Share Option Plan, the PartyGaming Plc Performance Share Plan and the PartyGaming Plc All-Employee Option Plan. Information about the Company’s long-term incentive plans is contained in the Remuneration Report. Further details regarding the Group’s employee policies are set out in the ‘Our Values’ section of the Annual Report. In recognition of the value of our employees, the Chief Executive Officer is the Director who reports on and takes responsibility on the Board for the Group’s employees and associated policies.

PartyGaming Plc Annual report 2007

Governance 113

Customer and creditor payment policy
The Group is committed to prompt payment of customer cashout requests and maintains adequate cash reserves to cover customer cashouts and balances. Normally payments will be made to customers within seven days of a customer instruction. In the case of other creditors, it is the Group’s policy to agree terms at the outset of a transaction and ensure compliance with such agreed terms. In the event that an invoice is contested then the Group tells the supplier without delay and seeks to settle the dispute quickly.

Charitable and political donations
For the year ended 31 December 2007 the Group made donations of US$184,270 (2006: US$750,080) to charitable organisations. The Group has not made any contributions to any political parties. More information on the Group’s charitable policy is set out in the ‘Our Values’ section.

Share capital and shareholders

Share capital
The Company has an authorised share capital of £75,000 divided into 5,000,000,000 ordinary shares of 0.0015 pence each (‘Shares’). At the year-end the Company had in issue and admitted to the Official List and to trading on the London Stock Exchange 4,115,193,842 Shares.

As securities issued by non-UK companies cannot be held or transferred through the CREST paperless settlement system, the Company has put in place arrangements for a depositary to hold the Shares and issue dematerialised depositary interests (‘Depositary Interests’) representing the underlying Shares which are held on trust for the holders of the Depositary Interests.

On 10 June 2005 the Directors were authorised to allot further Shares up to an aggregate nominal amount of £15,000 (1,000,000,000 Shares). This authority expires on 10 June 2010. Following an allotment of 115,193,842 Shares on 19 January 2007 in respect of the acquisition of certain business assets from EOL and IOG, the Directors retain authority until 10 June 2010 to allot a further 884,806,158 Shares. The Directors are also empowered until 10 June 2010, pursuant to Articles 22 to 25, to allot Shares for cash, pursuant to the above authority, as if pre-emption rights did not apply to the allotment, provided that such authority be limited to (i) the allotment of equity securities in connection with a rights issue, open offer or any other pre-emptive offer in favour of ordinary Shareholders, but subject to such exclusions as may be necessary to deal with fractional entitlements, or legal or practical problems under any laws, or requirements of any regulatory body in any jurisdiction; and (ii) the allotment (otherwise pursuant to (i) above) of equity securities for cash up to an aggregate nominal amount of £3,000 (200,000,000 Shares). This authority has yet to be utilised.

Of the Shares in issue, as at 29 February 2008 110,034,128 Shares were held in the Company’s employee benefit trust, the PartyGaming Plc Shares Trust (the ‘Employee Trust’). The trustee of the Employee Trust has waived all dividend and voting rights in respect of Shares held by the Employee Trust to satisfy the future exercise of share options. This waiver only subsists while the Shares are held in the Employee Trust. The Shares are transferred out of the Employee Trust upon exercise of share options under certain Share Plans.

Further information regarding the Company’s Shares and Depositary Interests are set out in the ‘‘‘Shareholder Information’ section on pages 171 to 173 of this document.

Significant shareholders
Set out below is a list of shareholdings disclosed to the Company in accordance with the Gibraltar Disclosure of Interests in Shares Act 1998, the Articles, Deed Poll and the Listing Rules.

Shareholder	Ordinary shares currently held as at 29 February 2008	Percentage of issued share capital	Percentage of total voting rights(5)

Crystal Ventures Limited(1)	1,138,085,333	27.66	28.42
Cheam Directors Limited(2)	584,986,667	14.22	14.61
Cheam Directors Limited(3)	584,986,667	14.22	14.61
Orbis Holdings Limited(4)	205,809,299	5.00	5.07
Employee Trust(5)	110,034,128	2.67	—

(1)	A company owned indirectly by Anurag Dikshit, a Principal Shareholder.

(2)	Cheam Directors Limited holds Shares on bare trust for Stinson Ridge Limited, a company wholly-owned by Russell DeLeon, a Principal Shareholder.

(3)	Cheam Directors Limited holds Shares on bare trust for Emerald Bay Limited, a company wholly-owned by Ruth Parasol, a Principal Shareholder.

(4)

Orbis Holdings Limited informed the Company of its holding on 13 November 2007. 202,637,764 Shares of the total holding had voting rights and the above disclosure is based on the notification lodged with the Company.

(5)

As at 29 February 2008, PartyGaming had a total of 4,115,193,842 Shares in issue. Each Share carries the right to one vote, with the exception of Shares held by the Employee Trust, which has waived the voting rights in respect of the Shares it holds. Consequently as at 29 February 2008 the total number of Shares with voting rights was 4,005,159,714.

PartyGaming Plc Annual report 2007

Governance 114

Directors’ report

As described above, the Principal Shareholders entered into a Relationship Agreement with the Company dated 14 June 2005. This agreement contains provisions concerning the disposal by the Principal Shareholders of their Shares. If any Principal Shareholder proposes to effect any sale, transfer or other disposal of any Shares (a ‘Disposal’):

(i)	such Principal Shareholder undertakes to provide the Company with as much notice as is reasonably practicable but in any event not less than 10 business days’ prior notice of the proposed Disposal;

(ii)	conduct such Disposal having such regard as is reasonable to the Company’s desire to ensure an orderly market for its Shares;

(iii)

where, prior to 31 December 2010, any such Disposal would be reasonably likely to cause the Company to lose its status as a Gibraltar Tax Exempt Company, provide the Company with not less than 12 months’ prior notice of the proposed Disposal, provided that (A) no such Disposal shall take place within two years of Admission (30 June 2007) and (B) these obligations shall not apply if the result of the Disposal would be to expose the Group to an effective rate of Gibraltar taxation of less than 10%; and

(iv)	give notice to the other Principal Shareholders of his or her intention to make a Disposal.

Relations with Shareholders
The Board recognises the need for a productive dialogue with Shareholders based on a mutual understanding of objectives. As described above, Ruth Parasol, Russell DeLeon and Anurag Dikshit, who in aggregate hold 56.1% of PartyGaming’s issued share capital, are represented on the Board via their nominees. In addition, the Chairman, Chief Executive Officer and Group Finance Director assisted by the Investor Relations Director, meet with institutional Shareholders on a regular basis. The Senior Independent Director can be contacted via the Company’s registered office in the event that any Shareholder wishes to raise an issue which it would be inappropriate to raise with the Chairman, Chief Executive Officer or Group Finance Director.

Directors’ share interests
The beneficial interests of the Directors in office at 31 December 2007 in the issued share capital of the Company are set out in the table below:

	Ordinary shares 5 March 2008	Ordinary shares 31 December 2007	Ordinary shares 1 January 2007

Chairman
Michael Jackson	600,000	600,000	600,000

Executive Directors
Mitch Garber	8,750,000	8,750,000	4,083,331
Martin Weigold	684,448	684,448	684,448

Non-Executive Directors
Rod Perry	50,862	50,862	50,862
Tim Bristow(1)	80,000	80,000	—
Stephen Box(2)	200,000	200,000	—
John Davy(2)	—	—	—
Emilio Gomez(2)	—	—	—
Lord Moonie(2)	—	—	—

(1)	Appointed on 4 May 2007
(2)	Appointed on 13 December 2007

Mitch Garber and Martin Weigold also have further interests in the Company’s share capital through the options they have been granted under the PartyGaming Plc Share Option Plan, the PartyGaming Plc Executive Share Option Plan and the PartyGaming Plc Performance Share Plan, details of which are set out in the Remuneration Report on pages 116 to 124.

Annual General Meeting

The Company’s AGM will be held on Thursday 15 May 2008 at the Caleta Hotel, Catalan Bay, Gibraltar at 5.00 p.m. The Company is incorporated, managed and controlled in Gibraltar and therefore the AGM is required to be held in Gibraltar. The AGM notice is printed later in this document and has been dispatched more than 20 working days before the AGM. The AGM provides a valuable opportunity for Shareholders, particularly private individuals, to meet the Board. Saving any unforeseen circumstances, all the Directors will be present at the 2008 AGM and the Chairmen of the Audit, Remuneration, Nominations and Ethics Committees will be available to answer questions relating to their Committees. Information on attending and voting at the AGM is set out in the ‘Shareholder Information’ section of the Annual Report.

PartyGaming Plc Annual report 2007

Governance 115

Each item of business is proposed in a separate resolution at the AGM and the vote will be undertaken by poll rather than simply by a show of hands in accordance with best practice. Following the AGM the voting results will be announced via a regulatory news service to the London Stock Exchange and posted on the Company’s website. The business of the meeting is set out in the AGM notice, but set out below is a summary of and rationale for each resolution.

Resolution 1 – To receive the annual accounts (ordinary resolution)
The Directors are required by Section 178 (1) of the Gibraltar Companies Act 1930 to present the annual accounts for the year ended 31 December 2007 to Shareholders to formally receive them. This gives Shareholders the opportunity to raise any questions about the 2007 accounts and accompanying reports and statements.

Resolution 2 – To approve the Remuneration Report (ordinary resolution)
The Remuneration Report sets out the remuneration policy of the Company and is prepared and laid before Shareholders for approval in accordance with best practice. The vote is advisory and does not affect the remuneration of the Directors in the year ended 31 December 2007.

Resolution 3 – To re-appoint the auditors (ordinary resolution)
The Company is required to appoint an auditor at each general meeting at which accounts are laid before the Company, to hold office until the conclusion of the next such meeting. The Directors are recommending the reappointment of BDO Stoy Hayward LLP and BDO Orion Limited (formerly BDO Fidecs Chartered Accountants Limited) as auditors of the Company.

Resolution 4 – To authorise the Directors to set the auditors’ remuneration (ordinary resolution)
The resolution authorises the Directors to set the remuneration payable to the auditors, in accordance with best practice. As explained in the ‘Corporate Governance’ section, the Audit Committee is tasked with reviewing the auditors’ remuneration and making a recommendation to the Board.

Resolutions 5 to 10 – To re-appoint certain Directors (ordinary resolutions)
Resolutions 5 to 10 deal with the re-appointment of Michael Jackson, Stephen Box, Tim Bristow, John Davy, Emilio Gomez and Lord Moonie respectively. In accordance with the Articles, these Directors must retire at the AGM and stand for re-appointment. Details of each Director’s background and experience are set out in the ‘Board of Directors’ section. For the reasons set out in this Directors’ report, the Board believes that it is in the best interests of the Company to re-appoint these individuals as Directors.

Resolution 11 – Share buyback authority (special resolution)
In certain circumstances, it may be advantageous for the Company to purchase its own Shares and resolution 11 seeks authority from Shareholders to do so. The resolution specifies the maximum number of Shares that may be acquired (10% of the Company’s issued ordinary share capital) and the maximum and minimum prices at which they may be bought.

Any Shares purchased in this way will, unless the Directors determine that they are to be held as treasury shares, be cancelled and the number of Shares in issue will be reduced accordingly. Shares held in treasury will not automatically be cancelled and will not be taken into account in future calculations of earnings per share (unless they are subsequently resold or transferred out of treasury). The Directors will only purchase such Shares after taking into account the effects on earnings per share and the benefit for Shareholders.

By order of the Board of Directors

Robert Hoskin

Company Secretary

5 March 2008

PartyGaming Plc Annual report 2007

Governance 116

Remuneration report

Introduction

In accordance with the Listing Rules, the Company presents a report on the remuneration of the Directors for the year ended 31 December 2007. The Company is incorporated in Gibraltar and so is not subject to the Directors’ Remuneration Report Regulations 2002 which apply to UK incorporated companies and which set out specific disclosure requirements for a company’s remuneration report. However, in pursuit of best practice and compliance with the Code, this Remuneration Report has been prepared by the Remuneration Committee in accordance with the aforementioned regulations. An ordinary resolution to approve the Remuneration Report will be proposed at the AGM on 15 May 2008. The vote will have an advisory status only and will be in respect of the remuneration policy and overall remuneration packages generally and will not be specific to individual levels of remuneration. BDO Stoy Hayward LLP and BDO Orion Limited have audited the sections headed ‘Share Plans’ and ‘Emoluments table’, to the extent required by the regulations.

Remuneration Committee

The Board has appointed a Remuneration Committee. It is the duty of this Committee to determine and agree with the Board the framework and broad policy for the remuneration of the Chairman of the Board, Chief Executive Officer, Executive Directors, Company Secretary and any other senior management reporting directly to the Chief Executive Officer. The Committee also annually reviews the total individual remuneration packages of each of these individuals, including bonuses, incentive payments and share options or share awards. In a wider context, the Remuneration Committee also oversees major changes in employee benefit structures throughout the Group.

The terms of reference for the Remuneration Committee are available on the Group’s website: www.partygaming.com/investor/remuneration_terms. html or on request from the Company Secretary. During the year ended 31 December 2007, the following Directors were members of the Remuneration Committee:

>	Lars Berg (Chairman and member until he resigned from the Board on 4 May 2007)

>	Rod Perry (Chairman from 10 May 2007)

>	Michael Jackson (appointed 23 February 2007)

>	Tim Bristow (appointed 10 May 2007)

>	Stephen Box (appointed 13 December 2007)

>	Lord Moonie (appointed 13 December 2007)

Michael Jackson was appointed a member of the Remuneration Committee, following changes to the Code, which allow an independent Chairman of the Board to sit on the Remuneration Committee in reporting periods beginning on or after 1 November 2006. In accordance with the Remuneration Committee’s terms of reference, Mr. Jackson takes no part in the Remuneration Committee’s deliberations or decisions regarding the remuneration or service of the Chairman of the Board.

The Secretary to the Remuneration Committee is the Secretary to the Company.

In the year to 31 December 2007, the Committee met five times. During the reporting period and in pursuance of performing its duties effectively, the Committee consulted internally with the Group Human Resources Director and Company Secretary. In addition, the Chief Executive Officer was invited to attend Committee meetings. No person was involved in any decisions as to their own remuneration. The Committee has also retained the services of Kepler Associates Limited to advise the Committee and the Company’s management on market trends, short- and long-term incentives and general executive remuneration matters. No other services were provided to the Company by Kepler Associates Limited.

Executive remuneration policy

The Company’s executive remuneration policy remains unchanged from the policy approved by Shareholders at the AGM in 2007. The policy is to provide market-competitive total remuneration packages enabling the Company to recruit and retain the high-calibre individuals required to drive the future growth and performance of its business. Being an online gaming business operating in a highly competitive and dynamic environment, a particular emphasis is placed on providing a share-based remuneration package appealing to entrepreneurial and innovative executives.

When establishing policies on remuneration, the Remuneration Committee takes into account a range of special circumstances specific to the Company. These include the rapid pace of change in the Company, the characteristics of the sectors in which the Company operates and the requirement for Executive Directors and certain other senior management positions to relocate to and discharge all their responsibilities from Gibraltar. The Company’s policy is that fixed compensation (salary and benefits) should reflect the appropriate rate for each role, taking into account market practice in the gaming and internet sectors, as well as geographic location. Variable rewards provided through share options and bonuses

PartyGaming Plc Annual report 2007

Governance 117

currently form approximately 90% of the Chief Executive Officer’s total remuneration opportunity whilst they form approximately 80% of the total remuneration opportunity for the Group Finance Director and senior management. The senior management bonus scheme rewards the achievement of short-term corporate and personal objectives; the Share Plans reward share price performance over the longer term.

The Remuneration Committee considers corporate performance on environmental, social and governance (‘ESG’) issues when setting the remuneration of Executive Directors and ensures that these are appropriately addressed in an individual’s personal objectives. The Remuneration Committee also reviews whether incentive structures for senior management may raise ESG risks by inadvertently motivating irresponsible behaviour and is of the view that this is not the case with the current incentive structures.

As a result of the thorough compensation and benefits review for all employees undertaken by the Company at the end of 2006, which led to clear and consistent remuneration packages being introduced across different employment grades as well as the Group, in the first quarter of 2007 the Company obtained Shareholder approval for two further Share plans, the PartyGaming Plc All-Employee Option Plan and the PartyGaming Plc Performance Share Plan. Details of the Share Plans and awards are set out below.

Salary

Executive Directors’ salaries are reviewed annually with changes implemented from 1 January each year. As in the previous year, 2008 salaries have been benchmarked by the Remuneration Committee’s advisers against three comparator reference groups: (i) other FTSE 250 companies with a similar market capitalisation as the Company; (ii) listed companies in the gaming sector and (iii) listed software companies. Executive Directors’ basic salary levels exceed the market median, whilst the total cash payments (which aggregates basic salary and target bonuses) made to the Chief Executive Officer are just below the market median, whilst they are above the market median for the Group Finance Director, but below the market upper quartile. For 2008 the Remuneration Committee has resolved that it is appropriate to increase the Group Finance Director’s basic salary by 6% in line with the increase for employees and executive salary inflation generally. Following Mitch Garber’s decision on 5 March 2008 that he did not intend to remain in the Company’s employment beyond 1 May 2009, the Remuneration Committee resolved that it was inappropriate to increase his salary in 2008. Executive Directors’ 2007 and 2008 salaries were/are as follows:

Name	Position	2007 salary $	2008 salary $

Mitch Garber	Chief Executive Officer	1,050,000	1,050,000

Martin Weigold	Group Finance Director	808,969	857,507

Benefits

Executive Directors receive private medical insurance, permanent health insurance and life assurance. There are no pension benefits or company car allowances, although Mitch Garber has the sole use of a vehicle owned by the Company and located in Gibraltar. Mitch Garber is also entitled under his service agreement to an allowance for the provision of furnished accommodation in Gibraltar having a rental cost per annum of approximately US$150,000 (plus service and utility costs).

Senior management bonus scheme

For the year to 31 December 2007, the Executive Directors participated in a senior management bonus scheme approved by the Remuneration Committee. Mitch Garber and Martin Weigold were eligible for an incentive with a maximum award of 100% and 75% respectively of basic salary. Mitch Garber’s award was based solely on his performance against stretching personal objectives agreed with the Chairman of the Board, the Remuneration Committee and the Board. The awards for Martin Weigold and senior management were earned for achieving stretching targets linked to revenue, Clean EBITDA and personal performance objectives agreed with the Chief Executive Officer, the Remuneration Committee and the Board. These performance measures were chosen for their relevance in driving short-term performance of the business in the uncertain and challenging environment for the online gaming industry following the enactment of the UIGEA in October 2006.

Bonus payments made to the Executive Directors for the year to 31 December 2007 were as follows:

Executive Director	Bonus paid $

Mitch Garber	787,957

Martin Weigold	455,046

PartyGaming Plc Annual report 2007

Governance 118

Remuneration report

The Remuneration Committee has reviewed the structure of the senior management bonus scheme in respect of the year ending 31 December 2008. The Chief Executive Officer and Group Finance Director are now eligible for incentives with a maximum award of 120% and 100% of basic salary respectively. Awards will be earned for achieving stretching targets linked to Clean EBITDA, revenue and personal performance objectives, the latter in the case of the Chief Executive Officer agreed with the Chairman, Remuneration Committee and the Board and in the case of the Group Finance Director and other senior managers, the Chief Executive Officer, the Remuneration Committee and the Board. These performance measures were chosen for their relevance in driving short-term performance of the business.

As part of the measures taken by the Company to retain Mitch Garber’s services following the passing of the UIGEA and in conjunction with a gift of 40 million Shares from the Principal Shareholders, on 29 December 2006, Line Trust Corporation Limited, trustee of the PartyGaming Plc Shares Trust (the ‘Employee Trust’), awarded the Chief Executive Officer a retention bonus of £3 million payable in 30 equal monthly tranches from 1 December 2006 to 1 May 2009 conditional on his continued employment on each payment date. In addition, Mitch Garber became entitled and was paid on 1 December 2007 a loyalty bonus of £2 million for remaining employed by the Company on that date. The Employee Trust also awarded him on 29 December 2006 2,000,000 Shares at nil-cost which will vest if he remains an employee of the Company on 1 May 2009 (the ‘Share Award’). The Share Award will vest in its entirety on a change of control of the Company or on termination of his employment for any reason other than for cause.

Share Plans

Executive Directors, senior managers and other staff are eligible to participate in the Company’s long-term incentive arrangements which are currently structured around four Share Plans described below. In the first two months of 2007 the Remuneration Committee undertook a consultation with some of the Company’s largest institutional Shareholders regarding the Company’s long-term incentive arrangements. As a result of this consultation the Company adopted the PartyGaming Plc All-Employee Option Plan and PartyGaming Plc Performance Share Plan on 21 March 2007 and started making awards under these plans as well as making awards for the first time under the existing PartyGaming Plc Executive Share Option Plan.

A. The Plans

(i) The PartyGaming Plc Share Option Plan To attract, retain and reward employees and self-employed consultants, the Board established the PartyGaming Plc Share Option Plan (the ‘Nil-Cost Plan’) in June 2005. Each option granted to date under the Nil-Cost Plan (‘Nil-Cost options’) takes the form of a right to acquire Shares or Depositary Interests at nil-cost on particular vesting dates, subject only to continued employment. The exercise of Nil-Cost options is satisfied by the transfer to participants of Shares held in the Employee Trust established prior to Admission.

The Code recommends that executive share options should not be offered at a discount. The options awarded under the Nil-Cost Plan are awarded at nil-cost on issue and vesting. At the time awards were made to the Executive Directors, the Remuneration Committee was of the view that such awards were necessary in order for the Company to either secure or retain their services.

As at 29 February 2008, 110,034,128 Shares were held in the Employee Trust to cover outstanding Nil-Cost options and 19,746,086 Shares are available in the Employee Trust for future awards under the Nil-Cost Plan.

No new Nil-Cost options were awarded to Executive Directors during 2007 and the Remuneration Committee has no intention of granting any further Nil-Cost options to the existing Executive Directors. The Nil-Cost Plan will only be used in exceptional circumstances in connection with the recruitment or retention of key individuals.

(ii) The PartyGaming Plc Executive Share Option Plan The primary purpose of the PartyGaming Plc Executive Share Option Plan (the ‘Executive FMV Plan’) is to focus participants on long-term financial performance. The Executive FMV Plan provides for grants of fair market value options (‘Executive FMV options’) over existing or newly issued Shares, or Depositary Interests, to eligible employees (including the Executive Directors) and self-employed consultants of the Group. The exercise of any options granted under the Executive FMV Plan is subject to the satisfaction of corporate performance targets set over three years. Although the Executive FMV Plan was adopted in June 2005, the Company first issued awards under the Executive FMV Plan to the Executive Directors only on 11 May 2007, in conjunction with the introduction of the two new Share Plans detailed below. Awards up to 200% of salary are made annually and the awards made to-date are fully exercisable if the growth in Clean EPS equals or exceeds 15% per annum over a three year period, with no re-testing. The Remuneration Committee is of the view that it is appropriate to use an absolute EPS measure rather than, for example, a relative measure based on UK inflation index as the Company

PartyGaming Plc Annual report 2007

Governance 119

generates only a small proportion of its revenues in the UK. The Remuneration Committee will review this performance condition prior to each future grant to ensure that it remains appropriately challenging.

On 11 May 2007 Mitch Garber and Martin Weigold were granted at no cost an Executive FMV option each over 1,160,000 Shares and 883,600 Shares respectively, equal in value to 100% of salary. These Executive FMV options will vest in full on 31 March 2010 only if the Company’s Clean EPS equals or exceeds 15% per annum over the period 1 January 2007 to 31 December 2009. The strike price for exercising these Executive FMV options is 45.75 pence per Share.

To date Executive FMV options have only been granted to the Executive Directors and have been made over a total of 2,043,600 Shares (representing 0.05% of the issued ordinary share capital).

(iii) The PartyGaming Plc All-Employee Option Plan The primary purpose of the PartyGaming Plc All-Employee Option Plan (the ‘FMV Plan’) is to align the interests of employees with Shareholders. All employees with the exception of the Executive Directors are eligible to receive annual awards of fair market value options under the FMV Plan (‘FMV options’), as follows:

>	normal annual grants of between 40% and 170% of salary. Awards of up to 300% of salary in exceptional circumstances (e.g. initial awards on recruitment); and

>	options to vest on continued employment; 50% after 2.5 years and 50% after three years; initial awards (e.g. on recruitment) to vest in one-sixth tranches every six months over three years.

The Remuneration Committee recognises that whilst it is unusual for a UK-listed company to grant time-vesting option awards, it considers it essential to attract talented executives from around the world, to attract the best talent to Gibraltar, and also to help ensure the continued retention of the Company’s existing talent. The first awards under this plan were made on 11 May 2007 and to date FMV options have been made over a total of 71,685,982 Shares (1.74% of the issued ordinary share capital). In accordance with the FMV Plan rules, no FMV options have been awarded to the Executive Directors.

(iv) The PartyGaming Plc Performance Share Plan The primary purpose of the PartyGaming Plc Performance Share Plan (‘PSP Plan’) is to focus participants on long-term external performance. Senior managers (including the Executive Directors) are eligible for annual share awards under the PSP Plan of up to 200% of salary for Executive Directors and up to 40% of salary for senior managers in normal circumstances (300% in exceptional circumstances).

On 11 May 2007 Mitch Garber and Martin Weigold were granted at no cost awards under the PSP Plan over 1,160,000 Shares and 883,600 Shares respectively, equal in value to 100% of salary. These awards vest subject to the Company’s Total Shareholder Return (‘TSR’) performance over the three-year period from 1 January 2007 to 31 December 2009 compared to the median TSR of a sector comparator group (comprising Ladbrokes, William Hill, Sportingbet, Bwin, 888 Holdings, Paddy Power, Unibet and Cryptologic). The threshold for vesting at which 25% will vest, will be TSR equalling the median of the comparator group, rising on a straight-line basis to 100% vesting if the Company’s TSR exceeds the median by 10% per annum calculated over the three-year period. It is estimated that outperformance of the median by 10% per annum is broadly equivalent to upper quartile performance over three years. The initial share price is the average of the daily mid-market closing prices of a share for the three calendar months ending on 31 December 2006 and the share price at the end of the performance period is the average of the daily mid-market closing prices of a Share for the three calendar months ending on 31 December 2009. There will be no re-testing and vesting will occur as soon as reasonably practicable after the end of the performance period and once the Remuneration Committee has determined the extent to which the performance condition has been satisfied. In addition to satisfaction of the TSR performance target, vesting is also subject to the Remuneration Committee being satisfied that actual TSR performance over the three-year period is a genuine reflection of the Company’s performance.

The Remuneration Committee will review the TSR performance condition prior to each future grant to ensure that it remains appropriately challenging. PSP Plan awards have also been made to certain senior executives during the year. To date awards over a total of 4,374,588 Shares have been made (representing 0.11% of the issued ordinary share capital).

B. Dilution, funding, voting and dividend entitlement
The exercise of Nil-Cost options is satisfied by the transfer to participants of Shares held in the Employee Trust established prior to Admission. Such Nil-Cost option exercises therefore have no dilutive effect on other Shareholders or Depositary Interest Holders entering the register after 30 June 2005 and will have no cash impact on the Company. International Financial Reporting Standards, however, require that the fair value of these Nil-Cost options be amortised through the income statement over their vesting period, based on the Group’s estimate of the Shares that will eventually vest.

The vesting of awards made under the Executive FMV Plan, FMV Plan and PSP Plan can be satisfied by the issue of new Shares or the transfer of existing Shares in the Employee Trust. For the time-being Executive FMV Plan and FMV Plan awards will be satisfied by the issue of new Shares and PSP Plan awards will be satisfied by the transfer of existing Shares in the Employee Trust. In

PartyGaming Plc Annual report 2007

Governance 120

Remuneration report

any 10 year period, not more than 10% of the issued ordinary share capital of the Company may be issued or committed to be issued under the Executive FMV Plan, FMV Plan and PSP Plan. As at 29 February 2008 78,104,170 Shares had been committed to be awarded in total under the Executive FMV Plan, FMV Plan and PSP Plan, representing 1.90% of the ordinary issued share capital of the Company. In addition, in any 10 year period, not more than 5% of the issued ordinary share capital of the Company may be issued or committed to be issued under the Executive FMV Plan and PSP Plan. The FMV Plan is not subject to the 5% in 10 years limit as it will operate on an all-employee basis. As at 29 February 2008 a total of 6,418,188 Shares had been committed to be awarded under the Executive FMV Plan and PSP Plan, representing 0.16% of the ordinary issued share capital of the Company.

Nil-Cost Plan, Executive FMV Plan, FMV Plan and PSP Plan participants are not entitled to vote or receive dividends in respect of Shares relating to awards which are unvested or vested but unexercised. The Employee Trust has waived the rights to vote or receive dividends in respect of the Shares it holds.

C. Status summary of awards granted

				Vested			Exercised
										Number of
Executive Director/type of award	Number of Shares over which awards granted on 1 January 2007	Number of Shares over which awards granted during the year to 31 December 2007	Exercise price of award granted (pence)	Date	Number of Shares	Date	Number of Shares		Lapsed	Shares over which awards remain unvested or unexercised at 31 December 2007	Expiry date

Mitch Garber Nil-CostPlan	37,916,669	nil	nil	01.01.07	500,000	02.03.07	3,749,999	(1)	nil	20,250,004	19.04.16
				19.01.07	583,333	19.03.07	583,333			(11,250,004	(option
				01.02.07	500,000	20.06.07	4,583,333	(2)		relate	granted
				19.02.07	583,333	19.09.07	5,250,000			to the	on
				01.03.07	500,000	26.11.07	3,500,000			19.04.06	19.04.06)
				19.03.07	583,333					grant and	29.12.16
				01.04.07	500,000					9,000,000	(option
				19.04.07	583,333					relate	granted
				01.05.07	500,000					to the	on
				19.05.07	1,250,000					29.12.06	29.12.06)
				01.06.07	500,000					grant)
				19.06.07	1,250,000
				01.07.07	500,000
				19.07.07	1,250,000
				01.08.07	500,000
				19.08.07	1,250,000
				01.09.07	500,000
				19.09.07	1,250,000
				01.10.07	500,000
				19.10.07	1,250,000
				01.11.07	500,000
				19.11.07	1,250,000
				01.12.07	500,000
				19.12.07	1,250,000

Executive FMV Plan	nil	1,160,000	45.75	nil	nil	nil	nil		nil	1,160,000	11.05.17

PSP Plan	nil	1,160,000	nil	nil	nil	nil	nil		nil	1,160,000	Vest
											automat-
											ically if
											perfor-
											mance
											condition
											satisfied

(1)	500,000 Shares vested on 1 December 2006 and 583,333 Shares vested on 19 December 2006.

(2)	Following exercise 300,000 Shares were gifted by Mitch Garber to the Employee Trust.

PartyGaming Plc Annual report 2007

Governance 121

					Vested		Exercised
									Number of
Executive Director/type of award	Number of Shares over which awards granted on 1 January 2007	Number of Shares over which awards granted during the year to 31 December 2007	Exercise price of award granted (pence)	Date	Number of Shares	Date	Number of Shares	Lapsed	Shares over which awards remain unvested or unexercised at 31 December 2007	Expiry date

Martin Weigold
Nil-Cost Plan	17,795,552	nil	nil	31.03.07	1,977,282	nil	nil	nil	17,795,552	06.04.15
				30.06.07	1,977,282					(option
				30.09.07	1,977,282					granted
				31.12.07	1,977,282					on
										06.04.05)
										29.12.16
										(option
										granted
										29.12.06)

Executive FMV Plan	nil	883,600	45.75	nil	nil	nil	nil	nil	883,600	11.05.17

PSP Plan	nil	883,600	nil	nil	nil	nil	nil	nil	883,600	Vest
										automat-
										ically if
										perfor-
										mance
										condition
										satisfied

No awards under the Share Plans have been granted to Non-Executive Directors.

The future vesting of Mitch Garber’s Nil-Cost options are conditional on his continued employment by the Company on the relevant vesting dates, save as described as follows. In the event of his resignation or the termination of his employment by the Company for cause, he will be entitled to exercise his Nil-Cost options only in respect of the Shares which have vested as at the date the notice of resignation or termination is given (‘notice date’). If employment is terminated by the Company for any reason other than for cause then, subject to him entering into a written waiver and release of all claims against the Group relating to his employment or its termination, he will in addition be entitled to exercise his Nil-Cost option granted on 19 April 2006 in respect of the Shares which would have vested in the 12 months following the notice date.

His Nil-Cost option granted on 29 December 2006 will vest in full upon the termination of his employment by the Company for any reason other than for cause. In the event of a change of control of the Company, his December 2006 Nil-Cost option will vest in full and his April 2006 Nil-Cost option will either be rolled-over into an appropriate number of shares in the acquiring company vesting on the same basis or, if a roll-over is not provided, then he will be entitled to exercise the April 2006 Nil-Cost option in respect of the Shares which would have vested in the 12 months following the date of the change of control.

PartyGaming Plc Annual report 2007

Governance 122

Remuneration report

The future vesting of Martin Weigold’s Nil-Cost options is conditional on his continued employment by the Company on the relevant vesting dates, save as described as follows. In the event of his resignation or the termination of his employment by the Company for cause, he will be entitled to exercise his Nil-Cost options only in respect of the Shares which have vested as at the date the notice of resignation or termination is given (‘notice date’). If employment is terminated by the Company for any reason other than for cause then, subject to him entering into a written waiver and release of all claims against the Group relating to his employment or its termination, he will in addition be entitled to exercise his Nil-Cost options in respect of the Shares which would have vested in the 12 months following the notice date. In the event of a change of control of the Company his Nil-Cost options will either be rolled-over into an appropriate number of shares in the acquiring company vesting on the same basis or, if roll-over is not provided, then he will be entitled to exercise his Nil-Cost options in respect of the Shares which would have vested in the 12 months following the date of the change of control.

The future vesting of Mitch Garber and Martin Weigold’s Executive FMV and PSP Plan awards are conditional on each of them continuing to be employed by the Company on the relevant vesting dates and the relevant performance conditions being satisfied, save that in the event that employment ceases before an Executive FMV or PSP Plan award vests owing to factors such as injury, disability or ill health, then unless the Remuneration Committee determines otherwise, subject to the satisfaction of the performance conditions, a proportion of an award may vest.

Executive Director service contracts

Mitch Garber and Martin Weigold were appointed Executive Directors under terms of service agreements with the Company dated 22 March 2006 and 4 April 2005 respectively. These agreements are governed by English law.

The service agreements grant entitlements to a salary, discretionary bonus, participation in the Company’s long-term incentive plans, private medical insurance, permanent health insurance and life assurance.

In accordance with the Code, each Executive Director’s employment is terminable by either party on 12 months’ written notice. The Company may elect to pay an Executive Director compensation in lieu of notice. Such a payment would comprise 12 months’ salary at the Director’s then current basic rate plus a cash payment to compensate for the value of any lost benefits under the Service Agreement. A compensation payment is payable where the requisite 12 months’ notice is not given to the Executive Director or where the Executive Director terminates by giving 12 months’ notice and the Company does not wish the Executive Director to serve his notice. If a period of notice is served then the compensation payment is reduced pro rata. In the event that an Executive Director’s contract is terminated for cause (e.g. gross misconduct), the Company may terminate the contract with immediate effect and no compensation would be payable, in which case the Executive Director is not under any obligation to mitigate loss on his part and any such payment will be in full and final settlement of any claims the Executive Director may have against the Company.

Neither service agreement provides for the payment of compensation to the Executive Director in the event of a change of control of the Company.

Each Executive Director is subject to certain restrictive covenants during the appointment and for a period of 12 months following the termination of the appointment.

An Executive Director’s Nil-Cost, Executive FMV and PSP Plan awards are dealt with in accordance with the terms of his grant letters.

PartyGaming Plc Annual report 2007

Governance 123

Departing Chief Executive Officer entitlements

On 5 March 2008 PartyGaming announced that Mitch Garber had served notice that he would not be extending his employment beyond 1 May 2009. Consequently, the Remuneration Committee has agreed with Mitch Garber that he shall be entitled to his basic salary and benefits (or payment in lieu) for the period to 1 May 2009. His living allowance will only be paid whilst he remains physically resident in Gibraltar and he will not be entitled to any further payments under the senior management bonus scheme. He will be entitled to all options vesting and retention bonus payments due in the period to 1 May 2009. The Remuneration Committee believes that this arrangement is necessary in order to keep Mitch Garber incentivised during his notice period and to ensure an orderly and seamless transition to the new Chief Executive Officer.

Chairman’s terms of appointment and remuneration

The Chairman of the Board, Michael Jackson, joined the Group in March 2005 and has an appointment letter dated 31 May 2005 governed by English law, the terms of which, with effect from 30 June 2005, provide for an initial fixed term until 21 March 2008. The Company may terminate the appointment by giving 12 months’ notice to expire on or at any time after 21 March 2008. The Chairman may terminate the appointment at any time by giving six months’ notice. The appointment is otherwise subject to the provisions of the Articles.

The Chairman is entitled to an annual fee of £525,000 (2007: £525,000) for his services, reimbursement of reasonable expenses and to the provision of office facilities and secretarial support at the Company’s offices in Gibraltar. The Chairman does not participate in the Company’s bonus or Share Plans.

The Chairman is subject to certain restrictive covenants during the appointment and for a period of 12 months following the termination of the appointment.

Non-Executive Directors’ terms of appointment and remuneration

The Non-Executive Directors each entered into a letter of appointment, the terms of which are governed by English law.

Rod Perry and Tim Bristow were appointed under appointment letters dated 17 April 2006 and 4 May 2007 respectively. Stephen Box, John Davy, Emilio Gomez and Lord Moonie were all appointed under appointment letters dated 13 December 2007. The independent Non-Executive Directors (Rod Perry, Tim Bristow, Stephen Box and Lord Moonie) are entitled to an annual fee of £130,000 per annum plus £20,000 if they chair one or more of the Board’s committees (2007: £150,000 including fees for chairing Board Committees). The non-independent Non-Executive Directors (John Davy and Emilio Gomez) are entitled to a lower fee of £100,000 per annum in recognition of the fact that they cannot be members of the Audit or Remuneration Committees. The remuneration of the Non-Executive Directors is a matter for the Executive Directors and the levels of remuneration reflect the time commitment and responsibilities of the particular Non-Executive role as well as the market rates paid to Non-Executive Directors generally.

Each of the Non-Executive Directors is entitled to reimbursement of reasonable expenses incurred in the course of their duties, the use of office facilities in Gibraltar and directors’ and officers’ liability insurance cover.

PartyGaming Plc Annual report 2007

Governance
124

Remuneration report

The appointments may be terminated by either party giving one month’s notice and are subject to the provisions of the Articles. The Non-Executive Directors are subject to certain restrictive covenants during their appointments and for a period of 12 months following the termination of their appointments.

Non-Executive Directors are not entitled to participate in any of the Company’s incentive or Share Plans.

Emoluments table

Name	Basic salary/fees $	Retention and loyalty Bonuses $	Annual Bonus $	Allowances/ benefits $	Total emoluments $	Proceeds from sale of nil-cost options $	2007 total $	2006 total $

Executive Directors
Mitch Garber	1,050,000	6,403,712	787,957	179,659	8,421,328	7,983,301	16,404,629	7,829,350	(1)
Martin Weigold	808,969	—	455,046	14,759	1,278,774	—	1,278,774	6,906,321

Non-Executive Directors
Michael Jackson	1,050,609	—	—	—	1,050,609	—	1,050,609	936,832
Rod Perry	300,174	—	—	—	300,174	—	300,174	172,010
Lars Berg	103,286	—	—	—	103,286	—	103,286	153,580
Stephen Box	15,331	—	—	—	15,331	—	15,331	—
Tim Bristow	197,695	—	—	—	197,695	—	197,695	—
John Davy	10,221	—	—	—	10,221	—	10,221	—
Emilio Gomez	10,221	—	—	—	10,221	—	10,221	—
Lord Moonie	13,287	—	—	—	13,287	—	13,287	—

Aggregate emoluments	3,559,793	6,403,712	1,243,003	194,418	11,400,926	7,983,301	19,384,227	15,998,093

(1) Included a signing on fee of $6,000,000.

External appointments

All Executive Directors are required to seek the consent of the Board before accepting external appointments as Non-Executive Directors of companies outside the Group. None of the Executive Directors is currently a director of a company outside the Group or received a fee in respect of such a position during the year to 31 December 2007.

Total shareholder return

The Directors’ Remuneration Report Regulations 2002 require the Remuneration Committee to set out a graph showing the total shareholder return of the Company’s Shares against the total shareholder return performance of a suitable index for the period since the Company’s IPO. In previous years the Directors chose the FTSE 100 Index as the comparator index because it is widely used and the Company was a constituent member until October 2006. The UIGEA, which was passed in October 2006, caused the Company’s share price to fall 70% in the last quarter of 2006 and led to the Company leaving the FTSE 100 Index and becoming instead a constituent of the FTSE 250 Index. Consequently, for this Remuneration Report the Directors have chosen to use both the FTSE 100 and FTSE 250 indices as comparators. The graph below plots the value of an investment of £100 in the Company’s Shares and in the FTSE 100 and FTSE 250 indices from Admission to 31 December 2007. The change in the value of the FTSE 100 and FTSE 250 indices holdings reflects any changes in the constituent companies over the period. The value of dividend income is treated as reinvested in the period.

Rod Perry

Chairman of the Remuneration Committee

5 March 2008

PartyGaming Plc Annual report 2007

Governance
125

Directors’ responsibility statement

The Directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the Company, for safeguarding the assets, for taking reasonable steps for the prevention and detection of fraud and other irregularities and for the preparation of a Directors’ Report which complies with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930, and a Directors’ Remuneration Report which complies with the requirements of the UK Companies Act 1985.

Financial statements are published on the Group’s website in accordance with legislation in the United Kingdom governing the preparation and dissemination of financial statements, which may vary from legislation in other jurisdictions. The maintenance and integrity of the Group’s website is the responsibility of the Directors. The Directors’ responsibility also extends to the ongoing integrity of the financial statements contained therein.

The Directors are responsible for preparing the Annual Report and the financial statements. The Directors are required to prepare financial statements for the Group in accordance with International Financial Reporting Standards (‘IFRS’), and have also chosen to prepare financial statements for the Company in accordance with IFRS.

Group and parent company financial statements

Company law requires the Directors to prepare such financial statements in accordance with IFRS, the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930.

International Accounting Standard 1 requires that financial statements present fairly for each financial year the Group’s and the Company’s financial position, financial performance and cashflows. This requires the faithful representation of the effects of transactions, other events and conditions in accordance with the definitions and recognition criteria for assets, liabilities, income and expenses set out in the International Accounting Standards Board’s ‘Framework for the Preparation and Presentation of Financial Statements’. In virtually all circumstances, a fair presentation will be achieved by compliance with all applicable IFRS. A fair presentation also requires the Directors to:

>	consistently select and apply appropriate accounting policies;

>	present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information; and

>

provide additional disclosures when compliance with the specific requirements in IFRS is insufficient to enable users to understand the impact of particular transactions, other events and conditions on the entity’s financial position and financial performance.

PartyGaming Plc Annual report 2007

Financial statements
126

Play with your queen...

PartyGaming Plc Annual report 2007

Financial statements 127

Multi currency

PartyGaming players now have the choice to hold their deposits in dollars, pounds sterling or euros. With the majority of Group revenues coming from customers located in Europe, most players can now play casino games or place bets in their local currency.

2007

...or king

PartyGaming Plc Annual report 2007

Financial statements 128

Independent auditors’ report to the
shareholders of PartyGaming Plc

We have audited the Group and Company financial statements (the ‘financial statements’) of PartyGaming Plc for the year ended 31 December 2007 which comprise the Group Income Statement, the Group and Parent Company Balance Sheets, the Group and Parent Company Cashflow Statements, the Group and Parent Company Statement of Recognised Income and Expense and the related notes 1 to 32 to the financial statements. These financial statements have been prepared under the accounting policies set out therein. We have also audited the information in the Directors’ Remuneration Report that is described as having been audited.

Respective responsibilities of Directors and auditors

The Directors’ responsibilities for preparing the Annual Report, the Remuneration Report and the financial statements in accordance with applicable law and International Financial Reporting Standards (‘IFRS’) as adopted by the European Union are set out in the Statement of Directors’ Responsibilities.

Our responsibility is to audit the financial statements and the part of the Remuneration Report to be audited in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland). PartyGaming Plc has complied with the requirements of rules 9.8.6 and 9.8.8 of the Listing Rules of the UK Financial Services Authority and Schedule 7A of the UK Companies Act 1985 in preparing its Annual Report, as if it was incorporated in the United Kingdom. As auditors, we have agreed that our responsibilities in relation to the Annual Report will be those as set out below.

We report to you our opinion as to whether the financial statements give a true and fair view and whether the financial statements have been properly prepared in accordance with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930, and the part of the Remuneration Report to be audited has been properly prepared in accordance with Schedule 7A of the UK Companies Act 1985. We also report to you whether in our opinion, the information disclosed in the Directors’ Report is consistent with the financial statements, if the Company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by the Listing Rules and Gibraltar legislation regarding Directors’ remuneration and other transactions is not disclosed.

We review whether the corporate governance statements set out in the Directors’ Report reflect the Company’s compliance with the nine provisions of the 2006 Combined Code specified for our review by the Listing Rules, and we report if it does not. We are not required to consider whether the Board’s statements on internal control cover all risks and controls, or form an opinion on the effectiveness of the Group’s corporate governance procedures or its risk and control procedures.

We read the other information contained in the Annual Report and consider whether it is consistent with the audited financial statements. This other information comprises only the Directors’ Report, the unaudited part of the Directors’ Remuneration Report, the Chairman’s Statement, the Chief Executive’s Business Review and the Review of 2007. We consider the implications for our report if we become aware of any apparent misstatements or material inconsistencies with the financial statements. Our responsibilities do not extend to any other information.

Our report has been prepared pursuant to the terms of our engagement letter and for no other purpose. No person is entitled to rely on this report unless such a person is a person entitled to rely upon this report by virtue of the terms of our engagement letter or has been expressly authorised to do so by our prior written consent. Save as above, we do not accept responsibility for this report to any other person or for any other purpose and we hereby expressly disclaim any and all such liability.

Basis of audit opinion

We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements and the part of the Directors’ Remuneration Report to be audited. It also includes an assessment of the significant estimates and judgments made by the Directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the Group’s and Company’s circumstances, consistently applied and adequately disclosed.

PartyGaming Plc Annual report 2007

Financial statements 129

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements and the part of the Remuneration Report to be audited are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements and the part of the Remuneration Report to be audited.

Opinion

In our opinion:

>

the financial statements give a true and fair view, in accordance with IFRS as adopted by the European Union, of the state of the Group’s and the Company’s affairs as at 31 December 2007 and of the Group’s profit for the year then ended;

>

the financial statements have been properly prepared in accordance with the Gibraltar Companies (Consolidated Accounts) Act 1999, the Gibraltar Companies (Accounts) Act 1999 and the Gibraltar Companies Act 1930;

>	the part of the Remuneration Report described as having been audited has been properly prepared in accordance with Schedule 7A of the UK Companies Act 1985; and

>	The information given in the Directors’ Report is consistent with the financial statements.

Emphasis of matter – Regulatory issues

In forming our opinion, which is not qualified, we have considered the adequacy of, and draw attention to, the disclosures made in note 23 to the financial statements concerning the residual risk of adverse action arising from the Group having had customers in the US prior to the enactment of the Unlawful Internet Gambling Enforcement Act. Note 23 includes a statement that the Group has not been able to quantify any potential impact of the regulatory uncertainty on the financial statements for the year ended 31 December 2007.

BDO Stoy Hayward LLP

Chartered Accountants
55 Baker Street
London W1U 7EU

5 March 2008

BDO Orion Limited

Registered Auditors
PO Box 575
Montagu Pavilion
8–10 Queensway
Gibraltar

5 March 2008

PartyGaming Plc Annual report 2007

Financial statements 130

Consolidated income statement

Year ended 31 December	Notes	2007 $million	2006 $million

Continuing operations

Net revenue – ongoing	3	457.8	325.0
Non-recurring adjustment to net revenue	3	18.2	—

Net revenue	3	476.0	325.0
Other operating income (expense)		2.3	(2.5)
Administrative expenses

• Other administrative expenses		(209.5)	(168.6)
• Share-based payments	5	(79.3)	(90.9)

Total administrative expenses		(288.8)	(259.5)
Distribution expenses		(184.2)	(133.4)

Profit (loss) from operating activities before reorganisation costs		5.3	(70.4)
Reorganisation costs	4	—	(7.2)

Profit (loss) from operating activities		5.3	(77.6)
Finance income	6	3.0	4.2
Finance costs	6	(1.6)	(3.7)
Share of loss of associate		—	(0.3)

Profit (loss) before tax		6.7	(77.4)
Tax	7	7.2	(6.0)

Profit (loss) after tax from continuing operations		13.9	(83.4)
Profit after tax from discontinued operations	2	27.7	211.8

Profit after tax		41.6	128.4

Continuing earnings (loss) per Share
Basic (cents)	10	0.3	(2.2)
Diluted (cents)	10	0.3	(2.2)

Consolidated statement of recognised
income and expense

Year ended 31 December	2007 $million	2006 $million

Exchange differences on translation of foreign operations	2.2	0.2

Net income recognised directly to equity	2.2	0.2
Profit after tax for the year	41.6	128.4

Total recognised income and expense for the year	43.8	128.6

PartyGaming Plc Annual report 2007

Financial statements
131

Consolidated balance sheet

As at 31 December	Notes	2007 $million	2006 $million

Non-current assets
Intangible assets	11	203.2	151.9
Property, plant and equipment	12	37.7	54.6

		240.9	206.5

Current assets
Trade and other receivables	15	64.0	67.3
Cash and cash equivalents	16	119.3	46.3
Short-term investments	17	8.5	9.1

		191.8	122.7

Total assets		432.7	329.2

Current liabilities
Bank and other loans	18	—	(14.1)
Trade and other payables	19	(107.1)	(78.7)
Income taxes payable		(3.8)	(67.6)
Other taxes payable		—	(18.2)
Client liabilities and progressive prize pools	20	(123.4)	(109.1)
Provisions	21	(5.0)	(5.5)

		(239.3)	(293.2)

Non-current liabilities
Trade and other payables	19	—	(30.0)
Bank and other loans	18	—	(3.7)

		—	(33.7)

Total liabilities		(239.3)	(326.9)

Total net assets		193.4	2.3

Equity
Share capital	24	0.1	0.1
Share premium account	25	66.4	0.4
Share-based payments	25	—	155.9
Capital contribution reserve	25	34.7	32.5
Retained earnings	25	915.2	638.6
Other reserve	25	(825.4)	(825.4)
Currency reserve	25	2.4	0.2

Equity attributable to equity holders of the parent		193.4	2.3

These consolidated financial statements were approved by a duly appointed and authorised committee of the Board on 5 March 2008 and were signed on its behalf by Tim Bristow and Emilio Gomez, Non-Executive Directors.

PartyGaming Plc Annual report 2007

Financial
statements
132

Consolidated statement of cashflows

Year ended 31 December	2007 $million	2006 $million

(Loss) profit before tax	(19.3)	138.9
Adjustments for:
Amortisation of intangibles	21.7	25.6
Impairment of intangibles	—	115.5
Interest expense	1.6	3.7
Interest income	(3.0)	(4.2)
Depreciation of property, plant and equipment	23.6	22.8
Impairment of tangible assets	—	7.8
Increase in share-based payment reserve	79.1	87.1
Increase in capital contribution reserve	2.2	32.5
Loss on investment in associate	—	0.3
Impairment of associate	—	0.7
(Profit) loss on sale of property, plant and equipment	(0.5)	0.1
Currency translation reserve	2.2	0.2

Operating cashflows before movements in working capital and provisions	107.6	431.0

Decrease in trade and other receivables	3.3	61.0
Decrease in trade and other payables	(11.7)	(175.7)
Decrease in provisions	(0.5)	(0.7)
Income taxes paid	(2.9)	(0.8)

Cash used by working capital	(11.8)	(116.2)

Net cash inflow from operating activities	95.8	314.8
Investing activities
Purchases of property, plant and equipment	(9.1)	(48.3)
Sale of property, plant and equipment	2.4	—
Purchases of intangible assets	(6.4)	(224.4)
Interest received	3.0	4.2
Decrease (increase) in short-term investments	0.6	(2.3)

Net cash used in investing activities	(9.5)	(270.8)

Financing activities
Interest paid	(1.3)	(2.8)
Equity dividend paid	—	(200.0)
Revolving credit facility	(12.0)	12.0

Net cash used in financing activities	(13.3)	(190.8)

Net increase (decrease) in cash and cash equivalents	73.0	(146.8)
Net cash and cash equivalents at beginning of year	46.3	193.1

Net cash and cash equivalents at end of year	119.3	46.3

Cash and cash equivalents	119.3	46.3

PartyGaming Plc Annual report 2007

Financial statements
133

Notes to the consolidated financial statements

1. Accounting policies

Basis of preparation
The financial statements have been prepared in accordance with those International Financial Reporting Standards including International Accounting Standards (IASs) and interpretations, (collectively IFRS), published by the International Accounting Standards Board (IASB) which have been adopted by the European Commission and endorsed for use in the EU for the purposes of the Group’s full year financial statements.

The consolidated financial statements comply with the Gibraltar Companies (Consolidated Accounts) Act 1999 and the Gibraltar Companies Act.

Statutory accounts for the year ended 31 December 2007 will be made available following the Company’s Annual General Meeting.

The following standards and interpretations, issued by the IASB or the International Financial Reporting Interpretations Committee (IFRIC), are effective for the first time in the current financial year and have been adopted by the Group with no significant impact on its consolidated results or financial position:

IFRIC 7 – Applying the restatement approach under lAS 29 – Financial reporting in hyperinflationary economies (effective for annual periods beginning on or after 1 March 2006).

IFRIC 8 – Scope of IFRS 2 – Accounting for share-based payments (effective for annual periods beginning on or after 1 May 2006).

IFRIC 9 – Reassessment of embedded derivatives (effective for annual periods beginning on or after 1 June 2006).

IFRIC 10 – Interim financial reporting and impairment (effective for annual periods beginning on or after 1 November 2006).

IAS 1 (Amendment) – Capital disclosures (effective for annual periods beginning on or after 1 January 2007).

IFRS 7 – Financial Instruments: Disclosure (effective for accounting periods beginning on or after 1 January 2007). Additional disclosure has been provided within these financial statements to comply with this standard.

IFRS 8 – Operating segments (effective for annual periods beginning on or after 1 January 2009) which has been early adopted by the Group. IFRS 8 contains requirements for the disclosure of information about an entity’s operating segments and also about the entity’s products and services, the geographical areas in which it operates, and its major customers. The standard is concerned only with disclosure and replaces lAS 14 – Segment reporting. In accordance with best practice the Group has adopted the new accounting standard early. Further explanation is provided below.

The following interpretations were issued by the IFRIC before the year end but were not effective for the 2007 year end:

IFRIC 11 – Group and treasury share transactions (effective for annual periods beginning on or after 1 March 2007).

IFRIC 12 – Service concession arrangements (effective for annual periods beginning on or after 1 January 2008).

IFRIC 13 – Customer Loyalty Programmes (effective for annual periods beginning on or after 1 July 2008).

IFRS 2 (Amendment) – Vesting conditions and cancellations (effective for annual periods beginning on or after 1 January 2009).

IFRS 3 (Revised) – Business combinations (effective for annual periods beginning on or after 1 July 2009).

IAS 1 – Presentation of financial statements (effective for annual periods beginning on or after 1 January 2009).

IAS 23 – Borrowing costs (effective for annual periods beginning on or after 1 January 2009).

IAS 27 – Consolidated and separate financial statements (effective for annual periods beginning on or after 1 July 2009).

The Group is currently assessing the impact, if any, that these standards will have on the presentation of its consolidated results.

PartyGaming Plc Annual report 2007

Financial statements
134

Notes to the consolidated financial statements

1. Accounting policies (continued)

Critical accounting policies, estimates and judgements
The preparation of consolidated financial statements under IFRS requires the Group to make estimates and judgements that affect the application of policies and reported amounts. Estimates and judgements are continually evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Included in this note are accounting policies which cover areas that the Directors consider require estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year. These policies, together with references to the related notes to the financial statements, can be found below:

Revenue recognition	note 3

Tax	note 7

Intangible assets and impairment of goodwill	note 11

Payment processor receivables	note 15

Provisions	note 21

Regulatory compliance and contingent liabilities	note 23

Share-based payments	note 28

Basis of accounting
The consolidated financial statements have been prepared under the historical cost convention other than for the valuation of certain financial instruments.

The functional and presentational currency used in the preparation of these consolidated financial statements is United States Dollars (USD). The functional currency is the currency in which the parent company operates and it reflects the economic substance of the underlying events and circumstances of the Group. A minority of Group companies operate in local currencies but the amounts involved are not material.

Assets, liabilities and expenses of the Group are translated from local currencies into US dollars as follows:

>	assets and liabilities are translated at the closing rate existing at the balance sheet date;

>	income and expenses are translated at the exchange rates existing at the dates of the transactions or at a rate that approximates the actual exchange rates;

>	equity items other than the net profit or loss for the period that are included within retained earnings are translated at the closing rate existing at the balance sheet date; and

>	any exchange differences arising from the above translations are recognised in the income statement.

Basis of consolidation
Subsidiaries are those companies controlled, directly or indirectly by PartyGaming Plc. Control exists where the Company has the power to govern the financial and operating policies of an enterprise so as to obtain benefits from its activities. Except as noted below, the financial information of subsidiaries is included in the consolidated financial statements using the acquisition method of accounting, and are consolidated from the date of acquisition (i.e. the date on which control of the subsidiary effectively commences) to the date of disposal (i.e. the date on which control over the subsidiary effectively ceases).

On the date of acquisition the assets and liabilities of the relevant subsidiaries are measured at their fair values. The interest of minority shareholders is stated at the minority’s proportion of the fair values of the assets and liabilities recognised.

Under section 10(2) of the Gibraltar Companies (Consolidated Accounts) Act 1999, the Company is exempt from the requirement to present its own income statement.

All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

PartyGaming Plc Annual report 2007

Financial statements
135

1. Accounting policies (continued)

Accounting for the Company’s acquisition of the controlling interest in PartyGaming Holdings Limited
The Company’s controlling interest in its directly held, wholly-owned subsidiary, PartyGaming Holdings Limited (formerly Headwall Ventures Limited), was acquired through a transaction under common control, as defined in IFRS 3 Business Combinations. The Directors note that transactions under common control are outside the scope of IFRS 3 and that there is no guidance elsewhere in IFRS covering such transactions.

IFRS contain specific guidance to be followed where a transaction falls outside the scope of IFRS. This guidance is included at paragraphs 10 to 12 of IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. This requires, inter alia, that where IFRS does not include guidance for a particular issue, the Directors may also consider the most recent pronouncements of other standard setting bodies that use a similar conceptual framework to develop accounting standards. In this regard, it is noted that the United States Financial Accounting Standards Board (FASB) has issued an accounting standard covering business combinations (FAS 141) that is similar in a number of respects to IFRS 3.

In contrast to IFRS 3, FAS 141 does include, as an Appendix, limited accounting guidance for transactions under common control which, as with IFRS 3, are outside the scope of that accounting standard. The guidance contained in FAS 141 indicates that a form of accounting that is similar to pooling of interests accounting, which was previously set out in Accounting Practices Board (APB) Opinion 16, may be used when accounting for transactions under common control.

Having considered the requirements of IAS 8, and the guidance included within FAS 141, it is considered appropriate to use a form of accounting which is similar to pooling of interests when dealing with the transaction in which the Company acquired its controlling interest in PartyGaming Holdings Limited.

Associates
Where the Group has the power to exercise significant influence over (but not control) the financial and operating policy decisions of another entity, it is classified as an associate. Associates are initially recognised in the consolidated balance sheet at cost. The Group’s share of post-acquisition profits and losses is recognised in the consolidated income statement, except that losses in excess of the Group’s investment in the associate are not recognised unless there is an obligation to make good those losses.

Profits and losses arising on transactions between the Group and its associates are recognised only to the extent of unrelated investors’ interests in the associate. The investor’s share in the associate’s profits and losses resulting from these transactions is eliminated against the carrying value of the associate.

Any premium paid for an associate above the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities acquired is capitalised and included in the carrying amount of the associate. The carrying amount of the associate is tested under IAS 36 for impairment wherever the application of the requirements of IAS 39 indicate that the carrying value of the associate might be impaired.

Investments in subsidiaries
Investments in subsidiaries held by the Company are carried at cost less any impairment in value.

Foreign currency
Transactions entered into by Group entities in a currency other than the functional currency are recorded at the rate ruling when the transaction occurs.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated into the Group’s functional and presentational currency (US dollars) at exchange rates ruling at the reporting date. The income and expenses of foreign operations are translated in to US dollars at exchange rates at the dates of the transactions.

Foreign currency differences are recognised directly in equity, and are recognised in the foreign currency translation reserve. When a foreign operation is disposed of, in part or in full, the relevant amount in the foreign currency translation reserve is transferred to the income statement.

PartyGaming Plc Annual report 2007

Financial statements
136

Notes to the consolidated financial statements

1. Accounting policies (continued)

Revenue
Revenue from online gaming, comprising Poker (including Emerging Games), Casino (including Bingo), Sports Betting and ‘skins’ (third-party entities that use the Group’s platform and certain services), is recognised in the accounting periods in which the gaming transactions occur. Net revenue consists of net gaming revenue and revenue generated from foreign exchange gains on customer deposits and withdrawals and account fees.

Poker (including Emerging Games) revenue represents the commission charged or tournament entry fees where the player has concluded his or her participation in the tournament. Casino (including Bingo) and Sports Betting revenue represents net house win adjusted for the fair market value of gains and losses on open betting positions. Revenue in respect of ‘skin’ arrangements where the skin owns the relationship with the customer, is the net commission invoiced. Revenue is measured at the fair value of the consideration received or receivable and is net of certain promotional bonuses and the value of PartyPoints accrued. Revenue generated from foreign exchange gains on customer deposits and withdrawals and account fees is allocated to each reporting segment.

Interest income is recognised on an accruals basis.

Segment information
A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment). In accordance with best practice, the Group has early adopted IFRS 8 Operating segments. This standard is concerned with the way in which companies report information about operating segments in annual and interim financial disclosures. The method for determining what information to report is based on the way management organises the business segments within the Group for decision-making purposes and for the assessment of financial performance. The Group reviews financial statements presented by product type which are supplemented by some information about geographic regions for the purposes of making operating decisions and assessing financial performance. Therefore, the Group has determined that it is appropriate to report according to product segment.

Taxation
Income tax expense represents the sum of the Directors’ best estimate of taxation exposures and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax
Deferred tax is recognised on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. It is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences other than where IAS 12 Income Taxes contains specific exemptions.

Deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

PartyGaming Plc Annual report 2007

Financial statements
137

1. Accounting policies (continued)

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset realised. Deferred tax is charged or credited to profit or loss, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Property, plant and equipment
All property, plant and equipment are stated at cost, less accumulated depreciation, with the exception of freehold land and buildings which are stated at cost and are not depreciated.

Assets in the course of construction are carried at cost, less any recognised impairment loss. Cost includes directly attributable costs incurred in bringing the asset to working condition for its intended use, including professional fees. Depreciation commences when the assets are ready for their intended use.

Depreciation is provided to write-off the cost, less estimated residual values, of all property, plant and equipment, evenly over their expected useful lives. It is calculated at the following rates:

Leasehold improvements	– over length of lease

Plant, machinery, computer equipment	– 33% per annum

Fixtures, fittings, tools and equipment, vehicles	– 20% per annum

Where an item of property, plant or equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment.

Subsequent expenditure is capitalised where it is incurred to replace a component of an item of plant, property or equipment where that item is accounted for separately including major inspection and overhaul. All other subsequent expenditure is expensed as incurred, unless it increases the future economic benefits to be derived from that item of plant, property and equipment.

Goodwill
Goodwill represents the excess of the cost of an acquisition over the Group’s share of the fair value of the identifiable assets and liabilities of an acquired subsidiary, associate or jointly controlled entity.

For acquisitions where the agreement date is on or after 31 March 2004, goodwill is not amortised and is reviewed for impairment at least annually. Any impairment is recognised immediately in the income statement and is not subsequently reversed. Goodwill arising on earlier acquisitions was being amortised over its estimated useful life of 20 years. In accordance with the transitional provisions of IFRS 3 Business Combinations, the unamortised balance of goodwill at 31 December 2004 was frozen and reviewed for impairment and will be reviewed for impairment at least annually.

Intangible assets
Identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS3 are recognised at their fair value at the acquisition date. The identified intangibles are amortised over the useful economic life of the assets. For acquisitions during the year, the useful economic life of the intangible assets acquired is estimated to be between 18 months and five years.

Internally generated assets – research and development expenditure
Expenditure incurred on development activities, including the Group’s software development, is capitalised only where the expenditure will lead to new or substantially improved products or processes, the products or processes are technically and commercially feasible and the Group has sufficient resources to complete development. The expenditure capitalised includes the cost of materials, labour and an appropriate proportion of overheads. All other development expenditure is expensed as incurred.

Subsequent expenditure on capitalised intangible assets is capitalised only where it clearly increases the economic benefits to be derived from the asset to which it relates. All other expenditure, including that incurred in order to maintain the related intangible asset’s current level of performance, is expensed as incurred.

PartyGaming Plc Annual report 2007

Financial statements
138

Notes to the consolidated financial statements

1. Accounting policies (continued)

Impairment of tangible and intangible assets
At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cashflows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cashflows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cashflows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Trade and other receivables
Trade and other receivables are stated at amortised cost less provision for impairment.

Cash and cash equivalents
Cash comprises cash in hand and balances with financial institutions. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash. They include unrestricted short-term bank deposits originally purchased with maturities of three months or less.

Trade and other payables
Trade and other payables are stated at amortised cost.

Share-based payments
The Group has applied the requirements of IFRS 2 Share-based Payments. The Group issues equity settled share-based payments to certain employees.

Equity-settled share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period and based, for those share options which contain only non-market vesting conditions, on the Group’s estimate of the shares that will eventually vest. Fair value is measured by use of a suitable option pricing model. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

For cash-settled share-based payment transactions, the goods or services received and the liability incurred are measured at the fair value of the liability. Up to the point at which the liability is settled, the fair value of the liability is re-measured at each reporting date and at the date of settlement, with changes being recorded in the income statement. The Group records the expense based on the fair value of the share-based payments on a straight-line basis over the vesting period. For cash payments made by The Bonita Trust, the charge is recorded when the Trustees commit to make the payment.

Where equity instruments of the parent company or a subsidiary are transferred, or cash payments based on the Company’s (or a subsidiary’s) share price are made, by shareholder(s) or entities that are effectively controlled by one or more shareholder(s), the transaction is accounted for as a share-based payment, unless the transfer or payment is clearly for a purpose other than payment for goods or services supplied to the Group.

Where equity instruments are transferred by one or more shareholder(s), the amount recorded in reserves is included in the share-based payment reserve. Where a cash payment is made, this is recorded as a capital contribution.

PartyGaming Plc Annual report 2007

Financial statements
139

1. Accounting policies (continued)

Treasury shares
The consideration paid or received for the purchase or sale of treasury shares is recognised directly in equity. The cost of treasury shares held is presented as a separate reserve. Any excess of the consideration received on the sale of treasury shares over the weighted average cost of the Shares sold is credited to the share premium account.

Provisions and contingent liabilities
The Group recognises a provision in the balance sheet when it has a legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation.

Where the Group has a possible obligation as a result of a past event that may, but probably will not, result in an outflow of economic benefits, no provision is made. Disclosures are made of the contingent liability including, where practicable, an estimate of the financial effect, uncertainties relating to the amount or timing of outflow of resources, and the possibility of any reimbursement.

Where time value is material, the amount of the related provision is calculated by discounting the cashflows at a pre-tax rate that reflects market assessments of the time value of money and any risks specific to the liability.

Leased assets
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are recognised as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease.

Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

Financial instruments
A substantial portion of the Group’s revenue is received in its functional currency. As such, currency exposure on revenues is low. Further, the Group minimises foreign currency exposure by netting non-US dollar deposits and payments of winnings in the respective currency.

Additionally, other exposures include interest rate risk from borrowing and the investment of cash balances. The Group seeks to limit these risks by investing cash in short-term instruments and interest income is recognised on an accruals basis.

Derivative financial instruments
The Group uses derivative financial instruments to manage currency cashflows and to hedge foreign exchange risk on non-US dollar denominated financial assets and liabilities. The derivative instruments used by the Group consist mainly of spot and forward foreign exchange contracts.

Derivative financial instruments are recognised in the balance sheet at fair value calculated using either discounted cashflow techniques or by reference to market prices supplied by banks. Changes in the fair value of derivative financial instruments are recognised in the income statement.

The Group presently does not adopt any form of hedge accounting as described in IAS 39 and does not anticipate any requirement to do so in the foreseeable future.

PartyGaming Plc Annual report 2007

Financial statements 140

Notes to the consolidated financial statements

1. Accounting policies (continued)

Financial assets
The Group’s financial assets which are financial instruments are categorised as loans and receivables. These include trade (and other receivables), cash and cash equivalents. There are no financial assets that are classified as ‘held to maturity’ or ‘available for sale’. A category for ‘in the money’ derivative financial instruments was not required since there were no derivative financial instruments held as at 31 December 2007 or 31 December 2006.

Unless otherwise indicated, the carrying values of the Group’s financial assets recorded in the Group’s consolidated balance sheet are a reasonable approximation to their fair values.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted on an active market. They arise principally through the amounts due from payment processors that remit funds on behalf of customers, the prepayment of suppliers and other types of contractual monetary asset and cash (and cash equivalents). They are initially recognised at fair value, plus transaction costs directly attributable to their acquisition or issue. They are subsequently carried at amortised cost using the effective interest rate method, less any provisions for impairment.

Impairment provisions are recognised when there is objective evidence (primarily default or significant delay in payment) that the Group will be unable to collect all of the amounts due. The amount of such a provision is the difference between the net carrying amount and the present value of the future expected cashflows associated with the impaired receivable.

Financial liabilities:
The Group’s financial liabilities are all categorised as financial liabilities measured at amortised cost. Financial liabilities include the following items:

>	Client liabilities, including amounts due from progressive prize pools.

>

Trade payables and other short-term monetary liabilities which are initially recognised at fair value and subsequently carried at amortised cost using the effective interest rate method, which ensures that interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the balance sheet.

>

Bank borrowings and overdrafts which are initially recognised at fair value, net of any transaction costs directly attributable to the issue of the instrument. Such interest bearing liabilities are subsequently valued at amortised cost using the effective interest rate method. Interest expense in this context includes initial transaction costs, as well as any interest or coupon payable while the liability is outstanding.

>	A category for ‘out of the money’ derivative financial instruments was not required since there were no derivative financial instruments as at 31 December 2007 or 31 December 2006.

Share capital
Financial instruments issued by the Group are treated as equity only to the extent that they do not meet the definition of a financial liability. The Group’s ordinary shares are classified as equity instruments.

Dividends
Dividends are recognised when they become legally payable. In the case of interim dividends to equity shareholders, this is when declared by the Directors. In the case of final dividends, this is when approved by the shareholders at the Annual General Meeting.

PartyGaming Plc Annual report 2007

Financial statements 141

2. Discontinued operations

Income statement

Year ended 31 December	Notes	2007 $million	2006 $million

Revenue – net revenue	3	—	779.9
Administrative expenses

Other administrative expenses		(13.6)	(68.7)
Share-based payments	5	(2.0)	(22.3)

Total administrative expenses		(15.6)	(91.0)
Distribution expenses	(11.1)	(229.4)

(Loss) profit from operating activities before reorganisation costs		(26.7)	459.5
Reorganisation costs	4	0.7	(243.2)

(Loss) profit before tax		(26.0)	216.3
Tax	7	53.7	(4.5)

Profit after tax		27.7	211.8

Earnings per share
Basic (cents)	10	0.7	5.6
Diluted (cents)	10	0.7	5.4

Statement of cashflows

		Year ended 31 December 2007 $million	Year ended 31 December 2006 $million

Net cash from operating activities		(17.0)	404.2
Net cash used in investing activities		—	(115.3)
Net cash used in financing activities		—	—
Net increase in cash and cash equivalents		(17.0)	288.9

Discontinued operations refers to operations located outside of the US but which relate to customers in the US and were terminated following the enactment of the UIGEA on 13 October 2006.

Revenue allocated to Discontinued operations represents revenue generated from players located in the US.

Other administrative expenses allocated to Discontinued operations in the year primarily represent legal fees incurred in respect of the Group’s ongoing discussions with the DoJ regarding its activities before the enactment of the UIGEA. The Group is discussing with its insurers reimbursement of certain of these fees. However, as the policy allowing the recovery of these fees has not yet formally been triggered, these costs have been expensed in full during the period.

Distribution expenses allocated to Discontinued operations in the year represent a commitment made in respect of a product placement agreement with Harrah’s License Company LLC for The World Series of Poker. Following the enactment of the UIGEA, the Group sought to renegotiate the product placement agreement in order to amend its scope and cost, specifically looking to focus on non-US markets only. However, mutually acceptable commercial terms could not be agreed between the parties and so the contract remained in place resulting in a charge being incurred in 2007.

Reorganisation costs allocated to Discontinued operations relate to reorganisation costs arising from the decision to terminate all real money games to customers in the US following the enactment of the UIGEA.

Tax allocated to Discontinued operations relates to provisions made in respect of non-US corporate taxes attributable to income from Discontinued operations.

PartyGaming Plc Annual report 2007

Financial statements 142

Notes to the consolidated financial statements

3. Revenue and business segment information

For management purposes and transacting with customers, the Group’s operations can be segmented into the following three operating divisions:

>	Poker (including Emerging Games);

>	Casino (including Bingo);

>	Sports Betting;

These divisions are the basis on which the Group reports its segment information. Unallocated corporate expenses, assets and liabilities relate to the entity as a whole and cannot be allocated to individual segments.

Following a reorganisation of the management and internal reporting of the business to place more emphasis on vertical product groups at the end of 2006, the majority of marketing costs are now allocated to each business segment based on the revenue generated by new sign-ups in that period. The 2006 data has been restated on a consistent basis.

In the latter part of 2007, the Group implemented geographic operational changes and has also been able to undertake a further review of developments in the approaches that may be taken by tax authorities in major jurisdictions. As a consequence there has been a reversal of a creditor in the Group’s balance sheet, the charge for which had historically been deducted from revenue, resulting in a corresponding one-off credit of $18.2 million to revenue in 2007. This adjustment is non-cash and non-recurring in nature.

During 2007, $9.6 million has been derived from inactive fees and similar items included in net revenue. In prior years, these were netted against operating costs as they were not material.

Year ended 31 December 2007	Poker $million	Casino $million	Sports Betting $million	Unallocated Corporate $million	Consolidated $million

Continuing operations
Net revenue before non-recurring adjustment to net revenue	295.0	146.7	16.1	—	457.8
Non-recurring adjustment	15.8	2.4	—	—	18.2
Net revenue	310.8	149.1	16.1	—	476.0
Clean EBITDA	62.4	43.6	3.4	2.3	111.7
Profit before tax	70.0	40.4	(9.4)	(94.3)	6.7

Discontinued operations
Net revenue	—	—	—	—	—
Clean EBITDA	(11.1)	—	—	(13.6)	(24.7)
Profit before tax	(16.6)	2.9	—	(12.3)	(26.0)

Total operations
Net revenue before non-recurring adjustment to net revenue	295.0	146.7	16.1	—	457.8
Non-recurring adjustment	15.8	2.4	—	—	18.2
Net revenue	310.8	149.1	16.1	—	476.0
Clean EBITDA	51.3	43.6	3.4	(11.3)	87.0
Profit before tax	53.4	43.3	(9.4)	(106.6)	(19.3)

Total assets	60.2	81.6	121.9	169.0	432.7

PartyGaming Plc Annual report 2007

Financial statements 143

3. Revenue and business segment information (continued)

Year ended 31 December 2006	Poker $million	Casino $million	Sports Betting $million	Unallocated Corporate $million	Consolidated $million

Continuing operations
Net revenue	268.4	51.0	5.6	—	325.0
Clean EBITDA	39.1	15.9	(1.6)	(2.5)	50.9
Profit before tax	22.7	15.5	(8.6)	(107.0)	(77.4)

Discontinued operations
Net revenue	560.7	219.2	—	—	779.9
Clean EBITDA	355.7	144.1	—	—	499.8
Profit before tax	346.0	143.9	—	(273.6)	216.3

Total operations
Net revenue	829.1	270.2	5.6	—	1,104.9
Clean EBITDA	394.9	159.9	(1.6)	(2.5)	550.7
Profit before tax	368.8	159.3	(8.6)	(380.6)	138.9

Total assets	81.9	9.3	134.2	103.8	329.2

Geographical analysis of net revenue
The following table provides an analysis of the Group’s net revenue before non-recurring adjustments by geographical segment:

Year ended 31 December				2007 $million	2006 $million

Canada				86.3	78.9
Germany				83.2	33.4
United Kingdom				55.7	41.3
Other				232.6	171.4

Continuing operations				457.8	325.0
Discontinued operations				—	779.9

Total revenue				457.8	1,104.9

Non-current assets located within Gibraltar total $18.7 million (2006: $27.7 million) and non current assets in other locations total $222.2 million (2006: $178.8 million).

PartyGaming Plc Annual report 2007

Financial statements 144

Notes to the consolidated financial statements

4. Reorganisation costs

Year ended 31 December	2007 $million	2006 $million

Reorganisation costs relating to Continuing operations
Impairment of The Poker Channel Limited	—	(0.7)
Impairment of fixed assets	—	(4.3)
Impairment of technology licenses	—	(0.7)
Impairment of committed marketing expenditure	—	(1.5)

Total reorganisation costs relating to Continuing operations	—	(7.2)
Reorganisation costs relating to Discontinued operations
Impairment of intangible assets	—	(115.5)
Impairment of fixed assets	—	(3.5)
Impairment of committed marketing expenditure	(1.7)	(32.3)
Impairment of technology licenses	—	(10.3)
Repayment (impairment) of payment processor receivables	2.7	(63.9)
Share-based payments (see note 5)	—	(0.7)
Redundancy and other costs	(0.3)	(17.0)

Total reorganisation costs relating to Discontinued operations	0.7	(243.2)

Total reorganisation costs	0.7	(250.4)

In 2007 a net $2.7 million was received from payment processors that had previously been provided for as part of the 2006 reorganisation charge. The credit reflected in reorganisation costs of $0.7 million includes this recovery net of $2.0 million associated with changes in estimates made in respect of the 2006 reorganisation charge.

5. Share-based payments

Year ended 31 December	2007 $million	2006 $million

Charge relating to nil-cost options:
– issued pre-IPO	(0.9)	(25.5)
– issued post-IPO	(70.7)	(60.9)

Total charge relating to nil-cost options	(71.6)	(86.4)
Charge relating to new option plans:
– FMV Plan	(7.1)	—
– PSP Plan	(0.1)	—
– Executive FMV Plan	(0.3)	—

Total charge relating to new options	(7.5)	—
Bonita Trust charge* (see note 27)	(2.2)	(26.8)
Included in reorganisation costs	—	(0.7)

Total charge	(81.3)	(113.9)

* A corresponding credit of $2.2 million (2006: $26.8 million) in respect of this charge has been included in reserves. Of this $2.2 million, some $2.0 million relates to Discontinued operations and $0.2 million relates to Continuing operations.

Prior to flotation, the Principal Shareholders established the PartyGaming Plc Share Option Plan (the ‘Nil-Cost Plan’) for the benefit of the current and future workforce. Under the terms of the Nil-Cost Plan each option takes the form of a right, exercisable at nil-cost, to acquire Shares in the Company, the vesting of which are satisfied by existing shares which had been issued to the Employee Trust.

Following the enactment of the UIGEA, the Company implemented on 29 December 2006 a one-off adjustment to existing incentive awards and also granted new incentive awards by using an additional 40 million Shares gifted to the Employee Trust by certain founders of the Company. As such, the exercise of these options has no dilutive effect on Shareholders who subscribed at the IPO and will have no cash impact on the Company. IFRS requires that the fair value of the options be amortised through the income statement over the life of the options.

PartyGaming Plc Annual report 2007

Financial statements 145

5. Share-based payments (continued)

As part of a key employee retention programme, the Company waived the total Shareholder return performance targets that were applicable to 20 million out of the 27 million Shares over which an option was granted to Mitch Garber, Chief Executive Officer, on 19 April 2006 under the Nil-Cost Plan. The vesting schedule was also accelerated so that these 20 million Shares vested in eight monthly tranches of 1.25 million Shares from 19 May 2007 to 19 December 2007 with the remainder vesting on 19 April 2008.

Mitch Garber was also granted a new option under the Nil-Cost Plan over 15 million Shares, vesting in 30 equal monthly tranches until 1 May 2009. Provided he remains in employment until 1 May 2009 he will also be awarded 2 million Shares from the Employee Trust.

As part of the key employee retention exercise the Company also accelerated the vesting of the option granted to Martin Weigold, Group Finance Director, on 6 April 2005 under the Nil-Cost Plan, so that the balance of his unvested Shares (8,897,776 Shares) would vest in nine equal quarterly tranches until 31 December 2008. An additional grant over 8,897,776 Shares was also made which vests in the same instalments as the aforementioned option.

Further nil-cost options over approximately 50 million Shares have been granted to other key employees of the Group.

The charge associated with the nil-cost options decreased from $86.4 million in 2006 to $71.6 million in 2007.

Mitch Garber is also entitled to £3 million payable by the Employee Trust in 30 equal monthly instalments until 1 May 2009 provided he remains in employment on each payment date. The £3 million has been realised from the net proceeds of sale of Shares from the Trust.

Following the introduction during the first half of 2007 of two fair market value option plans, the PartyGaming Plc All-Employee Option Plan (‘FMV Plan’) and PartyGaming Plc Executive Share Option Plan (‘Executive FMV Plan’), and an equity plan, the PartyGaming Plc Performance Share Plan (‘PSP Plan’), the total charge during the period relating to these options was $7.5 million (2006: $nil). This primarily reflected an issue of share options to the Group’s employees under the FMV Plan. Under this plan, options vest over a three year period and the majority were granted at an exercise price of 45.75 pence per Share.

6. Finance income and costs

Year ended 31 December	2007 $million	2006 $million

Interest expense	(1.6)	(3.7)
Interest income	3.0	4.2

Net finance income	1.4	0.5

7. Tax

(a) Analysis of tax charge

Year ended 31 December	2007 $million	2006 $million

Tax – Continuing operations	7.2	(6.0)
Tax – Discontinued operations	53.7	(4.5)

Current tax credit (expense) for the year	60.9	(10.5)

Income tax credit (expense) for the year	60.9	(10.5)

In Gibraltar, the Group benefits from the exempt company regime. Taxation for other jurisdictions is calculated at the rate prevailing in the relevant jurisdiction.

There are no material deferred tax balances arising during the period.

The effective tax rate based on the total tax charge is a credit of 315.5% (2006: charge of 7.6%). The effective tax rate for the period is 4.9% before share-based payments (2006: 9.8% before share-based payments).

PartyGaming Plc Annual report 2007

Financial statements 146

Notes to the consolidated financial statements

7. Tax (continued)
(b) Factors affecting the tax charge for the year

The total charge for the year can be reconciled to accounting profit as follows:

Year ended 31 December	2007 $million	2006 $million

Profit (loss) before tax – Continuing operations	6.7	(77.4)
(Loss) profit before tax – Discontinued operations (see note 2)	(26.0)	216.3

(Loss) profit before tax	(19.3)	138.9

Tax at the weighted average tax rate of the Group being tax credit (expense) at the effective tax rate for the period	1.0	(13.9)
Effect of share-based payments, depreciation and amortisation	(4.0)	(10.9)
Effect of adjustment to the weighted average tax rate of the Group being tax credit at the effective tax rate for prior periods	63.9	14.3

Income tax credit (expense)	60.9	(10.5)

The Group’s policy is to manage, control and operate Group companies only in the countries in which they are registered. At the period end there were Group companies registered in 12 countries including Gibraltar. However, the rules and practice governing the taxation of eCommerce activity are evolving in many countries. It is possible that the amount of tax that will eventually become payable may differ from the amount provided in the financial statements.

In calculating the tax provision, in addition to any amounts due in respect of jurisdictions in which Group companies are currently incorporated or domiciled, provisions have been made to cover the Directors’ best estimate of additional taxation exposures which may arise. Where the actual outcome differs from the amounts originally recorded, the tax and any deferred tax provisions will be affected in the period(s) in which the determination is made. In the latter part of 2007, the Group implemented geographic operational changes and has also been able to undertake a further review of approaches that may be taken by taxation authorities in major jurisdictions. Additionally, more detailed guidance has been published such that it is now the broad consensus of OECD member countries that the automated nature of the functions performed by eCommerce equipment means that the assets or risks attributable to it are only likely to be those directly associated with technology hardware and that, in the absence of personnel acting on behalf of an enterprise, little or no profit should be attributed to eCommerce activity. Accordingly the Directors have revised their estimate, resulting in a release in the 2007 financial year of a tax provision brought forward of $64.5 million.

The Group has received indemnities from the Principal Shareholders in connection with certain potential historic corporate taxation liabilities. The Directors consider the likelihood of any such liability arising to be remote. Accordingly, neither has a provision for any such potential taxation been made, nor has an asset been recognised in respect of the indemnity.

(c) Factors that may affect future tax charges
In Gibraltar, the Group benefits from the exempt company regime. The Gibraltar exempt company regime will be phased out by 31 December 2010; assessable income is taxed in Gibraltar at the mainstream corporation tax rate.

In India, the Group benefits from a tax holiday on income from qualifying activities until March 2009; under current rules assessable income is taxed in India at approximately 33.7%. A Minimum Alternative Tax (MAT) of 10% was introduced in 2007 with effect from April 2007. Fringe benefit tax is payable at approximately 33.7% on a proportion of specified benefits provided or deemed to have been provided to past and present employees.

PartyGaming Plc Annual report 2007

Financial statements 147

8. Profit from operating activities

Year ended 31 December	2007 $million	2006 $million

This has been arrived at after charging (crediting):
Directors emoluments	60.7	48.2
Other staff costs	108.1	144.6
Amortisation of goodwill and intangibles	21.7	25.6
Depreciation on property, plant and equipment	23.6	22.8
Product development (including staff cost)	—	5.5
(Profit) loss on disposal of fixed assets	(0.5)	0.1
Transaction fees	32.1	62.1
Exchange loss	(2.3)	2.5
Impairment losses – trade receivables (bad debts)	1.7	47.3
Impairment losses – trade receivables (processors)	—	63.9
Impairment losses – fixed assets	(2.7)	7.8
Impairment losses – intangibles	—	115.5

Year ended 31 December	2007 $million	2006 $million

Auditors’ remuneration for
– Audit services	1.2	1.1
– IT related services	0.1	—
– Due diligence for acquisitions	0.1	0.7

9. Staff costs

Year ended 31 December	2007 $million	2006 $million

Aggregate remuneration including Directors comprised:
– Wages and salaries	80.4	74.1
– Share-based payments	81.3	113.9
– Employer social insurance contribution	3.4	2.6
– Other benefits	3.7	2.2

	168.8	192.8

Year ended 31 December	2007 Number	2006 Number

Average number of employees
– Directors	10	9
– Administration	147	120
– Customer service	362	958
– Others	648	540

	1,167	1,627

PartyGaming Plc Annual report 2007

Financial statements 148

Notes to the consolidated financial statements

10. Earnings per Share (‘EPS’)

Year ended 31 December 2007	Continuing operations Cents	Discontinued operations Cents	Total Cents

Basic EPS	0.3	0.7	1.0
Diluted EPS	0.3	0.7	1.0
Basic Clean* EPS	1.6	(0.6)	1.0
Diluted Clean* EPS	1.5	(0.6)	0.9

Year ended 31 December 2006	Continuing operations Cents	Discontinued operations Cents	Total Cents

Basic EPS	(2.2)	5.6	3.4
Diluted EPS	(2.2)	5.4	3.3
Basic Clean* EPS	0.4	12.5	12.9
Diluted Clean* EPS	0.4	12.2	12.5

*EPS before reorganisation costs, non-recurring adjustment to revenue, charges relating to share-based payments and release of tax provision.

Basic earnings per Share
Basic earnings per Share is calculated by dividing the earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year, excluding those held by the Company.

			2007			2006

Year ended 31 December	Before reorganisation costs	Reorganisation costs	Total	Before reorganisation costs	Reorganisation costs	Total

Adjusted earnings ($million)	39.5	0.7	40.2	492.0	(250.4)	241.6
Weighted average number of ordinary shares (million)	3,985.1	3,985.1	3,985.1	3,807.6	3,807.6	3,807.6
Adjusted earnings (loss) per ordinary share (cents)	1.0	0.0	1.0	12.9	(6.6)	6.3
Basic earnings (loss) ($million)	40.9	0.7	41.6	378.8	(250.4)	128.4
Weighted average number of ordinary shares (million)	3,985.1	3,985.1	3,985.1	3,807.6	3,807.6	3,807.6
Basic earnings (loss) per ordinary share (cents)	1.0	0.0	1.0	9.9	(6.6)	3.4

Clean earnings per Share
Management believes that Clean earnings per Share reflects the underlying performance of the business and assists in providing a clearer view of the fundamental performance of the Group. Clean EBITDA and Clean earnings per Share are performance measures used internally by management to manage the operations of the business and remove the impact of one-off and non-cash items. They are therefore calculated before reorganisation costs, non-cash charges relating to share-based payments, non-recurring adjustment to revenue and release of tax provision.

PartyGaming Plc Annual report 2007

Financial statements 149

10. Earnings per Share (‘EPS’) (continued)

Clean net earnings attributable to equity shareholders is derived as follows:

	2007			2006

Year ended 31 December	Continuing operations $million	Discontinued operations $million	Total $million	Continuing operations $million	Discontinued operations $million	Total $million

Earnings (loss) for the purposes of basic and diluted earnings per Share being profit from ordinary activities attributable to equity holders of the parent	13.9	27.7	41.6	(83.4)	211.8	128.4
Reorganisation costs	—	(0.7)	(0.7)	7.2	243.2	250.4

Earnings before reorganisation costs	13.9	27.0	40.9	(76.2)	455.0	378.8
Share-based payments	79.3	2.0	81.3	90.9	22.3	113.2
Non-recurring adjustment to revenue	(18.2)	—	(18.2)	—	—	—
Release of tax provision	(10.8)	(53.7)	(64.5)	—	—	—

Clean net earnings	64.2	(24.7)	39.5	14.7	477.3	492.0

Year ended 31 December	2007 Number million	2006 Number million

Number of Shares for basic earnings per share
Number of Shares in issue as at 1 January	4,000.0	4,000.0
Number of Shares issued to the Employee Trust	(264.0)	(264.0)
Weighted average number of Shares issued during the year	109.2	—
Number of Shares sold by the Employee Trust	10.1	10.1
Number of Share options vested in previous periods	92.5	36.2
Effect of Share options which vested during the period	37.3	25.3

Weighted average number of ordinary shares for the purposes of basic earnings per Share	3,985.1	3,807.6

The Shares held by the Employee Trust are accounted for as treasury shares.

In accordance with IAS 33, the weighted average number of Shares for diluted earnings per Share takes into account all potentially dilutive Shares granted, which are not included in the number of Shares for basic earnings per Share above. Although the unvested, potentially dilutive shares are contingently issuable, in accordance with IAS 33 the period end is treated as the end of the performance period. Those option holders who were employees at that date are deemed to have satisfied the performance requirements and their related potentially dilutive Shares have been included for the purpose of diluted EPS.

Year ended 31 December	2007 Number million	2006 Number million

Number of Shares for diluted earnings per share
Number of Shares in issue as at 1 January	4,000.0	4,000.0
Number of Shares issued to the Employee Trust	(264.0)	(264.0)
Weighted average number of Shares issued during the year	109.2	—
Number of Shares sold by the Employee Trust	10.1	10.1
Number of Share options vested in the previous periods	92.5	36.2
Effect of Share options which vested during the period	37.3	25.3
Effect of potential dilutive vested and unvested Shares	193.1	114.6

Weighted average number of ordinary shares for the purposes of diluted earnings per Share	4,178.2	3,922.2

PartyGaming Plc Annual report 2007

Financial statements 150

Notes to the consolidated financial statements

11. Intangible assets

	Other intangibles $million	Goodwill $million	Development expenditure $million	Total $million

Cost or valuation
As at 1 January 2006	26.9	10.1	—	37.0
Additions	101.7	161.0	—	262.7

As at 31 December 2006	128.6	171.1	—	299.7
Additions	29.0	37.6	6.4	73.0

As at 31 December 2007	157.6	208.7	6.4	372.7

Amortisation
As at 1 January 2006	4.3	2.4	—	6.7
Charge for the year	25.6	—	—	25.6
Impairment	41.8	73.7	—	115.5

As at 31 December 2006	71.7	76.1	—	147.8
Charge for the year	21.2	—	0.5	21.7

As at 31 December 2007	92.9	76.1	0.5	169.5

Carrying amounts:
As at 31 December 2006	56.9	95.0	—	151.9
As at 31 December 2007	64.7	132.6	5.9	203.2

The other intangible assets primarily include the customer lists, brands and other intangibles acquired in respect of Gamebookers and the acquisitions from EOL and IOG which are being amortised over their estimated useful economic lives of between 18 months and five years. The values are based on cashflow projections from existing customers taking into account the expected impact of player attrition.

Development expenditure represents software infrastructure assets that have been developed and generated internally. They are being amortised over their estimated useful economic lives of between three and five years.

In accordance with IAS 36, the Group regularly monitors the carrying value of its intangible assets. A review was undertaken at 31 December 2007 to assess whether the carrying value of assets was supported by the net present value of future cashflows derived from those assets using cashflow projections for a three to five year period.

The discount rates for the review were based on company specific pre-tax weighted average cost of capital percentages and ranged from 9% to 15%. The future cashflows have been modelled to decline in line with historic player attrition patterns which are consistent with those experienced by the Group in recent years.

The results of the review undertaken at 31 December 2006 indicated that impairment totalling $115.5 million, predominantly in respect of Empire Poker, was necessary in respect of the intangible assets, arising due to the enactment of the UIGEA.

PartyGaming Plc Annual report 2007

Financial statements 151

12. Property, plant and equipment

	Land and buildings $million	Plant, machinery and vehicles $million	Fixtures, fittings, tools and equipment $million	Total $million

Cost or valuation
As at 1 January 2006	7.6	3.8	45.2	56.6
Additions	8.6	1.2	38.5	48.3
Disposals	—	(0.1)	(0.1)	(0.2)

As at 31 December 2006	16.2	4.9	83.6	104.7
Exchange movements	0.1	0.2	0.8	1.1
Additions	0.1	0.2	8.8	9.1
Disposals	(1.8)	(0.2)	(3.4)	(5.4)

As at 31 December 2007	14.6	5.1	89.8	109.5

Depreciation
As at 1 January 2006	0.7	1.3	17.5	19.5
Charge for the year	1.7	1.2	19.9	22.8
Impairments	—	—	7.8	7.8

As at 31 December 2006	2.4	2.5	45.2	50.1
Charge for the year	0.9	1.2	21.5	23.6
Disposals	(0.0)	(0.0)	(1.9)	(1.9)

As at 31 December 2007	3.3	3.7	64.8	71.8

Carrying amount
As at 31 December 2006	13.8	2.4	38.4	54.6
As at 31 December 2007	11.3	1.4	25.0	37.7

13. Commitments for capital expenditure

Year ended 31 December	2007 $million	2006 $million

Contracted but not provided for	0.4	2.8

14. Investments

Group

Investments in Associate
There were no new investments in associated companies during the period. In 2006, the Group impaired a previously acquired 35% interest in the ordinary share capital of The Poker Channel Ltd, a company incorporated in England.

Company

Investment in subsidiary undertakings

$million

As at 1 January 2006	1,589.2
Options issued to employees of subsidiary undertakings	48.8
Adjustment	3.2

As at 31 December 2006	1,641.2

Additions	66.0
Options issued to employees of subsidiary undertakings	29.8

As at 31 December 2007	1,737.0

PartyGaming Plc Annual report 2007

Financial statements 152

Notes to the consolidated financial statements

14. Investments (continued)

During the year ended 31 December 2007 the Company issued share options with a fair value of $29.8 million (2006: $48.8 million) in respect of employees of subsidiary undertakings. The Company also issued 115.2 million Shares in connection with the Group’s acquisition of certain assets, players and gaming related contracts associated with Empire Online Limited and Intercontinental Online Gaming Limited. These amounts have been added to the carrying value of the Company’s investment in its subsidiary undertakings.

15. Trade and other receivables

Group

	2007	2006
Year ended 31 December	$million	$million

Trade receivables	29.7	36.8
Prepayments	19.4	20.3
Other receivables	14.9	10.2

	64.0	67.3

In 2006, $69.9 million due from payment processors was considered to be at risk of which $63.9 million arose following the enactment of the UIGEA on 13 October 2006, but which related to transactions completed before this date. Given the issues around current regulatory matters (see note 23) there was a degree of uncertainty as to actions that the Group might be able to undertake to enforce collection of these debts, and as a result the Directors assessed their best estimate of the recoverability of these debts as $nil. During 2007, a net total of $2.7 million of the amount previously written-off has been recovered and credited to reorganisation costs.

Company

	2007	2006
Year ended 31 December	$million	$million

Due from Group companies	210.1	234.5

The Directors consider that the carrying amount of trade and other receivables approximates to their fair values, which is based on estimates of amounts recoverable. The recoverable amount is determined by calculating the present value of expected future cashflows.

16. Cash and cash equivalents

	2007	2006
Year ended 31 December	$million	$million

Cash in hand and current account	119.3	46.3

17. Short-term investments

	2007	2006
Year ended 31 December	$million	$million

Cash on deposit for more than three months	5.4	3.4
Restricted cash	3.1	5.7

	8.5	9.1

Restricted cash relates to the remaining cash held in the Employee Trust payable to Mitch Garber relating to incentive awards over a 30-month period from December 2006.

PartyGaming Plc Annual report 2007

Financial statements 153

18. Bank debt and other loans

	2007	2006
Year ended 31 December	$million	$million

Bank debt and other loans – current	—	14.1
Bank debt and other loans – non-current	—	3.7

	—	17.8

As at 31 December 2006 the amount drawn under the Group’s five year $500 million revolving credit facility was $12 million. This was repaid and cancelled on 12 April 2007. The Group had no bank debt or other loans as at 31 December 2007.

19. Trade and other payables

Group

	2007	2006
Year ended 31 December	$million	$million

Trade and other current payables	107.1	78.7
Non-current payables	—	30.0

Trade and other payables comprise amounts outstanding for trade purchases and other ongoing costs. The average credit period for trade purchases is 30 days. The carrying amount of trade and other payables approximates to their fair value which is based on the net present value of expected future cashflows. As at 31 December 2006 non-current payables of $30.0 million included $27.7 million related to deferred consideration due to the vendors of Gamebookers and $2.3 million payable to former minority shareholders. As at 31 December 2007 these are included within current trade and other payables. For terms of these items and maturity dates please see note 26.

Company

	2007	2006
Year ended 31 December	$million	$million

Trade and other payables	0.8	1.4
Due to Group companies	0.9	0.0

Trade and other payables comprise amounts outstanding for trade purchases and other ongoing costs.
The average credit period for trade purchases is 30 days.

20. Client liabilities and progressive prize pools

	2007	2006
Year ended 31 December	$million	$million

Client liabilities	116.2	99.1
Progressive prize pools	7.2	10.0

	123.4	109.1

Client liabilities and prize pools represent amounts due to customers including net deposits received, undrawn winnings, jackpots and tournament prize pools and certain promotional bonuses.

21. Provisions

	2007	2006
Year ended 31 December	$million	$million

Provision at beginning of period	5.5	6.2
Decrease in provision during period	(0.5)	(0.7)

Provision at end of period	5.0	5.5

Provisions are expected to be settled within the next year and relate to chargebacks which are recognised at the Directors’ best estimate of the provision based on past experience of such expenses applied to the level of activity.

PartyGaming Plc Annual report 2007

Financial statements 154

Notes to the consolidated financial statements

22. Operating lease commitments

The total future minimum lease payments under non-cancellable operating lease payments are analysed below:

	2007		2006

Year ended 31 December	Land and buildings $million	Other assets $million	Land and buildings $million	Other assets $million

Payments due
Within one year	2.1	—	0.8	—
Later than one year but not later than five years	7.4	—	5.1	—
More than five years	1.0	—	1.9	—

	10.5	—	7.8	—

Rental costs under operating leases are charged to the income statement in equal annual amounts over the period of the leases.

23. Contingent liabilities

From time to time the Group is subject to legal claims and actions against it. The Group takes legal advice as to the likelihood of success of such claims and actions.

(a) Regulatory issues
As part of the Board’s ongoing regulatory compliance process, the Board continues to monitor legal and regulatory developments and their potential impact on the business and continues to take appropriate advice in respect of these developments.

Following the enactment of the UIGEA on 13 October 2006, the Group stopped taking any deposits from customers in the US and barred such customers from wagering real money on all of the Group’s sites. Notwithstanding this, the actions taken by certain US regulatory authorities suggest that there remains a residual risk of an adverse impact arising from the Group having had customers in the US prior to the enactment of the UIGEA.

Furthermore, the Group is aware that certain US regulatory authorities have made enquiries of banks and other financial advisers that have had involvement with the internet gaming industry. Certain customary indemnities have been given by the Company to its advisers in connection with the Company’s initial public offering in June 2005 and other assignments, and claims under such indemnities cannot be ruled out. The Group has not, however, received notice of any such claim to date.

On 4 June 2007, the Company announced that it had initiated discussions with the United States Attorney’s Office for the Southern District of New York and is in the process of voluntarily responding to a request for information issued by that office. These discussions are progressing and it is possible that an agreement will be reached in the foreseeable future.

The Board believes that a sufficiently reliable estimate of the potential liability in connection with this matter cannot be made. Furthermore, the Board believes that the disclosure of any range of potential settlement would be prejudicial to the Group’s interests.

(b) Litigation
The Group is the defendant in a US action which is based on alleged collusion taking place on the Group’s online poker tables. This action has been brought by two individual plaintiffs who are seeking class certification. The class seeking to be represented comprises poker customers in the US who from 1 January 2002 played real money games on the Group’s sites.

The Group believes the action to be speculative, without merit and open to challenge on a number of grounds. The Group had not hitherto submitted to US jurisdiction and therefore the action had not been contested. In light of a number of factors, not all of which pertained at the time of the decision not to contest, the Group has decided to seek to challenge the proceedings and will accordingly seek to enter a defence and contest the action on the merits.

The Board believes that the disclosure of a range of potential liability, if any, would be prejudicial to the Group’s interests.

PartyGaming Plc Annual report 2007

Financial statements 155

24. Share capital

	Issued and fully paid $	Number million

Ordinary shares
As at 31 December 2006	100,452	4,000.0
Issued during the year ended 31 December 2007	3,414	115.2

As at 31 December 2007	103,866	4,115.2

Shares issued are converted into US dollars at the exchange rate prevailing on the date of issue. The issued and fully paid share capital of the Group amounts to $103,866 and is split into 4,115,193,842 ordinary shares. The share capital in UK sterling is £61,727.91 and translates at an average exchange rate of $1.6822 USD to GBP. As at 31 December 2007, 112,226,649 (2006: 143,555,517) ordinary shares were held as treasury shares by the Employee Trust.

Authorised share capital and significant terms and conditions
The total authorised number of shares comprises 5,000 million ordinary shares with a par value of 0.0015 pence. All issued Shares are fully paid. The holders of ordinary shares are entitled to receive dividends when declared and are entitled to one vote per Share at meetings of the Company. The Trustee has waived all voting and dividend rights in respect of shares held by the Employee Trust. The share capital is shown on the basis that it has been in issue throughout the period. There were no changes to the authorised share capital during the period.

25. Reserves

Group

	Share premium $million	Retained earnings $million	Other reserve $million	Share-based payments reserve $million	Capital contributions reserve $million	Currency reserve $million

As at 1 January 2006	0.4	710.2	(825.4)	68.8	—	—
Profit from ordinary activities attributable to equity holders of the parent	—	128.4	—	—	—	—
Share-based payments	—	—	—	87.1	26.8	—
Dividend	—	(200.0)	—	—	—	—
Exchange differences on translation of foreign operations	—	—	—	—	—	0.2
Increase in Employee Trust assets	—	—	—	—	5.7	—

As at 1 January 2007	0.4	638.6	(825.4)	155.9	32.5	0.2
Profit from ordinary activities attributable to equity holders of the parent	—	41.6	—	—	—	—
Issue of Shares	66.0	—	—	—	—	—
Share-based payments	—	—	—	79.1	2.2	—
Transfer to retained earnings	—	235.0	—	(235.0)	—	—
Exchange differences on translation of foreign operations	—	—	—	—	—	2.2

As at 31 December 2007	66.4	915.2	(825.4)	—	34.7	2.4

Share premium is the amount subscribed for share capital in excess of nominal value. Retained earnings are the cumulative net gains and losses recognised in the consolidated income statement. The share-based payment reserve is the amount arising from share-based payments made by the Group.

Capital contribution reserve is the amount arising from share-based payments made by The Bonita Trust and cash held by the Employee Trust. Currency reserve is the gains/losses arising on retranslating the net assets of overseas operations into US dollars.

The other reserve of $825.4 million is the amount arising from the application of accounting which is similar to the pooling of interests method, as set out in the Group’s accounting policies. Under this method of accounting, the difference between the consideration for the controlling interest and the nominal value of the shares acquired is taken to other reserves on consolidation. As a result, the share capital and reserves reflect PartyGaming Plc’s share capital and the retained earnings for each of the periods ended 31 December 2006 and 2007 and reflects the cumulative profits as if the current Group structure had always been in place.

PartyGaming Plc Annual report 2007

Financial statements 156

Notes to the consolidated financial statements

25. Reserves (continued)

The Company issued 115,193,842 new Shares on 19 January 2007 in connection with the acquisition of the business and assets of Empire Online Limited and Intercontinental Online Gaming Limited. Further details are contained in note 29 below.

Company

	Share premium $million	Retained earnings $million	Share- based payments reserve $million	Capital contribution reserve $million	Capital reserve $million

As at 1 January 2006	0.4	243.6	65.6	—	1,533.5
Profit from ordinary activities attributable to equity holders	—	140.8	—	—	—
Share-based payments	—	—	87.1	—	—
Adjustment	—	—	3.2	—	—
Dividend	—	(200.0)	—	—	—

As at 1 January 2007	0.4	184.4	155.9	—	1,533.5
Loss from ordinary activities attributable to equity holders	—	(76.4)	—	—	—
Acquisitions	66.0	—	—	—	—
Share-based payments	—	—	79.1	2.4	—
Transfer to retained earnings	—	237.4	(235.0)	(2.4)	—
Dividend	—	—	—	—	—

As at 31 December 2007	66.4	345.4	—	—	1,533.5

The Company’s capital reserve arose in respect of the excess of fair value of the Shares issued over the nominal value of Shares issued in acquiring the 56.8% Share capital of PartyGaming Holdings Limited in February 2005 (see ‘Accounting policies’).

26. Financial instruments and risk management

In common with all other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

There have been no substantive changes in the Group’s exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from previous periods, unless otherwise stated in this note.

Principal financial instruments
The principal financial instruments used by the Group, from which financial instrument risk arises, are as follows:

>	Trade receivables

>	Prepayments

>	Cash at bank and cash equivalents

>	Bank loans

>	Trade payables

>	Foreign exchange contracts

Foreign exchange contracts are regularly used in the normal course business but none were outstanding as at 31 December 2007 or in the prior period. Other financial derivative instruments are permitted to be used by the Group, but none were used in the year ended 31 December 2007 or in the prior period.

PartyGaming Plc Annual report 2007

Financial statements 157

26. Financial instruments and risk management (continued)

Management controls and procedures
The Board has overall responsibility for the determination of the Group’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating the required processes that ensure the effective implementation of the objectives and policies to the Group’s treasury department under the auspices of the Group Treasury Committee (see below). As such, the Group’s funding, liquidity and exposure to interest rate and foreign exchange rate risks are managed by the Group’s treasury department. The treasury department is mandated to execute conventional forward foreign exchange contracts and swaps in order to manage these underlying risks. No other derivatives may be executed without written authority from the Board at which point an explanation of the accounting implications would also be given.

Treasury operations are conducted within a framework of policies and guidelines reviewed and approved by the Board on annual basis which are recommended and subsequently monitored by the Group Treasury Committee. The Group Treasury Committee is chaired by the Group Finance Director. These polices include benchmark exposures and hedge cover levels for key areas of treasury risk. The Group risk management policies would also be reviewed by the Board following, for example, significant changes to the Group’s business. Exposures are monitored and reported to management on a weekly basis, together with required actions when tolerance limits are exceeded. The internal control procedures and risk management processes of the treasury department are also reviewed periodically by the internal audit function. Internal control reviews were undertaken during 2006 and 2007 and the procedures and processes were deemed satisfactory.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible, without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below:

Liquidity risk
Liquidity risk arises from the Group’s management of its working capital as well as the finance charges and principal repayments on its debt instruments. In essence it is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due.

The Group’s treasury department ensures that the Group’s cash (and cash equivalents) and amounts due from payments service providers (PSPs) exceed its combined client liabilities at all times. This excess is defined as the Client Liability Cover. Client liabilities principally represent customer deposits and progressive prize pools.

The Group Treasury Committee is advised of cash balances, investments, foreign currency exposures, interest income, interest expense, amounts due from PSPs, Client Liability Cover and counterparty exposures on a weekly basis,

The Group imposes a maximum debt limit of $150 million that may mature in any one year to ensure that there is no significant concentration of refinancing risk. The Group was required to make a final payment Euro 22.3 million on 1 February 2008 representing a retention to the vendors of the Gamebookers business activity acquired in August 2006. This payment was met out of existing cash resources whilst maintaining a positive Client Liability Cover.

Management monitors liquidity to ensure that sufficient liquid resources are available to the Group. The Group’s principal financial assets are cash, bank deposits and trade and other receivables.

Capital risk
In common with many internet companies that have few physical assets, the Group has no policy as to the level of equity capital and reserves other than to address statutory requirements. The primary capital risk to the Group is the level of debt relative to the Group’s net income. Accordingly, the Group’s policy is that gross debt should not exceed $300 million and that the leverage ratio of gross debt/clean EBITDA should be less than 1.5x. In July 2006 the Group entered into a five year $500 million revolving credit facility (‘the Facility’). Following the enactment of the UIGEA the Group was obliged to repay and cancel the Facility which it duly did on 12 April 2007. Accordingly, drawings on the Facility as at 31 December 2007 were $nil (2006: $12 million).

Details of the Group’s dividend policy is disclosed on page 43 of this Annual Report under the heading ‘Review of 2007’.

PartyGaming Plc Annual report 2007

Financial statements 158

Notes to the consolidated financial statements

26. Financial instruments and risk management (continued)

Credit risk
Operational: The Group’s operational credit risk is primarily attributable to receivables from PSPs and from customers who dispute their deposits made after playing on the Group’s websites. Prior to accepting new PSPs and wherever practicable, credit checks are performed using a reputable external source. Senior management monitors PSP balances on a weekly basis and promptly takes corrective action if pre-agreed limits are exceeded. Amounts due from PSPs which are investment grade banks are classified as cash equivalents and not trade receivables. For PSPs that do not have a formal credit rating, an internal rating system is used, based on such factors as industry knowledge, their balance sheet, profitability, customer diversification, geographic diversification, long-term stability, management credibility, potential regulatory risk and historic payment track record. The internal rating system was introduced in April 2007 and accordingly there are no comparatives.

These internal ratings are monitored and reviewed on a monthly basis by the Director of Payment Processing. An internal rating of 1 is assessed as very strong whilst a rating of 5 is assessed as weak. This table does not include amounts due from PSPs that are investment grade banks which are classified as cash equivalents rather than trade receivables.

At 31 December 2007	Total $million	1 (Very Strong) $million	2 (Strong) $million	3 (Good) $million	4 (Adequate) $million	5 (Weak) $million

Payment Service Providers amounts due	29.7	—	1.3	19.8	8.2	0.4

Management consider the maximum credit exposure on amounts due from PSPs to be the carrying amount. As at 31 December 2007 and 31 December 2006 there were no overdue amounts due from PSPs which had not been impaired, nor were there any partially impaired amounts. There is an inherent concentration of risk with PSPs, which are not investment grade banks, in that the majority derive most of their income from the online gaming sector. To this end, where practicable and economic, the Group seeks to substitute non-investment grade PSPs with investment grade, or at least better quality, PSPs.

The table below sets out the movement in the impairment of payment processor receivables.

Year ended 31 December	2007 $million	2006 $million

Impairments made during period	(4.6)	(63.9)
Recoveries made during the period	7.3	—

Total impairment credit (charge)	2.7	(63.9)

As set out in the table below, provisions are expected to be settled within the next year and relate to chargebacks which are recognised at the Directors’ best estimate of the provision based on past experience of such expenses applied to the level of activity.

Year ended 31 December	2007 $million	2006 $million

Provision at beginning of period	5.5	6.2
Increase in provision during period	1.7	47.3
Provision released during the period	(2.2)	(48.0)

Provision at end of period	5.0	5.5

Cash investments: Wherever possible and commercially practicable the Group invests cash with major financial institutions that have a minimum long-term credit rating of AA- (or equivalent) as defined by Moody’s rating agency or, in the case of pooled money market funds, AAA credit rating on the principal. Investments are allowed only in highly liquid securities. The Group maintains monthly operational balances with banks that do not meet this credit rating in Israel, Bulgaria and India to meet local salaries and expenses. These balances are kept to a minimum and typically do not exceed $3m at any time during the monthly payments cycle.

At 31 December 2006	Counterparties with AAA credit rating $million	Counterparties with AA- to AA+ credit rating $million	Counterparties with credit rating below AA- $million	Total carrying value $million

Cash and cash equivalents	—	42.5	3.8	46.3

PartyGaming Plc Annual report 2007

Financial statements 159

26. Financial instruments and risk management (continued)

At 31 December 2007	Counterparties with AAA credit rating $million	Counterparties with AA- to AA+ credit rating $million	Counterparties with credit rating below AA- $million	Total carrying value $million

Cash and cash equivalents	34.8	80.6	3.9	119.3

The treasury department may only make the following cash investments, without prior written authority by the Board:

>	Cash deposits

>	Pooled money market funds

>	Certificates of Deposit

>	Commercial paper

The maximum exposure to credit risk is represented by the carrying amount of each financial asset on the balance sheet.

Market risk
Market risk arises from the Group’s use of interest bearing, tradable and foreign currency financial instruments. It is the risk that the fair value of future cashflows on its long-term debt finance and cash investments through the use of a financial instrument will fluctuate because of changes in interest rates, foreign exchange rates or other market factors.

Interest rate risk
Given the Group’s net cash position, the Group considers that its exposure to interest rate risk is negligible. The Group’s current net cash position is maintained on a fully floating basis. In the event of a strategic change in the debt position of the Group, the interest rate management policy would be reviewed.

Currency risk
Transaction and currency liability exposures: The Group’s policy is that all material transaction and currency liability exposures are economically and fully hedged using foreign exchange contracts and/or by holding cash in the relevant currency. Additionally, the Group has discretion to hedge some or all of its forecast sterling operational costs in Gibraltar and the UK for up to 12 months. No other forecast cashflows are hedged. The Group also economically hedges material committed exposures such as capital expenditure unless the period between commitment and payment is short (less than one month). Currency exposures are monitored by the Group Treasury Committee on a weekly basis. A $5 million currency tolerance limit between US dollars and any other currency is permitted in order to avoid executing low value and uneconomic foreign exchange contracts.

Net investment exposures: The Group has the flexibility to hold debt in currencies other than US dollars to hedge non-US dollar investments up to 50% of the net investment value. In managing the mix of on-going debt exposure the Group takes into account prevailing interest rates in particular currencies and the potential impact on Group earnings ratios. The Group had no material non-US dollar debt which hedged net investments during the years ended 31 December 2007 or 31 December 2006.

Sensitivity analysis to currency and interest rate risk
The Group has adopted a sensitivity analysis that measures the change to the fair value of the Group’s financial instruments and any resultant impact on the Group’s income statement of either:

>	an instantaneous increase or decrease of 1% in market interest rates (including the annualised interest income impact of variable rate interest-bearing financial instruments), or

>	a 10% strengthening or weakening in the US dollar against all other currencies from the rates applicable at 31 December 2007 or 31 December 2006.

The Group is exposed to interest rate movements since it holds significant amounts of cash at floating rates as well as cash equivalents to meet client liability obligations that are non-interest bearing. The Group is exposed to currency movements in the US dollar, arising out of changes in the fair value of financial instruments which are held in non-US currencies. This analysis is for illustrative purposes only, as in practice, market rates rarely change in isolation.

PartyGaming Plc Annual report 2007

Financial statements 160

Notes to the consolidated financial statements

26. Financial instruments and risk management (continued)

The amounts generated from the sensitivity analysis are estimates of the possible impact of market risk, assuming that specified changes occur. Actual results in the future may differ materially from these results due to other developments in financial markets that may cause fluctuations in interest and exchange rates to vary from the hypothetical amounts disclosed in the following table, which therefore should not be considered as a projection of likely future events and losses.

Sensitivity analysis table

At 31 December 2006	3% decrease in interest rates $million	3% increase in interest rates $million	10% weakening in US dollar $million	10% strengthening in US dollar $million

(Decrease)/Increase in fair value of financial instruments	—	—	—	—
Impact on income statement:
gain/(loss)	0.4	(0.4)	N/A	N/A

At 31 December 2007	3% decrease in interest rates $million	3% increase in interest rates $million	10% weakening in US dollar $million	10% strengthening in US dollar $million

(Decrease)/Increase in fair value of financial instruments	—	—	—	—
Impact on income statement:
gain/(loss)	(2.5)	2.5	1.3	(1.4)

During the course of 2007 the Group enhanced its product offering by moving to a multi-currency system which permitted customers to hold their Party Account in USD, GBP or Euro. This has resulted in a fundamental change to the currency mix of the client liability and accordingly the sensitivity analysis for currency movements is omitted for the year ending 31 December 2006.

Insurance
The Group purchases insurance for commercial or, where required, for legal or contractual reasons. The Group also retains certain insurable risk where external insurance is not considered an economic means of mitigating these risks.

Effective interest rate and repricing analysis
In respect of income-earning financial assets and interest-bearing financial liabilities, the following tables indicate their effective interest rates at the balance sheet dates and the periods in which they reprice.

At 31 December 2006	Effective interest rate (%)	Total $million	6 months or less $million	6-12 months $million	1-2 years $million	2-5 years $million

Cash and cash equivalents	2.34%	46.3	46.3	—	—	—
Short-term investments	3.70%	3.4	3.4	—	—	—
Restricted cash	0.00%	5.7	1.2	1.2	2.3	1.0
Revolving Credit Facility	6.37%	(12.0)	(12.0)	—	—	—
$ variable loan to a vendor of Gamebookers	5.37%	(5.9)	(1.1)	(1.1)	(2.1)	(1.6)
Euro variable rate deferred consideration due to vendors of Gamebookers	3.32%	(27.7)	—	—	(27.7)	—
$ loan payable to former minority	3.60%	(6.0)	(2.9)	(0.8)	(2.3)	—

PartyGaming Plc Annual report 2007

Financial statements 161

26. Financial instruments and risk management (continued)

At 31 December 2007	Effective interest rate (%)	Total $million	6 months or less $million	6-12 months $million	1-2 years $million	2-5 years $million

Cash and cash equivalents	3.90%	119.3	119.3	—	—	—
Short-term investments	4.50%	5.4	5.4	—	—	—
Restricted cash	0.00%	3.1	1.0	1.1	1.0	—
Euro variable rate deferred consideration due to vendors of Gamebookers	4.40%	(32.9)	(32.9)	—	—	—
$loan payable to former minority	3.60%	(2.4)	(1.1)	(0.9)	(0.4)	—

The Directors consider that the fair value of the financial assets and financial liabilities set out above are not significantly different from their carrying amounts.

Total financial assets and liabilities
The table below sets out the Group’s accounting classification of each class of financial assets and liabilities and their fair values at 31 December 2007 and 31 December 2006.

At 31 December 2006	Loans and receivables $million	Financial liabilities at amortised cost $million	Total carrying value $million	Fair value $million

Cash and cash equivalents	46.3	—	46.3	46.3
Borrowings due within one year	—	14.1	14.1	14.1
Borrowing due after one year	—	3.7	3.7	3.7
Other assets	76.4	—	76.4	76.4
Other liabilities	—	217.8	217.8	217.8

At 31 December 2007	Loans and receivables $million	Financial liabilities at amortised cost $million	Total carrying value $million	Fair value $million

Cash and cash equivalents	119.3	—	119.3	119.3
Borrowings due within one year	—	—	—	—
Borrowing due after one year	—	—	—	—
Other assets	72.5	—	72.5	72.5
Other liabilities	—	230.5	230.5	230.5

The fair values of borrowings and other financial instruments are estimated at 31 December each year by discounting the future contractual cashflows to the net present values using appropriate yield curves.

27. Related parties

Group

Relationships
Transactions between the Group companies have been eliminated on consolidation and are not disclosed in this note.

Anurag Dikshit, Ruth Parasol and Russ DeLeon are the ultimate controlling shareholders of the Group. During the period the controlling shareholders, and corporate entities controlled by controlling shareholders, did not receive any remuneration in the form of salary, bonuses or consulting fees (2006: $0.8 million).

PartyGaming Plc Annual report 2007

Financial statements 162

Notes to the consolidated financial statements

27. Related parties (continued)

Remuneration of key management personnel
Key management personnel are those individuals who the Directors believe have significant authority and responsibility for planning, directing and controlling the activities of the Group. The aggregate short-term and long-term benefits, as well as share-based expenses of the Directors and key management personnel of the Group are set out below:

	Short-term $million	Long-term $million	Share-based $million	Total $million

Year ended 31 December 2006	14.7	—	56.1	70.8

Year ended 31 December 2007	18.0	—	63.0	81.0

Transactions
The following aggregate balances were due to (from) key management at each period end:

As at 31 December	2007 $million	2006 $million

Due to	0.3	1.0

Due from	—	(0.6)

The wife of a Principal Shareholder owns a property and it is leased to the Group’s Indian subsidiary on an arm’s length basis. Rentals paid were:

$

Year ended 31 December 2006	30,649

Year ended 31 December 2007	61,231

Additionally an increased security deposit in the sum of $33,375 has been paid (2006: $13,800).

The Group’s subsidiaries continued to provide the following property arrangements during the period:

>

the lease of an unfurnished property to the Group Finance Director at an annual lease rental of £44,400 ($84,000), which the Directors believe is the fair rental value of the property. This property was sold at fair market value of £1.2 million to the Group Finance Director on 25 May 2007;

>

the Chief Executive Officer has two furnished properties available for his use in Gibraltar which the Directors believe have a fair rental value of approximately $150,000 per annum (plus service and utility costs); and

>

the Chief Executive Officer has an additional property available for his use at fair rental value. The Chief Executive Officer has not availed himself of the property and the property has been leased to other employees at fair rental value.

Former Directors and founders have leased their personal properties to employees of the Group. The Directors believe that these lease arrangements are fair value personal arrangements between the parties involved and are independent of the Group.

The Principal Shareholders have also given certain indemnities to the Group.

On 20 June 2007 Mr Garber gifted 300,000 Shares to the Employee Trust. There were no conditions applying to this gift but Mr Garber recommended to the Employee Trust that the Shares be awarded to those PartyGaming employees demonstrating an outstanding commitment to helping the Company achieve its objectives in 2007 or who come up with exemplary entrepreneurial ideas for the Company’s business.

The enactment of the UIGEA resulted in a ‘prohibitive legislative occurrence’, as defined under the terms of the Group’s revolving credit facility, which prevented further drawdown until discussions with lenders had determined whether there was a basis for the credit facility to be continued. Due to the fact that customer redemptions are paid out more quickly than the receipt of customer deposits, it was anticipated that the enactment of the UIGEA might result in a temporary constraint on cashflow. Therefore, the Company put in place arrangements for a short-term loan facility to be provided by the founders of the Company, should the need arise. A $50 million facility agreement was executed and placed in escrow, undated, such that if required, the Company could choose immediately to date the document and to drawdown the facility which would be for a term of six months from the drawdown date. In the event that the loan agreement was taken out of escrow, an arrangement fee of 0.25% of the facility amount would be payable and interest thereon would accrue at the rate of 6% per annum. The facility remained in escrow until March 2007 and was never utilised.

PartyGaming Plc Annual report 2007

Financial statements 163

27. Related parties (continued)

The Group purchased telecommunication services of $4.7 million from a company on an arm’s length basis for whom a Board member is a director, with $0.2 million owed to that company at 31 December 2007. The Group also purchased utilities of $0.3 million from companies on an arm’s length basis for whom a Board member is a director. No amounts were owed to these companies at 31 December 2007.

On 1 February 2008, the Group paid the final element of the consideration due to Trident Gaming Plc in respect of the acquisition of the business and assets connected with the Gamebookers.com website. This amounted to Euro 21.0 million and interest of Euro 1.3 million. John O’Malia, Chief Games Officer, was the former CEO of Gamebookers and received Euro 2.1 million of the total consideration. Additionally a loan of $5.8 million due to him at 31 December 2006 was repaid in the year.

Share option arrangements
Certain key management and certain Directors were granted nil-cost options under service contracts, which were formally granted under a Group share option plan (see note 28).

Bonita Trust
The Bonita Trust was established in Gibraltar in 2004 effectively by the Group’s Principal Shareholders to benefit the communities where the Group and its employees and service providers operate. The Bonita Trust is operated by an independent professional trustee. The Bonita Trust has philanthropic objectives and supports medical, cultural and educational programmes, principally directed to benefit the communities of Gibraltar, India and the UK. In addition, employees of PartyGaming and their families are a beneficiary class of The Bonita Trust.

In December 2006 and subsequently, The Bonita Trust made or committed to make payments to certain individuals that were employed or had previously been employed by the Group. These payments were made independently of the Group and were over and above the amounts that the Board had already determined should be paid by the Group to those employees and former employees. However, as these payments were based primarily on the Company’s share price, the Board considers these to fall under the criteria for Share-based Payments under IFRS 2 and in the year to 31 December 2007 has charged an amount to the income statement totalling $2.2 million (2006: $26.8 million) as if such amounts had been paid by the Group itself. A corresponding amount has been recorded as a capital contribution in the Group’s balance sheet. Of the $2.2 million, $2.0 million (2006: $9.4 million) relates to Discontinued operations.

The Group has been informed that during 2007 The Bonita Trust made donations and other payments in respect of its other objectives totalling $1.4 million (2006: $8.4 million). Disclosure of these payments has been made as it is possible that the Group’s name may be linked with them. It is emphasised that neither The Bonita Trust nor any person or entity connected with The Bonita Trust sought any advice from the Group, its Directors or key management in deciding whether these payments should be made. In addition, none of the payments were made in respect of any obligations incurred, or services received by the Group, nor did they fall within the scope of IFRS 2 Share-based Payments. Consequently, no entries have been made to the Group’s financial statements in respect of these payments.

Further details on The Bonita Trust can be found at www.bonitatrust.org

Company
The cash obligations of PartyGaming Plc (the ‘Company’) for operating expenditure, are discharged by its operating subsidiaries. Amounts paid by the subsidiaries are accounted for through an adjustment to the related inter-company balances. During the year, $24.4 million of costs (2006: $20.9 million) were incurred by subsidiaries on behalf of the Company. The Company also has an agreement with Partygaming Services (UK) Limited, a wholly owned subsidiary, for the provision of Investor Relations and Public Relations services to it at a cost of $1.4 million (2006:$2.0 million).

In 2007, the Company did not receive any dividends (2006: $200.0 million). In 2007, the Company did not declare a dividend to shareholders (2006: $200.0 million).

At year end, the Company did not have any other borrowing facilities. $12.0 million of a revolving credit facility which had been drawn down by Electraworks Limited in 2006 was repaid on 12 April 2007.

The Directors and certain key management of the Company were remunerated through cash payments made by other entities within the Group of $9.9 million (2006: $14.9 million) and share options issued by the Company with a share-based payment expense of $49.3 million (2006: $38.3 million). Additionally, the Company has granted options over its Shares to employees of certain subsidiaries. The share-based payment expense for the year in respect of these share options of $29.8m (2006: $48.8 million) has been added to the Company’s cost of investment in those subsidiaries. Disclosures relating to share-based payments are included in note 28.

PartyGaming Plc Annual report 2007

Financial statements 164

Notes to the consolidated financial statements

28. Share-based payments

As disclosed in note 5, the Group has adopted and granted awards under the Nil-Cost Plan, FMV Plan, PSP Plan and Executive FMV Plan as a reward and retention incentive for employees of the Group, including the Executive Directors (the ‘Participants’). The Group has used the binomial options pricing model. An appropriate discount has been applied to reflect the fact that dividends are not paid on options that have not vested or have vested and have not been exercised.

(a) Nil-Cost Plan
During the year, options over 6,256,565 Shares were granted to Participants, representing 0.15% of the total issued share capital. Options granted under this plan during the period generally vest in instalments over a four to five year period. There are no performance conditions attached to options issued by the Group. Details of modifications to share options are set out in note 5.

Year ended 31 December	2007 Number million	2006 Number million

Outstanding at beginning of period	170.3	126.7
Options granted during the period	6.3	136.2
Options lapsed during the period	(26.4)	(39.9)
Exercised during the period	(60.0)	(52.7)

Outstanding at end of period	90.2	170.3

Exercisable at the end of period	13.1	3.6
Weighted average share price for options exercised	£0.34	£1.01
Weighted average remaining contractual life of options outstanding	3,152 days	3,366 days

(b) FMV Plan
During the year, options over 79,102,748 Shares were granted to Participants, representing 1.92% of the total issued share capital. Options granted under this plan during the period generally vest in instalments over a three year period. There are no performance conditions attached to options issued by the Group under the terms of the FMV Plan. Executive Directors are not eligible to receive any awards under this plan.

Year ended 31 December	2007 Number million	2006 Number million

Outstanding at beginning of period	—	—
Shares over which options granted during the period	79.1	—
Shares in respect of options lapsed during the period	(6.3)	—
Exercised during the period	—	—

Outstanding at end of period	72.8	—

Exercisable at the end of period	5.5	—
Weighted average remaining contractual life of options outstanding	3,445 days	—

PartyGaming Plc Annual report 2007

Financial statements 165

28. Share-based payments (continued)

(c) PSP Plan
During the year, awards over 4,374,588 Shares were granted to Participants, representing 0.11% of the total issued share capital. These awards vest subject to the achievement of a total shareholder return (‘TSR’) performance target over the three year period either from 1 January 2007 to 31 December 2009 or from 1 July 2007 to 30 June 2010 compared to the median TSR of a sector comparator group.

The threshold for vesting at which 25% will vest, will be TSR equalling the median of the comparator group, rising on a straight-line basis to 100% vesting if the Company’s TSR exceeds the median by 10% per annum calculated over the three year period. It is estimated that outperformance of the median by 10% per annum is broadly equivalent to upper quartile performance over three years.

Year ended 31 December	2007 Number million	2006 Number million

Outstanding at beginning of period	—	—
Shares over which options granted during the period	4.4	—
Shares in respect of option lapsed during the period	—	—
Exercised during the period	—	—

Outstanding at end of period	4.4	—

Exercisable at the end of period	—	—
Weighted average remaining contractual life of options outstanding upon satisfaction of performance conditions	779 days	—

(d) Executive FMV Plan
During the year, awards over 2,043,600 Shares were granted to Participants, representing 0.05% of the total issued share capital. These options vest subject to the growth in the Company’s Clean Earnings per Share equalling or exceeding 15% per annum in the three year period from 1 January 2007 to 31 December 2009.

Year ended 31 December	2007 Number million	2006 Number million

Outstanding at beginning of period	—	—
Shares over which options granted during the period	2.0	—
Shares in respect of options lapsed during the period	—	—
Exercised during the period	—	—

Outstanding at end of period	2.0	—

Exercisable at the end of period	—	—
Weighted average remaining contractual life of options outstanding	3,419 days	—

PartyGaming Plc Annual report 2007

Financial statements 166

Notes to the consolidated financial statements

29. Acquisitions made during the period

Empire Online Limited (‘EOL’)
On 19 January 2007 the Group acquired assets, players and gaming related contracts associated with EOL, an exclusively non-US facing gaming business. In consideration for the acquisition, PartyGaming issued 83,325,934 new Shares in PartyGaming with an average price of 29.32p over the 15 days prior to the date of acquisition.

In calculating the goodwill arising on acquisition, the provisional fair value of the net assets of EOL was assessed and reported as a post balance sheet event in the 2006 Annual Report and adjustments from book value have been made where necessary. In the investigation period since the date of acquisition further adjustments to the fair value of the net assets have been made. Adjustments have also been made to convert share capital issued using the foreign exchange rate prevailing on the date of acquisition. These adjustments are summarised as follows:

	Book value on acquisition $million	Fair value adjustment as reported at year ended 31 December 2006 $million	Fair value as reported at year ended 31 December 2006 $million	Fair value adjustments in investigation period $ million	Final fair value to the Group $million

Intangible fixed assets (note 11)	221.8	(202.8)	19.0	—	19.0

Net assets	222.1	(202.8)	19.3	(0.3)	19.0

The fair value adjustment relates to the write-off of goodwill and the attributing of fair values of customer lists and brands acquired as part of the acquisition. These customer lists and brands are being amortised over their estimated useful economic lives of up to five years.

	As reported at year ended 31 December 2006 $million	Fair value adjustments in investigation period $million	Final fair value to the Group $million

Fair value of net assets acquired	19.3	(0.3)	19.0
Goodwill	28.3	0.7	29.0

Fair value of consideration including expenses	47.6	0.4	48.0

This is represented by:

	As reported at year ended 31 December 2006 $million	Adjustments in period $million	Final adjusted value $million

Share-based consideration to EOL	37.9	0.3	38.2
Deferred share-based consideration to EOL	9.5	0.1	9.6
Expenses	0.2	—	0.2

	47.6	0.4	48.0

The net revenue and operating profit generated from the EOL business in the post-acquisition period to 31 December 2007 was $17.2 million and $6.4 million respectively. Had the business been owned for the entire year the revenue and operating profit would have been $18.1 million and $6.7 million respectively.

PartyGaming Plc
Annual report 2007

Financial statements
167

29. Acquisitions made during the period (continued)

Intercontinental Online Gaming Limited (‘IOG’)
On 19 January 2007 the Group acquired assets, players and gaming related contracts associated with IOG, an exclusively non-US facing gaming business. In consideration for the acquisition PartyGaming issued 31,867,908 new Shares in PartyGaming with an average price of 29.32 pence over the 15 days prior to the date of acquisition.

In calculating the goodwill arising on acquisition, the provisional fair value of the net assets of IOG was assessed and reported as a post-balance sheet event in the 2006 Annual Report and adjustments from book value have been made where necessary. In the investigation period since the date of acquisition further adjustments to the fair value of the net assets have been made. Adjustments have also been made to convert share capital issued using the foreign exchange rate prevailing on the date of acquisition. These adjustments are summarised as follows:

	Book value on acquisition $million	Fair value adjustment as reported at year ended 31 December 2006 $million	Fair value as reported at year ended 31 December 2006 $million	Fair value adjustments in investigation period $million	Final fair value to the Group $million

Intangible fixed assets (note 11)	—	10.0	10.0	—	10.0

Net assets	3.4	10.0	13.4	(3.4)	10.0

The fair value adjustments relate to the recognition of the customer lists and brands acquired as part of the acquisition. These intangibles are being amortised over their estimated useful economic lives of up to five years.

	As reported at year ended 31 December 2006 $million	Fair value adjustments in investigation period $million	Final fair value to the Group $million

Fair value of net assets acquired	13.4	(3.4)	10.0
Goodwill	5.0	3.6	8.6

Fair value of consideration including expenses	18.4	0.2	18.6

This is represented by:

	As reported at year ended 31 December 2006 $million	Adjustments in period $million	Final adjusted value $million

Share-based consideration to IOG	15.3	0.2	15.5
Deferred share-based consideration to IOG	2.9	—	2.9
Expenses	0.2	—	0.2

	18.4	0.2	18.6

The net revenue and operating profit generated from the IOG business in the post-acquisition period to 31 December 2007 was $24.1 million and $6.3 million respectively. Had the business been owned for the entire year the revenue and operating profit would have been $25.4 million and $6.6 million respectively.

As a result of these two transactions a total of 115,193,842 new Shares have been issued in the period.

PartyGaming Plc Annual report 2007

Financial statements 168

Notes to the consolidated financial statements

30. Principal subsidiary undertakings

The Company is the holding company of the Group. The following table shows details of the Company’s principal subsidiary undertakings. Each of these companies is wholly-owned by a member of the Group, the issued share capital of each is fully paid and each will be included in the consolidated accounts of the Group (unless otherwise specified):

Subsidiary name	Registered office address	Share capital (issued and fully paid)

Bay Management Limited	711 Europort, Gibraltar	3,000 ordinary shares of $1 each
ElectraGames Limited	711 Europort, Gibraltar	10,000 ordinary shares of $1 each
ElectraWorks (Alderney) Limited	York House, Victoria Street, Alderney Channel Islands, GY9 3TA	1 ordinary share of £1
ElectraWorks Limited	711 Europort, Gibraltar	1,180,000 ordinary shares of $0.01 each
Eze International Limited	711 Europort, Gibraltar	7,500 ordinary shares of $1 each
GB Services Eood	1, Polk. Drangov Street, 1504, Sofia, Bulgaria	100 ordinary shares of BGL100 each
iGlobalMedia Entertainment Limited	711 Europort, Gibraltar	50,000 ordinary shares of $1 each
iGlobalMedia Marketing (Gibraltar) Limited	711 Europort, Gibraltar	7,500 ordinary shares of $1 each
iGlobalMedia Marketing (Israel) Limited	48 Menahem Begin Road Floor 16, Tel-Aviv 66184, Israel	100 ordinary shares of ILS0.01 each
iGlobalMedia Marketing (UK) Limited	18 King William Street, London, EC4N 7BP	1 ordinary share of £1
IVY Comptech Private Limited	401, Ashoka Bhoopal Chambers, Secunderabad – 500 003, Andhra Pradesh India	50,000 shares of INR10 each
Leo Data Limited	711 Europort, Gibraltar	1,000 ordinary shares of $1 each
PartyBets Limited	711 Europort, Gibraltar	2,000 ordinary shares of £1 each
PartyGaming Asia Limited	711 Europort, Gibraltar	2,000 ordinary shares of £1 each
PartyGaming Finance Limited	Clarendon House, 2 Church Street, Hamilton HM 1, Bermuda	2,227,012,000 ordinary shares of $1 each
PartyGaming Holdings Limited	711 Europort, Gibraltar	944,000,000 ordinary shares of $0.00001 each
PartyGaming IA Limited	Clarendon House, 2 Church Street, Hamilton HM 1, Bermuda	2,227,012,000 ordinary shares of $1 each
PartyGaming Services (UK) Limited	18 King William Street, London EC4N 7BP	1 ordinary share of £1
Party InterVentures Limited	711 Europort, Gibraltar	100 ordinary shares of £1 each
PartyPartners Limited	711 Europort, Gibraltar	2,000 ordinary shares of £1 each
Paytech International Limited	711 Europort, Gibraltar	8,500 ordinary shares of $1 each
PKR Services Limited	711 Europort, Gibraltar	2,000 ordinary shares of £1 each
WPC Productions Limited	711 Europort, Gibraltar	1,850,000 ordinary shares of $0.01 each

31. Post balance sheet events

On 1 February 2008, the Group paid the final element of the consideration due to Trident Gaming Plc in respect of the acquisition of the business and assets connected with the Gamebookers.com website. This amounted to Euro 21.0 million and interest of Euro 1.3 million.

32. Dividend

The Group paid a final dividend in respect of the 2005 financial year on 19 May 2006 totalling $200.0 million (being 5.25 cents per share). Following the decision to terminate all real money games to customers located in the US and the consequent reorganisation of the business the Board did not pay any dividend in respect of 2006, nor an interim dividend in 2007. The Board is not recommending the payment of a final dividend for the 2007 financial year.

PartyGaming Plc Annual report 2007

Financial statements 169

Company balance sheet

As at 31 December	Note	2007 $million	2006 $million

Non-current assets
Investments	14	1,737.0	1,641.2
Current assets
Due from Group companies	15	210.1	234.5

Total assets		1,947.1	1,875.7

Current liabilities
Trade and other payables	19	(0.8)	(1.4)
Due to Group companies	19	(0.9)	—

Total liabilities		(1.7)	(1.4)

Total net assets		1,945.4	1,874.3

Equity
Share capital	24	0.1	0.1
Share premium account	25	66.4	0.4
Share-based payments	25	—	155.9
Capital contribution reserve	25	—	—
Retained earnings	25	345.4	184.4
Capital reserve	25	1,533.5	1,533.5

Total equity		1,945.4	1,874.3

These Company financial statements were approved by a duly appointed and authorised committee of the Board on 5 March 2008 and were signed on its behalf by Tim Bristow and Emilio Gomez, Non-Executive Directors.

PartyGaming Plc Annual report 2007

Financial statements 170

Company statement of recognised
income and expense

Year ended 31 December	2007 $million	2006 $million

Exchange differences on translation of foreign operations	0.0	0.0

Net income recognised directly to equity	0.0	0.0
Profit after tax for the year	(76.4)	140.8

Total recognised income and expense for the year	(76.4)	140.8

Company statement of cashflows

Year ended 31 December	2007 $million	2006 $million

Profit before tax	(76.4)	140.8
Increase in capital contribution	2.4	—
Share-based payments	49.3	38.3

	(24.7)	179.1
Decrease in trade and other receivables	24.4	19.5
Increase in trade and other payables	0.3	1.4
Dividends paid	—	(200.0)

Net cash from operating activities and cash and cash equivalents	—	—

The Company does not have its own bank account, with its cash obligations being discharged by its operating subsidiaries. Amounts paid in cash by those subsidiaries are accounted for through an adjustment to the related inter-company balances. In consequence, the Company has no cashflows of its own.

PartyGaming Plc Annual report 2007

Other information 171

Shareholder information

Share information

The Company has only one class of share in issue, ordinary shares of 0.0015 pence each (‘Shares’).

As at	Shares in issue	No. of voting rights	No. of Shares in free float

31 December 2007	4,115,193,842	4,001,723,527	1,640,443,527

29 February 2008	4,115,193,842	4,005,159,714	1,643,879,714

The Company’s Shares have been admitted to trading on the London Stock Exchange since 30 June 2005.
TDL: PRTY.L
ISIN Number: G1000A0ERMF2
SEDOL Number: BOB3SV4

Share price

(all prices mid-market per Share at the close of business)

Offer price	116.00	p

1 January 2007	31.75	p

High during the period to 31 December 2007	58.50	p

Low during the period to 31 December 2007	22.75	p

31 December 2007	29.00	p

Decrease over the year	8.66%

FTSE 250 Index decrease over the period	4.65%

Share price information is available on the Company’s website, www.partygaming.com and the London Stock Exchange website, www.londonstockexchange.co.uk. In the UK, information can also be found in The Financial Times, The Times and The Daily Telegraph share price listings.

Market capitalisation

The market capitalisation of PartyGaming as at 31 December 2007 was £1.19 billion (equivalent to US$2.37 billion). The Company is currently ranked within the FTSE 250 Index of companies.

Depositary Interests

PartyGaming has entered into depositary interest arrangements to enable investors to settle and pay for interests in the Company’s Shares through the CREST system. CREST is a paperless settlement system allowing securities to be transferred from one person’s CREST account to another without the need to use share certificates or written instruments of transfer. Securities issued by non-UK companies, such as PartyGaming, cannot be held or transferred in the CREST system. Under arrangements put in place by the Company, a depositary holds the Shares and has issued dematerialised depositary interests representing the underlying Shares which are held on trust for the holders of the Depositary Interests.

Capita IRG Trustees Limited (‘Capita IRG Trustees’ or the ‘Depositary’), is part of the same group of companies as PartyGaming’s Registrars, Capita IRG (Offshore) Limited, and has issued the dematerialised depositary interests (‘Depositary Interests’). The Depositary Interests are independent securities constituted under English law which may be held and transferred through the CREST system.

The Depositary Interests have been created pursuant to and issued on the terms of a deed poll executed by Capita IRG Trustees in favour of the holders of the Depositary Interests from time to time (the ‘Deed Poll’).

As at 31 December 2007, 1,741,327,047 Shares were held by the Depositary in respect of a total 1,741,327,047 Depositary Interests. There were 1,972 Depositary Interest Holders on the Depositary Interest register as at that date.

PartyGaming Plc Annual report 2007

Other information 172

Shareholder information

Each Depositary Interest is treated as one Share. Capita IRG Trustees will pass on to holders of Depositary Interests any stock or cash benefits received by it as the holder of Shares on trust. Depositary Interest Holders will also be able to receive notices of Shareholder meetings and other documents issued by PartyGaming to Shareholders.

The Depositary must pass on to Depositary Interest Holders and, so far as they are reasonably able, exercise on behalf of Depositary Interest Holders all rights and entitlements received, or to which they are entitled in respect of the underlying Shares which are capable of being passed on or exercised. Rights and entitlements to cash distributions, to information, to make choices and elections and to call for, attend and vote at meetings shall, subject to the Deed Poll, be passed on in the form in which they are received together with amendments and additional documentation necessary to effect such passing-on, or, as the case may be, exercised in accordance with the Deed Poll. The Depositary Interests have the same ISIN and SEDOL numbers as the underlying Shares and do not have a separate listing on the Official List.

Registrar
Capita Registrars (Jersey) Limited
PO Box 532
St. Helier
Jersey

Email: ssd@capitaregistrars.com
Telephone: +44 (0)1534 847000
Fax: +44 (0)1534 847001

UK Transfer Agents
Capita Registrars
The Registry
34 Beckenham Road
Beckenham
Kent BR3 4TU
United Kingdom

Website: www.capitaregistrars.com
Email: ssd@capitaregistrars.com
Telephone: 0871 664 0300* (from UK)
+ 44 208 639 3399 (from overseas)
Fax: + 44 208 639 2342

Depositary
Capita IRG Trustees Limited
The Registry
34 Beckenham Road
Beckenham
Kent BR3 4TU
United Kingdom

Email: ssd@capitaregistrars.com
Telephone: 0871 664 0335* (from UK)
+ 44 208 639 3135 (from overseas)
Fax: + 44 208 639 2213

* Calls cost 10 pence per minute plus network extras.

Dividend

For the reasons set out in the Chairman’s Statement of this Annual Report, the Board is not recommending the payment of a final dividend in respect of the year ended 31 December 2007.

Annual General Meeting

Date and time: Thursday 15 May 2008 at 5.00 p.m.

Venue: The Caleta Hotel, Catalan Bay, Gibraltar.

The Notice of AGM is contained within this Annual Report, setting out the resolutions to be considered at the meeting.

Corporate calendar

31 December 2007	Year-end

5 March 2008	Preliminary announcement of 2007 annual results

9 April 2008	Annual report posted

12 May 2008	Deadline for submitting AGM form of direction or submitting voting instructions via CREST (Depository Interest Holders only)

13 May 2008	Deadline for submitting AGM proxy forms (Shareholders only)

15 May 2008	Annual General Meeting

30 June 2008	Half year-end

31 December 2008	Year-end

PartyGaming Plc
Annual report 2007

Other
information
173

Analysis of Share and Depositary Interest holdings

Holdings of Shares/Depositary Interests as at 31 December 2007	Number of accounts	% of total accounts	% of total Shares/ Depositary Interests	Number of Shares/ Depositary Interests

Up to 1,000	1,197	25.29	0.02	745,868

1,001 to 10,000	2,345	49.55	0.23	9,611,923

10,001 to 100,000	818	17.28	0.65	26,763,614

100,001 to 1,000,000	232	4.90	1.88	77,447,354

1,000,001 to 10,000,000	101	2.14	7.30	300,413,962

10,000,001 to 100,000,000	36	0.76	25.78	1,060,976,021

100,000,001 to 1,000,000,000	2	0.04	8.05	331,176,433

Over 1,000,000,000	2	0.04	56.09	2,308,058,667

Totals	4,733	100.00	100.00	4,115,193,842

The interests of the Directors in the Company’s share capital is set out in the Directors’ Report on page 114. The interests of the Directors in the Company’s Share Plans are set out in the Remuneration Report on pages 116 to 124.

A table of those parties with a material interest in 3% or more of the Company’s share capital or, in the case of other interests in 10% or more of the share capital, as notified to the Company in accordance with the Gibraltar Disclosure of Interests in Shares Act 1998, the Articles and Deed Poll, is set out in the Directors’ Report.

Company announcements

Copies of announcements made by the Company are available on the Company’s website, www.partygaming.com.

Taxation

The following statements are intended to apply only as a general guide to current tax law for an individual Shareholder who holds Shares as an investment and who is the beneficial owner of the Shares. Shareholders should consult their own tax advisers in connection with their potential liability to pay tax in the country of their nationality or the country where they live on disposal, gift or bequest of their Shares or on the receipt of dividends.

Taxation of capital gains
There is no capital gains tax in Gibraltar on a disposal of Shares, but Shareholders may be liable to pay tax in the country of their nationality or the country where they live.

Stamp duty
No stamp duty is chargeable in Gibraltar on the transfer of Shares and there is no stamp duty reserve tax in Gibraltar.

Provided that the Shares are not registered in any register kept in the UK by or on behalf of the Company, an agreement to transfer the Shares would not be expected to be subject to UK stamp duty or stamp duty reserve tax. The Share register is not kept in the UK and it is not intended that any such register will be kept in the UK. A transfer on sale of Shares would not be expected to be subject to UK stamp duty or stamp duty reserve tax provided that the instrument of transfer is not executed in the UK and does not relate to any property situated or to any matter or thing to be done in the UK.

No UK stamp duty or stamp duty reserve tax is expected to be payable on an agreement to transfer Depositary Interests within CREST provided that relevant conditions are met including in particular that (i) no register of Shares is kept in the UK by or on behalf of the Company; (ii) the central management and control of the Company is not exercised in the UK. It is intended that these conditions will be met. It is not expected that an instrument subject to UK stamp duty or stamp duty reserve tax would be created in respect of such a transfer.

PartyGaming Plc
Annual report 2007

Other
information
174

Notice of AGM

Notice is hereby given that the 2008 Annual General Meeting of PartyGaming Plc will be held on Thursday 15 May 2008 at 5.00 p.m. at the Caleta Hotel, Catalan Bay, Gibraltar to consider the following business (with the exception of Resolution 11, which is a Special Resolution, all Resolutions are proposed as Ordinary Resolutions. All resolutions will be decided on a poll):

1.	To receive the financial statements, Directors’ Report and Auditors’ Report for the year ended 31 December 2007.

2.	To approve the Remuneration Report for the year ended 31 December 2007.

3.

To re-appoint BDO Stoy Hayward LLP and BDO Orion Limited as the Company’s auditors with BDO Orion Limited acting as the auditor for the purposes of section 10 of the Gibraltar Companies (Accounts) Act 1999.

4.	To authorise the Directors to set the auditors’ remuneration.

5.	To re-appoint Michael Jackson as a Director.

6.	To re-appoint Stephen Box as a Director.

7.	To re-appoint Tim Bristow as a Director.

8.	To re-appoint John Davey as a Director.

9.	To re-appoint Emilio Gomez as a Director.

10.	To re-appoint Lord Moonie as a Director.

11.

That the Company be generally and unconditionally authorised to make market purchases within the meaning of section 79 of the Gibraltar Companies Act 1930 of ordinary shares of 0.0015 pence each of the Company (‘Shares’) provided that:

(a) the maximum number of Shares hereby authorised to be acquired is 411,519,384;

(b) the minimum price that may be paid for any such Share is 0.0015 pence, the nominal value of a Share;

(c)

the maximum price that may be paid for any such Share is an amount equal to 105% of the average of the middle market quotations for a Share as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which the Share is contracted to be purchased; and

(d)

the authority hereby conferred shall expire on the date of the AGM of the Company in 2009 or, if earlier, 15 August 2009; but a contract for purchase may be made before such expiry, that will or may be executed wholly or partly thereafter, and a purchase of Shares may be made in pursuance of any such contract.

By order of the Board of Directors

Robert Hoskin

Company Secretary
PartyGaming Plc
711 Europort
Gibraltar

26 March 2008

PartyGaming Plc
Annual report 2007

Other
information
175

Notes:

1. General

The Notice of AGM is an important document. If there is anything you do not understand then you should consult with the appropriate professional adviser. If you have any questions regarding how to attend and/or vote at the AGM then please contact the Registrar.

If you have recently sold all of your PartyGaming Shares and/or Depositary Interests then please send this document and the enclosed forms to the person who sold the Shares/Depositary Interests for you. They can then send them to the new owner of the Shares/Depositary Interests.

References to times in the Notice are to the time in Gibraltar which is one hour ahead of British Summer Time (‘BST’).

The business of the meeting is set out in the AGM notice and a summary of and rationale for each resolution is set out in the’Directors’ Report’ section on pages 114 to 115 of this Annual Report.

Biographies of the Directors recommended for re-election are set out in the ‘Board of Directors’ section on pages 104 to 105 of this Annual Report. The Board unanimously recommends the re-appointment of these Directors for the reasons set out in the Directors’ Report on pages 109 to 110 of this Annual Report.

2. Right of attendance

2.1 Shareholders
To have the right to come and vote at the AGM, you must be a Shareholder of PartyGaming, holding Shares entered on the Company’s register of members by 5.00 p.m. (4.00 p.m. BST) on 13 May 2008.

2.2 Depositary Interest Holders
To have the right to come and vote at the AGM, you must be entered on PartyGaming’s register of Depositary Interests by 5.00 p.m. (4.00 p.m. BST) on 13 May 2008 and bring to the AGM a letter of corporate representation validly executed on behalf of the Depositary (the letter of corporate representation can be obtained from the Depositary).

3. Voting

3.1 Shareholders
Shareholders may attend the AGM in person and vote on a show of hands or on a poll. A Shareholder entitled to attend and vote at the AGM may also appoint a proxy to attend and, on a poll, vote in his/her place. A proxy need not be a Shareholder. A proxy may demand or join in demanding a poll but has no right to speak at the meeting, except with the permission of the Chairman.

A proxy form may be submitted in hard copy form by post or courier or electronically via the www.partygaming-shares.com website. Hard copy proxy forms must be completed by or on behalf of the Shareholder. If the Shareholder is a corporation then the proxy form must be executed by a duly authorised person or under its common seal or in a manner authorised by its constitution. A proxy form is enclosed with the Annual Report. To be valid, completed proxy forms must be returned to The Registrar, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU to be received no later than 5.00 p.m. (4.00 p.m. BST) on 13 May 2008.

Shareholders wishing to submit proxy forms electronically should visit the www.partygaming-shares.com website and select the Annual General Meeting tab on the left hand side of the page. To be valid, electronic proxy instructions must be received by the Registrar no later than 5.00 p.m. (4.00 p.m. BST) on 13 May 2008.

PartyGaming Plc
Annual report 2007

Other
information
176

Notice of AGM

3.2 Depositary Interest Holders
Depositary Interest Holders may attend in person and vote on a show of hands or on a poll if the Depositary has appointed them a corporate representative (see section 2.2 above). Depositary Interest Holders not wishing to attend the AGM but wishing to vote in respect of the resolutions to be considered at the AGM can do so by instructing the Depositary. This may be done in one of two ways:

(i) Depositary Interest Holders who are CREST members may give such an instruction utilising the CREST electronic voting service in accordance with the procedures described in the CREST Manual. CREST personal Depositary Interest Holders or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting service provider, who will be able to take the appropriate action on their behalf.

In order for an instruction made by CREST to be valid, the appropriate CREST message (‘a CREST proxy instruction’) must be properly authenticated in accordance with CRESTCo’s requirements and must contain information required for such instructions, as described in the CREST Manual. The message, in order to be valid, must be transmitted so as to be received by the Depositary’s agent, ID RA10 by 5.00 p.m. (4.00 p.m. BST) on 12 May 2008. The time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST applications host) from which the Depositary’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. The Depositary may treat as invalid a CREST voting instruction in the circumstances set out in Regulation 35(5) (a) of the Uncertificated Securities Regulations 2001.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that CRESTCo does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST proxy instructions. It is the responsibility of the CREST member concerned to take (or to procure that his CREST sponsor or voting service provider takes) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. Please refer to the CREST Manual for further guidance.

(ii) Depositary Interest Holders who cannot give voting instructions via CREST should complete the enclosed form of direction and submit it to the Depositary. If the Depositary Interest Holder is a corporation then the form of direction must be executed by a duly authorised person or under its common seal or in a manner authorised by its constitution. To be valid forms of direction must be received by the Depositary no later than 5.00 p.m. (4.00 p.m. BST) on 12 May 2008.

4. PartyGaming employees

PartyGaming employees who have exercised their PartyGaming options and have retained all/some of the resultant Shares and hold these Shares through the PartyGaming Nominee Account Service, Capita IRG Trustee (Nominees) Limited and wish to attend the AGM should request Capita IRG Trustee (Nominees) Limited to appoint them as a corporate representative. This is done by completing the Nominee Account Instruction form enclosed with the Annual Report. Whether an eligible employee wishes to attend the AGM or not, they are recommended to complete the Nominee Account Instruction form and send it to The Registrar, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, United Kingdom, to be received no later than 5.00 p.m. (4.00 p.m. BST) on 12 May 2008.

5. Documents for inspection

Copies of the following documents are available for inspection during normal business hours at the Company’s registered office at 711 Europort, Gibraltar. These documents will also be available for inspection at the Caleta Hotel, Catalan Bay, Gibraltar on the day of the meeting from 4.30 p.m. until the conclusion of the meeting:

>	Memorandum and Articles of Association;

>	Listing Particulars;

>	Executive Directors’ Service Agreements;

>	Non-Executive Directors’ Letters of Appointment;

>	The signed Annual Report for the year ended 2007; and

>	Register of Members.

PartyGaming Plc
Annual report 2007

Other
information
177

Glossary

‘active affiliates’	an affiliate who generated revenue in that period

‘active player days’

aggregate number of days in the given period in which active players have contributed to rake and/or placed a wager. This can be calculated by multiplying average active players by the number of days in the period

‘active player’ or ‘active real money player’ or ‘unique active player’	in relation to the Group’s products, a player who has contributed to rake and/or placed a wager in the period

‘affiliates’	third party online or offline marketers who drive traffic to PartyGaming’s gaming sites for a flat fee or on a revenue share basis

‘average active players’

the daily average number of players who contributed to rake and/or placed a wager in the given period. This can be calculated by dividing active player days in the given period, by the number of days in that period

‘CAGR’	Compound annual growth rate

‘Clean EBITDA’ or ‘Clean EPS’	EBITDA/EPS before reorganisation costs, non-recurring adjustment to revenue, charges relating to share-based payments and release of tax provision

‘EBITDA’	earnings before interest, tax, depreciation and amortisation

‘flop’	in Texas Hold’em and Omaha High, the first three community cards that are dealt face up in the centre of the table all at the same time. The flop also indicates the second round of betting

‘gross win margin’	gross win as a percentage of revenue

‘gross win’	customer stakes less customer winnings

‘IT’	information technology

‘Omaha High’	a type of poker game

‘online wallet’

a web-based account to which customers transfer funds directly from their bank accounts and from which funds are transferred for the settlement of transactions with online merchants, such as online gaming sites

‘play money’	playing where no real money is involved, instead, players use ‘fun money’ or ‘free money’ to participate

‘pot’	the aggregate amount wagered on each hand by the players in a ring game

‘rake’	the money charged by PartyGaming for each qualifying poker hand played on its websites in accordance with the prevailing and applicable rake structure

‘real money’	gambling where money is wagered, as opposed to play money where no money is wagered

‘real money sign-ups’	new players who have registered and deposited funds into an account with the Group

‘registered player’	a player who has registered with the Group to use its real money sites and/or its play money sites

‘ring game’	a ‘regular’ poker game as opposed to a poker tournament

PartyGaming Plc
Annual report 2007

Other
information
178

Glossary

‘sign-up bonus’	an amount awarded on signing-up to a gaming site, subject to applicable conditions

‘sign-ups’ or ‘new player sign-ups’	new players who register on the Group’s real money sites

‘skins’

arrangements where third party gaming operators use the software platform and services of another online gaming operator, typically on a revenue sharing basis, with the third party providing its own front end, branding and marketing arrangements

‘slots’	‘slot’ or ‘fruit’ machines

‘sports betting’	placing bets on sporting events

‘Texas Hold’em’	a type of poker game and the most popular form of poker on PartyPoker

‘wager’	a bet on a game or sporting event

‘yield per active player day’	revenue in the period divided by the number of active player days in that period

PartyGaming Plc
Annual report 2007

Other
information
179

Definitions

The following definitions apply throughout this document unless the context requires otherwise:

‘Admission’	admission of the ordinary share capital of the Company to the Official List and to trading on the London Stock Exchange’s market for listed securities, which occurred on 30 June 2005

‘Annual General Meeting’ or ‘AGM’	the Annual General Meeting of Shareholders convened for 5.00 p.m. on Thursday 15 May 2008 at the Caleta Hotel, Catalan Bay, Gibraltar

‘Annual Report’	the Company’s financial statements and accompanying reports for the year ended 31 December 2007

‘Articles’	the articles of association of the Company

‘Board’ or ‘Directors’	the Executive Directors and the Non-Executive Directors listed in the ‘Board of Directors’ section in this Annual Report

‘Code’	the 2006 Combined Code on Corporate Governance annexed to the Listing Rules

‘Company’ or ‘PartyGaming’	PartyGaming Plc

‘Companies Act’	the Gibraltar Companies Act 1930

‘CREST’	the system for the paperless settlement of trades in listed securities, of which CrestCo is the operator

‘CrestCo’	CrestCo Limited, the operator of CREST

‘Deed Poll’	a deed poll executed by the Depositary in favour of the holders of Depositary Interests from time to time

‘Depositary’ or ‘Capita IRG Trustees’	Capita IRG Trustees Limited

‘Depositary Agreement’	the depositary agreement dated 14 June 2005 between the Company and Capita IRG Trustees Limited

‘Depositary Interest Holder’	holders of the Depositary Interests

‘Depositary Interests’	the dematerialised depositary interests in respect of the Shares issued or to be issued by the Depositary

‘Discontinued operations’	operations located physically outside of the US but which relate to customers in the US and were terminated following the enactment of the UIGEA on 13 October 2006

$	represents US dollars throughout

‘Employee Trust’

the PartyGaming Plc Shares Trust, a discretionary share ownership trust established by the Company in which the beneficiaries include all of the current and former employees and self-employed consultants of the Group

‘EOL’	Empire Online Limited

‘EMEA’	Europe, Middle East and Africa

‘Empire Poker’	EmpirePoker.com

‘Executive Directors’	the executive directors of the Company

‘Gambling Act’	the Gibraltar Gambling Act

‘Gamebookers’	www.gamebookers.com, one of the Group’s sports betting websites

‘Group’ or ‘PartyGaming Group’

the Company and its consolidated subsidiaries and subsidiary undertakings from time to time or, prior to 7 February 2005, PartyGaming Holdings Limited and its consolidated subsidiaries and subsidiary undertakings

PartyGaming Plc
Annual report 2007

Other
information
180

Definitions

‘IFRS’	International Financial Reporting Standards

‘IOG’	Intercontinental Online Gaming Limited

‘Licence’

the licence issued under the Gaming Act by Gibraltar’s Financial & Development Secretary to ElectraWorks Limited, a member of the Group, for the operation of remote gambling and online casino activities from Gibraltar

‘Licence Agreement’	the Gaming Licence Agreement between the Government of Gibraltar and ElectraWorks Limited

‘Listing Particulars’	the Company’s supplementary listing particulars issued on 27 June 2005 in connection with the Offer

‘Listing Rules’	the listing rules of the UK’s Financial Services Authority

‘London Stock Exchange’	London Stock Exchange plc

‘Non-Executive Directors’	the non-executive directors of the Company

‘Official List’	the Official List of the UK’s Financial Services Authority

‘PartyAccount’	the Group’s shared wallet that enables customers to play a variety of games, all using a single customer account

‘PartyBets’	www.partybets.com, one of the Group’s sports betting websites that is also fully integrated into PartyAccount

‘PartyBingo’	www.partybingo.com, the Group’s principal bingo website

‘PartyCasino’	www.partycasino.com, the Group’s principal casino website

‘PartyGammon’	www.partygammon.com, the Group’s backgammon website

‘PartyPoker’	www.partypoker.com, the Group’s principal poker website

‘Principal Shareholders’

Anurag Dikshit (holding through Crystal Ventures Limited), Russell DeLeon (holding through Stinson Ridge Limited), Ruth Parasol (holding through Emerald Bay Limited) and Vikrant Bhargava (holding through Coral Ventures Limited), each of whom was a promoter of the Company

‘Registrars’	Capita IRG (Jersey) Limited, the registrars of the Company

‘Relationship Agreement’	the relationship agreement between the Company, Crystal Ventures Limited, Coral Ventures Limited, Stinson Ridge Limited, Emerald Bay Limited and the Principal Shareholders dated 14 June 2005

‘RIGT’	Responsibility in Gambling Trust

‘Shareholders’	holders of Shares in the Company

‘Share Plans’	the PartyGaming Plc Share Option Plan, the PartyGaming Plc Executive Share Option Plan, the PartyGaming Plc All-Employee Option Plan and the PartyGaming Plc Performance Share Plan

‘Shares’	ordinary shares of 0.0015 pence each in the capital of the Company

‘UIGEA’	The Unlawful Internet Gambling Enforcement Act that was enacted in the US on 13 October 2006

‘United Kingdom’ or ‘UK’	the United Kingdom of Great Britain and Northern Ireland

‘United States’ or ‘US’	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

Designed and produced by Radley Yeldar. Board photography by Edward Webb, feature photography by John Edwards. Printed by CTD.